As filed with the Securities and Exchange Commission on February 25, 2022

Registration No. 333-261530

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

To

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NATURALSHRIMP INCORPORATED
(Exact name of registrant as specified in its charter)

Nevada	0900	74-3262176
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5501 LBJ Freeway, Suite 450

Dallas, Texas 75240

(888) 791-9474

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gerald Easterling

5501 LBJ Freeway, Suite 450

Dallas, Texas 75240

(888) 791-9474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph M. Lucosky, Esq.

Steven A. Lipstein, Esq.

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

(732) 395-4400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 25, 2022

PROSPECTUS

NaturalShrimp Incorporated

20,381,858 Shares

Common Stock

The selling stockholders named in this prospectus may offer and sell, from time to time, in one or more offerings, up to 20,381,858 shares of our common stock, par value $0.0001 per share. The shares of our common stock may be sold by the selling shareholders at prevailing market prices at the times of sale, prices related to the prevailing market prices or negotiated prices. The shares of common stock may be offered by the selling shareholders to or through underwriters, dealers or other agents, directly to investors or through any other manner permitted by law, on a continued or delayed basis. See “Plan of Distribution” beginning on page 73 of this prospectus.

We are not selling any shares of common stock in this offering, and we will not receive any proceeds from the sale of shares by the selling stockholders. The registration of the securities covered by this prospectus does not necessarily mean that any of these securities will be offered or sold by the selling stockholders. The timing and amount of any sale is within the respective selling stockholders’ sole discretion, subject to certain restrictions. To the extent that any selling stockholder resells any securities, the selling stockholder may be required to provide you with this prospectus identifying and containing specific information about the selling stockholder and the terms of the securities being offered.

Shares of our common stock are quoted on the OTCQB of the OTC Markets Group Inc. under the symbol “SHMP.” On February 18, 2022, the closing price per share of our common stock as reported by OTC Markets Group Inc. was $0.2969.

See “Risk Factors” beginning on page 17 of this prospectus for a discussion of risk factors that should be considered by prospective purchasers of the shares of common stock offered under this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February _, 2022.

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ABOUT THIS PROSPECTUS

We and the selling stockholders have not authorized anyone to provide any information or make any representations other than those contained in this Prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This Prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information in this Prospectus is current only as of its date.

The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus regardless of the time of delivery of this Prospectus or of any sale of the Common Stock. Neither the delivery of this Prospectus, nor any sale made hereunder, will under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to the date of such information.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Should one or more of these risks or uncertainties materialize or should any of the assumptions made by our management prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we do not undertake to update or revise any of the forward-looking statements to conform these statements to actual results, whether as a result of new information, future events or otherwise.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

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PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our Common Stock, especially the risks and other information we discuss under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes beginning on page F-1. Our fiscal year end is March 31 and our fiscal years ended March 31, 2021 and 2020 are sometimes referred to herein as fiscal years 2021 and 2020, respectively. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our”, the “Company” or “our Company” or “NaturalShrimp” refer to NaturalShrimp Incorporated., a Nevada corporation, and each of our subsidiaries.

When used in this prospectus the following terms have the following meanings related to our subsidiaries.

•	“NSC” refers to NaturalShrimp USA Corporation, a company organized under the law of the state of Delaware.

•	“NS Global” refers to NaturalShrimp Global, Inc., a company organized under the law of the state of Delaware.

•	“NAS” refers to Natural Aquatic Systems, Inc., a company organized under the law of the state of Texas.

Corporate History

We were incorporated in the State of Nevada on July 3, 2008 under the name “Multiplayer Online Dragon, Inc.” Effective November 5, 2010, we effected an 8-for-1 forward stock split, increasing the issued and outstanding shares of our common stock from 12,000,000 shares to 96,000,000 shares. On October 29, 2014, we effected a 1-for-10 reverse stock split, decreasing the issued and outstanding shares of our common stock from 97,000,000 to 9,700,000.

On November 26, 2014, we entered into an Asset Purchase Agreement (the “Agreement”) with NaturalShrimp Holdings, Inc. a Delaware corporation (“NSH”), pursuant to which we agreed to acquire substantially all of the assets of NSH which assets consisted primarily of all of the issued and outstanding shares of capital stock of NaturalShrimp Corporation (now known as NaturalShrimp USA Corporation) (“NSC”), a Delaware corporation, and NaturalShrimp Global, Inc. (“NS Global”), a Delaware corporation, and certain real property located outside of San Antonio, Texas (the “Assets”).

On January 30, 2015, we consummated the acquisition of the Assets pursuant to the Agreement. In accordance with the terms of the Agreement, we issued 75,520,240 shares of our common stock to NSH as consideration for the Assets. As a result of the transaction, NSH acquired 88.62% of our issued and outstanding shares of common stock; NSC and NS Global became our wholly owned subsidiaries; and we changed our principal business to a global shrimp farming company.

In connection with our receipt of approval from the Financial Industry Regulatory Authority (“FINRA”), effective March 3, 2015, we amended our Articles of Incorporation to change our name to “NaturalShrimp Incorporated.”

Business Overview

We are a biotechnology company and have developed a proprietary technology that allows us to grow Pacific White shrimp (Litopenaeus vannamei, formerly Penaeus vannamei) in an ecologically controlled, high-density, low-cost environment, and in fully contained and independent production facilities. Our system uses technology which allows us to produce a naturally grown shrimp “crop” weekly, and accomplishes this without the use of antibiotics or toxic chemicals. We have developed several proprietary technology assets, including a knowledge base that allows us to produce commercial quantities of shrimp in a closed system with a computer monitoring system that automates, monitors and maintains proper levels of oxygen, salinity and temperature for optimal shrimp production. The Company’s production facilities are located in La Coste, Texas and Webster City, Iowa.

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NS Global, one of our wholly owned subsidiaries, owns less than 1% of NaturalShrimp International A.S. in Europe. Our European-based partner, NaturalShrimp International A.S., Oslo, Norway, was responsible for the construction cost of its facility and operating capital.

The first facility built in Spain for NaturalShrimp International A.S. is GambaNatural de España, S.L. The land for the first facility was purchased in Medina del Campo, Spain, and construction of the 75,000 sq. ft. facility was completed in 2016. Medina del Campo is approximately seventy-five miles northwest of Madrid, Spain.

On October 16, 2015, we formed Natural Aquatic Systems, Inc. (“NAS”). The purpose of NAS was to formalize the business relationship between our Company and F&T Water Solutions LLC (F&T) for the joint development of certain water technologies. On May 19, 2021, the Company entered into a Securities Purchase Agreement (the “SPA”) with F&T. Prior to entering into the SPA, the Company owned fifty-one percent (51%) and F&T owned forty-nine percent (49%) of the issued and outstanding shares of common stock of NAS. Upon the closing of the SPA, the Company purchased the 980,000 shares of NAS’ common stock owned by F&T for a purchase price of $1,000,000 in cash and issued 3,960,396 shares of the Company’s common stock at a market value of $0.505 per share, for a total fair value of $2,000,000, for a total acquisition price of $3,000,000. The Company paid the cash purchase price on May 20, 2021 and the purchase of the NAS shares closed on May 25, 2021. After the SPA, NAS is a 100% owned subsidiary of the Company.

On May 19, 2021, the Company entered into a Patents Purchase Agreement (the “Patents Agreement”) with F&T. The Company and F&T had previously jointly developed and patented a water treatment technology used or useful in growing aquatic species in re-circulating and enclosed environments (the “Patent”) with each party owning a fifty percent (50%) interest. Upon the closing of the Patents Agreement, the Company would purchase F&T’s interest in the Patent, F&T’s 100% interest in a second patent associated with the first Patent issued to F&T in March 2018, and all other intellectual property rights owned by F&T for a purchase price of $2,000,000 in cash and issued 9,900,990 shares of the Company’s common stock with a market value of $0.505 per share for a total fair value of $5,000,000, for a total acquisition price of $7,000,000. The Company paid the cash purchase price on May 20, 2021 and the closing of the Patents Agreement took place on May 25, 2021.

On December 15, 2020, we entered into an Asset Purchase Agreement (“APA”) between VeroBlue Farms USA, Inc., a Nevada corporation (“VBF”), VBF Transport, Inc., a Delaware corporation (“Transport”), and Iowa’s First, Inc., an Iowa corporation (“Iowa’s First”) (each a “Seller” and collectively, “Sellers”). Transport and Iowa’s First were wholly-owned subsidiaries of VBF. The agreement called for us to purchase all of the tangible assets of VBF, the motor vehicles of Transport and the real property (together with all plants, buildings, structures, fixtures, fittings, systems, and other improvements located on such real property) of Iowa’s First. The consideration was $10,000,000, consisting of $5,000,000 in cash, paid at closing on December 17, 2020, (ii) $3,000,000 payable in 36 months with interest thereon at the rate of 5% per annuum, interest only payable quarterly on the first day of the quarter, with the remaining balance to be paid to VBF as a balloon payment on the maturity date, and (iii) $2,000,000 payable in 48 months with interest thereon at the rate of 5% per annuum, interest only payable quarterly on the first day of the quarter, with the remaining balance to be paid to VBF as a balloon payment on the maturity date. The Company also agreed to issue 500,000 shares of Common Stock as a finder’s fee, with a fair value of $135,000 based on the market value of the Common Stock as of the closing date of the acquisition. On December 23, 2021, the Company repaid the Notes fully with a payment of $4,556,164, of which $56,164 was interest. This included a $500,000 prepayment discount.  The $500,000 was recognized as gain on settlement.

On August 25, 2021, the Company, through their 100% owned subsidiary NAS, entered into an Equipment Rights Agreements with Hydrenesis-Delta Systems, LLC (“Hydrenesis-Delta”), and a Technology Rights Agreement in a sub-license agreement with Hydrenesis Aquaculture LLC (“Hydrenesis-Aqua”). The Equipment Rights involve specialized and proprietary equipment used to produce and control, dose, and infuse Hydrogas® and RLS® into both water and other chemical species, while the Technology sublicense pertains to the rights to Hydrogas® and RLS®. Both Rights agreements are for a 10-year term, which shall automatically renew for ten-year successive terms. The term can be terminated by written notice by mutual consent or by either party upon a breach of contract, insolvency, or filing of bankruptcy. The agreements accord the exclusive rights to purchase or distribute the technology or buy or rent the equipment in the Industry Sector, which is the primary business and revenue stream generated from indoor aquaculture farming of any species in the Territory, defined as anywhere in the world except for the countries in the Gulf Corporation Council.

The Company has three wholly owned subsidiaries: NSC, NS Global, and NAS.

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Recent Developments

Securities Purchase Agreement – Secured Promissory Note

The Company entered into a securities purchase agreement (the “SPA”) with an investor (the “Investor”) on December 15, 2021. Pursuant to the SPA, the Investor purchased a secured promissory note (the “Note”) in the aggregate principal amount totaling approximately $16,320,000 (the “Principal Amount”). The Note carried an original issue discount totaling $1,300,000 and a transaction expense amount of $20,000, both of which are included in the principal balance of the Note. The total purchase price of the Note was $15,000,000. The Note has an interest rate of 12% per annum. The maturity date of the Note is twenty-four (24) months from the issuance date of the Note (the “Maturity Date”). The Company also issued 3,000,000 warrants to Joseph Gunnar & Co., LLC (the placement agent) as placement agent fees, with a fair value of $940,000.

The Company used the proceeds from the Note, in part, to repay the amounts currently owing to VeroBlue Farms USA, Inc. On December 23, 2021, the Company fully repaid the Notes with a payment of $4,556,164, of which $56,164 was interest. This included a $500,000 prepayment discount.  The $500,000 was recognized as gain on settlement.

Beginning on the date that is six (6) months from the issuance date of the Note, the Investor has the right to redeem up to $1,000,000 of the outstanding balance per month. Payments may be made by the Company, at the Company’s option, (a) in cash, or (b) by paying the redemption amount in the form of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), per the following formula: the number of redemption shares equals the portion of the applicable redemption amount divided by the Redemption Repayment Price. The “Redemption Repayment Price” equals 90% multiplied by the average of the two lowest volume weighted average price per share of the Common Stock during the ten (10) trading days immediately preceding the date that the Investor delivers notice electing to redeem a portion of the Note. The right to pay the redemption amount in the form of shares of Common Stock is subject to there not being any Equity Conditions Failure (as defined in the Note). The redemption amount shall include a premium of 15% of the portion of the outstanding balance being paid. In addition to the Investor’s right of redemption, the Company has the option to prepay the Notes at any time prior to the Maturity Date by paying a premium of 15% plus the principal, interest, and fees owed as of the prepayment date.

Within 180 days of the issuance date of the Note, the Company will obtain an effective registration statement or a supplement to any existing registration statement or prospectus with the SEC registering at least $15,000,000 in shares of Common Stock for the Investor’s benefit such that any redemption using shares of Common Stock could be done using registered Common Stock.

As soon as reasonably possible following the issuance of the Note, the Company will cause the Common Stock to be listed for trading on either of (a) NYSE, or (b) NASDAQ (in either event, an “Uplist”). In the event the Company has not effectuated the Uplist by March 1, 2022, the then-current outstanding balance will be increased by 10%. The Company will make a one-time payment to the Investor equal to 15% of the gross proceeds the Company receives from the offering expected to be effected in connection with the Uplist (whether from the sale of shares of its Common Stock and / or preferred stock) within ten (10) days of receiving such amount. In the event Borrower does not make this payment, the then-current outstanding balance will be increased by 10%.

The Company and the Investor entered into an amendment to the Note on February 7, 2022 extending the Uplist deadline to April 15, 2022 in consideration of the Company agreeing to add $249,079.47 to the outstanding balance of the Note. The Company did not receive any new funds from the Investor in connection with this amendment.

The Note is a secured obligation of the Company, to the extent provided for in the Security Agreement dated as of the date of the SPA (the “Security Agreement”) entered into by and among the Company and the Investor. The Note shall be senior in right of payment to all other Indebtedness (as defined in the Note) of the Company subject to the terms set forth in the Security Agreement. The Note is a direct obligation of the Company issued in accordance with the SPA. The Company granted a first priority security interest in and to all of the assets of the Company, provided, however, certain real property of the Company was to be secured in favor of the Investor within thirty (30) days of the issuance of the Note. Pursuant to the terms of the Note, for each day any third party outside of the Company’s control delays in permitting the Company to accomplish the securing of certain real property in favor of the Investor, a day shall be added to the foregoing thirty (30) day deadline. In such a situation, no increase in the Note’s outstanding balance will be assessed and the delay will not be considered a Trigger Event (as defined in the Note) which could lead to an event of default.While, as of February 22, 2022, the real property in question had not yet been secured in favor of the Investor, the Company expects to finalize this security interest prior to March 11, 2022. Pursuant to the terms of the Note, there has been no increase in the Note’s outstanding balance nor has there been a notification of a Trigger Event.

Securities Purchase Agreement - Series E Preferred Stock and Warrant

On November 22, 2021, NaturalShrimp Incorporated (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with one accredited investor (the “Purchaser”), for the offering (the “Offering”) of (i) one thousand five hundred (1,500) shares of the Company’s Series E Convertible Preferred stock, par value $0.0001 (the “Series E Preferred Stock”) at a price of one thousand dollars ($1,000.00) per share and (ii) a warrant to purchase up to one million five hundred thousand (1,500,000) shares of the Company’s common stock (the “Warrant”), with an exercise price equal to $0.75, subject to adjustment therein. Pursuant to the Purchase Agreement, the Purchaser is purchasing the one thousand five hundred (1,500) shares of Series E Preferred Stock (the “Purchased Shares”) and the Warrant for an aggregate purchase price of one million five hundred thousand dollars ($1,500,000.00). The Warrant expires on November 22, 2026, the five (5)-year anniversary of the issue date. The Offering was a private placement with the Purchaser. The Offering closed on November 23, 2021.

The Company received approximately one million three hundred fifty thousand dollars ($1,350,000.00) in net proceeds from the Offering before exercise of the Warrant and after deducting the commission of Joseph Gunnar & Co., LLC (the placement agent) and other estimated offering expenses payable by the Company.  The Company issued 267,429 warrants as placement agent fees.

The Purchase Agreement contains customary representations, warranties and agreements by the Company and the other parties thereto, customary conditions to closing, indemnification obligations of the parties, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”) and other obligations of the parties.

Pursuant to the Purchase Agreement, from the date thereof until the date when the Purchaser no longer holds any of the Purchased Shares or the Warrant (the “Securities”), upon any issuance by the Company of its securities for cash consideration (a “Subsequent Financing”), the Purchaser may elect, in its sole discretion, to exchange (in lieu of conversion), if applicable, all or some of the Securities then held for any securities or units issued in a Subsequent Financing on a $1.00-for-$1.00 basis and under the same terms and conditions as provided for in the Subsequent Financing.

The shares of Series E Preferred Stock have a stated value of $1,200 per share (the “Series E Stated Value”) and are convertible into shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) at the election of the holder of the Series E Preferred Stock at any time at a price of $0.35 per share, subject to adjustment (the “Conversion Price”). The Series E Preferred Stock is convertible into that number of shares of Common Stock determined by dividing the Series E Stated Value (plus any and all other amounts which may be owing in connection therewith) by the Conversion Price, subject to certain beneficial ownership limitations.

The Company has the right to redeem the Series E Preferred Stock shares by paying, in cash, a premium rate (with such rate ranging from 1.15 to 1.25) multiplied by the sum of (a) the Stated Value and (b) all amounts owed pursuant the Series E Preferred Stock Certificate of Designation (the “Certificate of Designation”) (included any accrued but unpaid dividends). The Company is required to redeem the Series E Preferred Stock shares on the one year anniversary of the date of issuance.

In addition, the Company shall, at the holder’s sole option, upon the occurrence of a Triggering Event and following a five (5) day opportunity to cure following written notice, to require the Company to redeem all of the Series E Preferred Stock shares for a redemption price, in cash, equal to the Triggering Redemption Amount ((a) 150% of the Stated Value and (b) all amounts owed pursuant the Certificate of Designation (included any accrued but unpaid dividends)). The Certificate of Designation defines Triggering Events as one of eleven (11) items including, a failure to deliver conversion shares, a failure to have a sufficient amount of authorized but unreserved shares available to issue to a holder upon a conversion, a bankruptcy event, a monetary judgment of over $500,000, and an event of default as defined in the Certificate of Designation.

Each holder of Series E Preferred Stock shall be entitled to receive, with respect to each share of Series E Preferred Stock then outstanding and held by such holder, dividends at the rate of twelve percent (12%) per annum, payable quarterly (the “Preferred Dividends”).

The holders of Series E Preferred Stock rank senior to the Common Stock and Common Stock Equivalents (as defined in the Certificate of Designation) with respect to payment of dividends and rights upon liquidation and will vote together with the holders of the Common Stock on an as-converted basis, subject to beneficial ownership limitations, on each matter submitted to a vote of holders of Common Stock (whether at a meeting of shareholders or by written consent).

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Registration Rights Agreement

On November 22, 2021, in connection with the Purchase Agreement, the Company and the Purchaser entered into a registration rights agreement (the “Rights Agreement”) pursuant to which the Company agreed to, within fifteen (15) calendar days of November 22, 2021, the date of execution of the Rights Agreement, use its best efforts to file a registration statement or registration statements (as is necessary) with the SEC on Form S-1 (or, if such a form is unavailable, on such other form as is available for such registration) covering the resale of the Securities and the shares of Common Stock underlying the Securities, and pursuant to which the Company agreed that such registration statement will state, according to Rule 416 promulgated under the Securities Act, that such registration statement also covers such indeterminate number of additional shares of Common Stock as may become issuable upon stock splits, dividends, or similar transactions. The shares of Common Stock underlying the Securities are being registered in the registration statement of which this prospectus forms a part.

The Warrant’s cashless exercise provision will go into effect if the Company violates the Rights Agreement.

Waiver

On April 14, 2021, the Company entered into a securities purchase agreement (the “April SPA”) to sell: (a) 9,090,909 shares of Common Stock at a price per share of $0.55; (b) warrants to purchase up to 10,000,000 shares of Common Stock, at an exercise price of $0.75 per share (the “April Warrants”); and (c) 1,000,000 shares of Common Stock with a value (although no purchase price will be paid) of $0.65 per share, with GHS Investments LLC (“GHS”), an accredited investor. Pursuant to the April SPA, until April 14, 2022, GHS has a right to participate in any subsequent financing that the Company conducts.

On November 22, 2021, GHS entered into a Waiver (the “Waiver”) whereby GHS agreed to waive its right to participate in the Offering and to participate in a possible $16.32 million debt financing for which the Company is still negotiating definitive documentation. There is no guarantee the Company will be able to secure such debt financing at all or on favorable terms to the Company. GHS also agreed to waive its right, pursuant to the Certificate of Designation, to exchange shares of Series E Preferred Stock held by GHS for securities issued in the debt financing, if the Company enters into such financing.

In consideration for GHS entering into the Waiver, the Company agreed to lower the exercise price of the April Warrants to $0.35 per share (the Conversion Price) and to issue warrants to purchase 3,739,000 shares of Common Stock with an exercise price of $0.75 per share with such warrants being substantially in the form of the Warrants. The shares of Common Stock underlying the warrant issued to GHS are being registered in the registration statement of which this prospectus forms a part.

The foregoing descriptions of the Purchase Agreement, the Warrant, the Certificate of Designation, the Rights Agreement, and the Waiver are qualified in their entirety by reference to the full text of such Purchase Agreement, Warrant, Certificate of Designation, Rights Agreement, and Waiver, the forms of which are attached as exhibits to the registration statement of which this prospectus forms a part.

The shares of Series E Preferred Stock, the Warrants and the GHS warrant were not registered for sale under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements. The issuance and sale of the Securities was made in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder. No form of general solicitation or general advertising was conducted in connection with the issuance. The Securities contain (or will contain, where applicable) restrictive legends preventing the sale, transfer, or other disposition of such securities, unless registered under the Securities Act, or pursuant to an exemption therefrom.

Resolution of Gary Shover Litigation

A shareholder of NaturalShrimp Holdings, Inc. (“NSH”), Gary Shover, filed suit against the Company on August 11, 2020 in the Northern District of Texas, Dallas Division, alleging breach of contract for the Company’s failure to exchange common shares of the Company for shares Mr. Shover owns in NSH.

On November 15, 2021, a hearing was held before the US District Court for the Northern District of Texas, Dallas Division at which time Mr. Shover and the Company presented arguments as to why the Court should approve a joint motion for settlement.  After considering the argument of counsel and taking questions from those NSH Shareholders who were present through video conferencing link, the Court approved the motion of the parties to allow Mr. Shover and all like and similarly situated NSH Shareholders to exchange each share of NSH held by a NSH Shareholder for a share of the Company.  A final Order was signed on December 6, 2021 and the case was closed by an Order of the Court of the same date.  The Company is to issue approximately 93 million shares in settlement, which has been recognized as stock payable on the Company’s balance sheet, and its fair value of $29,388,000, based on the market value of the Company’s common shares of $0.316 on the date the case was closed, has been recognized in the Company’s statement of operations as legal settlement.  As of February 22, 2022, the NSH Shareholders have not yet received any shares of the Company.

Evolution of Technology and Revenue Expectations

Historically, efforts to raise shrimp in a high-density, closed system at the commercial level have been met with either modest success or outright failure through “BioFloc Technology.” Infectious agents such as parasites, bacteria and viruses are the most damaging and most difficult to control. Bacterial infection can in some cases be combated through the use of antibiotics (although not always), and in general, the use of antibiotics is considered undesirable and counter to “green” cultivation practices. Viruses can be even worse, in that they are immune to antibiotics. Once introduced to a shrimp population, viruses can wipe out entire farms and shrimp populations, even with intense probiotic applications.

Our primary solution against infectious agents is our “Vibrio Suppression Technology.” We believe this system creates higher sustainable densities, consistent production, improved growth and survival rates and improved food conversion without the use of antibiotics, probiotics or unhealthy anti-microbial chemicals. Vibrio Suppression Technology helps to exclude and suppress harmful organisms that usually destroy “BioFloc” and other enclosed technologies.

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In 2001, we began research and development of a high density, natural aquaculture system that is not dependent on ocean water to provide quality, fresh shrimp every week, fifty-two weeks a year. The initial NaturalShrimp system was successful, but the Company determined that it would not be economically feasible due to high operating costs. Over the next several years, using the knowledge we gained from developing the first system, we developed a shrimp production system that eliminated the high costs associated with the previous system. We have continued to refine this technology, eliminating bacteria and other problems that affect enclosed systems, and now have a successful shrimp growing process. We have produced thousands of pounds of shrimp over the last few years in order to develop a design that will consistently produce quality shrimp that grow to a large size at a specific rate of growth. This included experimenting with various types of natural live and synthesized feed supplies before selecting the most appropriate nutritious and reliable combination. It also included utilizing monitoring and control automation equipment to minimize labor costs and to provide the necessary oversight for proper regulation of the shrimp environment. However, there were further enhancements needed to our process and technology in order to begin production of shrimp on a commercially viable scale and to generate revenues.

Our current system consists of a nursery tank where the shrimp are acclimated and then moved to a larger grow-out tank for the rest of the twenty-four-week cycle. During 2016, we engaged in additional engineering projects with third parties to further enhance our indoor production capabilities. For example, through our relationship with Trane, Inc., a division of Ingersoll-Rand Plc (“Trane”), Trane provided a detailed audit to use data to build and verify the capabilities of then initial Phase 1 prototype of a Trane-proposed three tank system at our La Coste, Texas facility. The Company working with F&T Water Solutions contracted RGA Labs, Inc. (“RGA Labs”), to build the initial NaturalShrimp patented Electrocoagulation system for the grow-out, harvesting, and processing of fully mature, antibiotic-free Pacific White Leg shrimp. The design provided a viable pathway to begin generating revenue and producing shrimp on a commercially viable scale. The equipment was installed in early June 2018 by RGA Labs, and final financing for the system was provided by one of the Company’s institutional investors. The first post larvae (PL) arrived from the hatchery on July 3, 2018. The Company used the shrimp for sampling to key potential customers and special events such as the Texas Restaurant Association trade show. The Company also received two production PL lots from Global Blue Technologies on March 21, 2019, and April 17, 2019, and from American Penaeid, Inc., on August 7, 2019. Because the shrimp displayed growth that was slower than normal, the Company had a batch tested by an independent lab at the University of Arizona. The shrimp tested positive for Infectious hypodermal and hematopoietic necrosis (“IHHNV”) and the Texas Parks and Wildlife Department was notified that the facility was under quarantine. On August 26, 2019, the Company was forced to terminate all lots due to the infection. On August 30, 2019, the Company received notice that it was in compliance again and the quarantine had been lifted and the Company began restocking shrimp in the refurbished facility sections. During the aforementioned quarantine, the Company decided to begin an approximately $2,000,000 facility renovation demolishing the interior 16 wood structure lined tanks (720,000 gallons). The Company began replacing the previous tanks with 40 new fiberglass tanks (600,000 gallons) at a cost of approximately $400,000 allowing complete production flexibility with more smaller tanks.

On March 18, 2020, our research and development plant in La Coste, Texas, was destroyed by a fire. The Company believed that it was caused by a natural gas leak, but the fire was so extensive that the cause was undetermined. No one was injured as a result of the fire. The majority of the damage was to our pilot production plant, which comprised approximately 35,000 square feet of the total size of all facilities at the La Coste location of approximately 53,000 square feet, but the fire did not impact the separate greenhouse, reservoirs, or utility buildings. We received total insurance proceeds in the amount of $917,210, the full amount of our claim. These funds were utilized to rebuild a 40,000 square foot production facility at the La Coste facility and to repurchase the equipment needed to replace what was lost in the fire. As of the date of this prospectus, this facility is production-ready and, while we have experienced supply chain issues due to COVID-19, we expect the combined output from the La Coste, Texas, and Webster City, Iowa should result in a total of 25,000 pounds of shrimp production for the calendar quarter that will end on March 31, 2022. Also, the Company is expecting to break ground on an 80,000 square foot expansion in La Coste prior to March 31, 2022.

Overview of Industry

Shrimp is a well-known and globally-consumed commodity, constituting one of the most important types of seafood and a staple protein source for much of the world. According to the USDA Foreign Agricultural Service, the world consumes approximately 9 billion pounds of shrimp annually with over 1.7 billion pounds consumed in the United States alone. Approximately 65% of the global supply of shrimp is caught by ocean trawlers and the other 35% is produced by open-air shrimp farms, mostly in developing countries.

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Shrimp boats catch shrimp through the use of large, boat-towed nets. These nets are quite toxic to the undersea environment as they disturb and destroy ocean-bottom ecosystems. These nets also catch a variety of non-shrimp sea life, which is typically killed and discarded as part of the shrimp harvesting process. Additionally, the world’s oceans can only supply a finite amount of shrimp each year, and in fact, single-boat shrimp yields have fallen by approximately 20% since 2010 and continue to decrease. The shrimping industry’s answer to this problem has been to deploy more (and larger) boats that deploy ever-larger nets, which has in the short-term been successful at maintaining global shrimp yields. However, this benefit cannot continue forever, as eventually global demand has the potential of outstripping the oceans’ ability to maintain the natural ecosystem’s balance, resulting in a permanent decline in yields. When taken in light of global population growth and the ever-increasing demand for nutrient-rich foods such as shrimp, this is clearly an unsustainable production paradigm.

Shrimp farming, known in the industry as “aquaculture,” has ostensibly stepped in to fill this demand/supply imbalance. Shrimp farming is typically done in open-air lagoons and man-made shrimp ponds connected to the open ocean. Because these ponds constantly exchange water with the adjacent sea, the farmers are able to maintain the water chemistry that allows the shrimp to prosper. However, this method of cultivating shrimp also carries severe ecological peril. First of all, most shrimp farming is primarily conducted in developing countries, where poor shrimp farmers have little regard for the global ecosystem. Because of this, these farmers use large quantities of antibiotics and other chemicals that maximize each farm’s chance of producing a crop, putting the entire system at risk. For example, a viral infection that crops up in one farm can spread to all nearby farms, quite literally wiping out an entire region’s production. In 1999, the White Spot virus invaded shrimp farms in at least five Latin American countries: Honduras, Nicaragua, Guatemala, Panama and Ecuador and in 2013-14 EMS (Early Mortality Syndrome) wiped out most of the Asia Pacific region and Mexico. Secondly, there is also a finite amount of coastline that can be used for shrimp production - eventually shrimp farms that are dependent on the open ocean will have nowhere to expand. Again, this is an ecologically damaging and ultimately unsustainable system for producing shrimp.

In both the cases, the current method of shrimp production is unsustainable. As global populations rise and the demand for shrimp continues to grow, the current system is bound to fall short. Shrimp trawling cannot continue to increase production without completely depleting the oceans’ natural shrimp population. Trends in per-boat yield confirm that this industry has already crossed the overfishing threshold, putting the global open-ocean shrimp population in decline. While open-air shrimp aquaculture may seem to address this problem, it is also an unsustainable system that destroys coastal ecological systems and produces shrimp with very high chemical contamination levels. Closed-system shrimp farming is clearly a superior alternative, but its unique challenges have prevented it from becoming a widely-available alternative - until now.

Of the 1.7 billion pounds of shrimp consumed annually in the United States, over 1.3 billion pounds are imported - much of this from developing countries’ shrimp farms. These farms are typically located in developing countries and use high levels of antibiotics and pesticides that are not allowed under USDA regulations. As a result, these shrimp farms produce chemical-laden shrimp in an ecologically unsustainable way.

Unfortunately, most consumers here in the United States are not aware of the origin of their store-bought shrimp or worse, that which they consume in restaurants. This is due to a USDA rule that states that only bulk-packaged shrimp must state the shrimp’s country of origin; any “prepared” shrimp, which includes arrangements sold in grocery stores and seafood markets, as well as all shrimp served in restaurants, can simply be sold “as is.” Essentially, this means that most U.S. consumers may be eating shrimp laden with chemicals and antibiotics. NaturalShrimp’s product is free of pesticide chemicals and antibiotics, a fact that we believe is highly attractive and beneficial in terms of our eventual marketing success.

Technology

Intensive, Indoor, Closed-System Shrimp Production Technology

Historically, efforts to raise shrimp in a high-density, closed system at the commercial level have been met with either modest success or outright failure through “BioFloc Technology”. Infectious agents such as parasites, bacteria and viruses are the most damaging and most difficult to control. Bacterial infection can in some cases be combated through the use of antibiotics (although not always), and in general, the use of antibiotics is considered undesirable and counter to “green” cultivation practices. Viruses can be even worse, in that they are immune to antibiotics. Once introduced to a shrimp population, viruses can wipe out entire farms and shrimp populations, even with intense probiotic applications.

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Our primary solution against infectious agents is our “Vibrio Suppression Technology”. We believe this system creates higher sustainable densities, consistent production, improved growth and survival rates and improved food conversion without the use of antibiotics, probiotics or unhealthy anti-microbial chemicals. Vibrio Suppression Technology helps to exclude and suppress harmful organisms that usually destroy “BioFloc” and other enclosed technologies.

Automated Monitoring and Control System

The Company’s “Automated Monitoring and Control System” uses individual tank monitors to automatically control the feeding, oxygenation, and temperature of each of the facility tanks independently. In addition, a facility computer running custom software communicates with each of the controllers and performs additional data acquisition functions that can report back to a supervisory computer from anywhere in the world. These computer-automated water controls optimize the growing conditions for the shrimp as they mature to harvest size, providing a disease-resistant production environment.

The principal theories behind the Company’s system are characterized as:

•	High-density shrimp production

•	Weekly production

•	Natural ecology system

•	Regional production

•	Regional distribution

These principles form the foundation for the Company and our potential distributors so that consumers can be provided with continuous volumes of live and fresh shrimp at competitive prices.

Target Markets and Sales Price

Our goal is to establish production systems and distribution centers in metropolitan areas of the United States, as well as international distribution networks through joint venture partnerships throughout the world. This should allow the Company to capture a significant portion of world shrimp sales by offering locally grown, environmentally “green,” naturally grown, fresh shrimp at competitive wholesale prices.

The United States population is approximately 325 million people with an annual shrimp consumption of 1.7 billion pounds, of which less than 400 million pounds are domestically produced. According to IndexMundi.com, the wholesale price for frozen, commodity grade shrimp has risen 15% since January 2015 (shell-on headless, 26-30 count; which is comparable to our target growth size). With world shrimp problems, this price is expected to rise more in the next few years.

We strive to build a profitable global shrimp production company. We believe our foundational advantage is that we can deliver fresh, organically grown, gourmet-grade shrimp, 52 weeks a year to retail and wholesale buyers in major market areas at competitive, yet premium prices. By locating regional production and distribution centers in close proximity to consumer demand, we can provide a fresh product to customers within 24 hours after harvest, which is unique in the shrimp industry. We can be the “first to market” and perhaps “sole weekly provider” of fresh shrimp and capture as much market share as production capacity can support.

For those customers that want a frozen product, we may be able to provide this in the near future and the product will still be differentiated as a “naturally grown, sustainable seafood” that will meet the increasing demand of socially conscious consumers.

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Our patent-pending technology and eco-friendly, bio-secure production processes enable the delivery of a chemical and antibiotic free, locally grown product that lives up to the Company’s mantra: “Always Fresh, Always Natural,” thereby solving the issue of “unsafe” imported seafood.

Product Description

Nearly all of the shrimp consumed today are shipped frozen. Shrimp are typically frozen from six to twenty-four months before consumption. Our system is designed to harvest a different tank each week, which provides for fresh shrimp throughout the year. We strive to create a niche market of “Always Fresh, Always Natural” shrimp. As opposed to many of the foreign shrimp farms, we can also claim that our product is 100% free of antibiotics. The ability to grow shrimp locally, year-round allows us to provide this high-end product to specialty grocery stores and upscale restaurants throughout the world. We rotate the stocking and harvesting of our tanks each week, which allows for weekly shrimp harvests. Our product is free of all pollutants and is fed only all-natural feeds.

The seafood industry lacks a consistent “Source Verification” method to track seafood products as they move through countries and customs procedures. With worldwide overfishing leading to declining shrimp freshness and sustainability around the world, it is vital for shrimp providers to be able to realistically identify the source of their product. We have well-managed, sustainable facilities that are able to track shrimp from hatchery to plate using environmentally responsible methods.

Distribution and Marketing

We plan to build these environmentally “green” production systems near major metropolitan areas of the United States. Today, we have one pilot production facility in La Coste, Texas (near San Antonio) and plan to begin construction of a full-scale production facility in La Coste and plans for Nevada and New York. Over the next five years, our plan is to increase construction of new facilities each year. In the fifth year, we plan for a new system to be completed each month, expanding first into the largest shrimp consumption markets of the United States.

Harvesting, Packaging and Shipment

Each location is projected to include production, harvesting/processing and a general shipping and receiving area, in addition to warehousing space for storage of necessary supplies and products required to grow, harvest, package and otherwise make ready for delivery, a fresh shrimp crop on a weekly basis to consumers in each individual market area within 24 hours following harvest.

The seafood industry lacks a consistent source verification method to track seafood products as they move through countries and customs procedures. With worldwide overfishing leading to declining shrimp freshness and sustainability around the world, it is vital for shrimp providers to be able to realistically identify the source of their product. Our future facilities will be designed to track shrimp from hatchery to plate using environmentally responsible methods.

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We have sold product to restaurants up to $12.00 per pound and to retail consumers at $16.50 to $21.00 per pound, depending on size, which helps to validate our pricing strategy. Additionally, from 2011 to 2013, we had two successful North Texas test markets which distributed thousands of pounds of fresh product to customers within 24 hours following harvest. The fresh product was priced from $8.40 to $12.00 per pound wholesale, heads on, net price to the Company.

Competition

There are a number of companies conducting research and development projects in their attempt to develop closed-system technologies in the U.S., some with reported production and sales. Florida Organic Aquaculture uses a Bio-Floc Raceway System to intensify shrimp growth, while Marvesta Shrimp Farms tanks in water from the Atlantic to use in their indoor system. Since these are privately held companies, it is not possible to know, with certainty, their state of technical development, production capacity, need for water exchange, location requirements, financial status and other matters. To the best of our knowledge, none are producing significant quantities of shrimp relative to their local markets, and such fresh shrimp sales are likely confined to an area near the production facility.

Additionally, any new competitor would face significant barriers for entry into the market and would likely need years of research and development to develop the proprietary technology necessary to produce similar shrimp at a commercially viable level. We believe our technology and business model sets us apart from any current competition. It is possible that additional competitors will arise in the future, but with the size and growth of the worldwide shrimp market, many competitors could co-exist and thrive in the fresh shrimp industry.

Intellectual Property

We intend to take appropriate steps to protect our intellectual property. We have applied for the trademark “NATURALSHRIMP” which is being reviewed by the U.S. Patent and Trademark Office. As of the date of this filing this trademark has not been approved for registration. There are potential technical processes for which the Company may be able to file a patent. However, there are no assurances that such applications, if filed, would be issued and no right of enforcement is granted to a patent application. Therefore, the Company has filed a provisional patent with the U.S. Patent Office and plans to use a variety of other methods, including copyright registrations as appropriate, trade secret protection, and confidentiality and non-compete agreements to protect its intellectual property portfolio.

Government Approvals and Regulations

We are subject to government regulation and require certain licenses. The following list includes regulations to which we are subject and/or the permits and licenses we currently hold:

•

Texas Parks and Wildlife Department (TPWD) (renewed annually) - “Exotic species permit” to raise exotic shrimp (non-native to Texas). The La Coste facility is north of the coastal shrimp exclusion zone (east and south of H-35, where it intersects Hwy 21 down to Laredo) and therefore outside of TPWD’s major area of concern for exotic shrimp. This license is currently active, expiring on December 31, 2022.

•

Texas Department of Agriculture (TDA) (renewed every two years) - “Aquaculture License” for aquaculture production facilities. License to “operate a fish farm or cultured fish processing plant.” This license is currently active, expiring on June 30, 2022.

•

Texas Commission on Environmental Quality (TCEQ) (renewed annually) - Regulates facility wastewater discharge. According to the TCEQ permit classification system, we are rated Level 1 - Recirculation system with no discharge. This license is currently active, with no set expiration date.

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We are subject to certain regulations regarding the need for field employees to be certified. We strictly adhere to these regulations. The cost of certification is an accepted part of expenses. Regulations may change and become a cost burden, but compliance and safety are our main concern.

Market Advantages and Corporate Drivers

The following are what we consider to be our advantages in the marketplace:

•

Early-mover Advantage: Commercialized technology in a large growing market with no significant competition yet identified. Most are early stage start-ups or early stage companies with limited production and distribution.

•	Farm-to-Market: This has significant advantages including reduced transportation costs and a product that is more attractive to local consumers.

•	Bio-secured Building: Our process is a re-circulating, highly-filtered water technology in an indoor-regulated environment. External pathogens are excluded.

•

Eco-friendly “Green” Technology: Our closed-loop, re-circulating system has no ocean water exchange requirements, does not use chemical or antibiotics and therefore is sustainable, eco-friendly, environmentally sound and produces a superior quality shrimp that is totally natural.

•	Availability of Weekly Fresh Shrimp: Assures consumers of optimal freshness, taste, and texture of product which will command premium prices.

•

Sustainability: Our naturally grown product does not deplete wild supplies, has no by-catch kill of marine life, does not damage sensitive ecological environments and avoids potential risks of imported seafood.

Subsidiaries

The Company has three wholly owned subsidiaries including NaturalShrimp USA Corporation, NaturalShrimp Global, Inc. and Natural Aquatic Systems, Inc.

Employees

As of February 22, 2021, we 20 full-time employees. We intend to hire additional staff and to engage consultants in general administration on an as-needed basis. We also may engage experts in general business to advise us in various capacities. None of our employees are subject to a collective bargaining agreement, and we believe that our relationship with our employees is good.

Website

Our corporate website address is http://www.naturalshrimp.com.

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The Offering

This prospectus relates to the offer and sale from time to time of up to an aggregate of 20,381,858 shares of the Company’s common stock by the selling stockholders.

Under the terms of the Rights Agreement entered into with the selling stockholder in connection with the Purchase Agreement, we agreed to register with the Securities and Exchange Commission, or SEC, 5,142,858 shares of common stock issuable upon the conversion of the Series E Convertible Preferred Shares and 1,500,000 shares of common stock issuable upon exercise of the Warrants. We have also agreed to register with the SEC: (a) 3,739,000 shares of our common stock issuable upon exercise of the additional warrant issued to GHS in exchange for the Waiver; and (b) the 10,000,000 shares of our common stock issuable upon exercise of the April Warrants whose exercise price was lowered to $0.35 per share in November 2021 in connection with the signing of the Waiver.

The number of shares ultimately offered for resale by the selling stockholders depends upon how many of the Preferred Shares, Warrants and additional warrants the selling stockholders elect to convert and exercise, respectively, and the liquidity and market price of shares of our common stock.

Issuer	NaturalShrimp Incorporated.

Common stock to be offered by the selling stockholders	The selling stockholders are offering up to 20,381,858 shares of the Company’s common stock, par value $0.0001 per share.

Common stock outstanding prior to this offering (1) Common stock to be outstanding after the offering (1)

642,222,044 shares of common stock

662,603,902 shares of common stock if all Warrants (including the warrant issued to GHS in November 2021 and April Warrants whose exercise price was lowered in November 2021) are exercised in full and all of the Series E Preferred Shares are converted in full.

Use of proceeds

We will not receive any proceeds from the sale of common stock by the selling stockholders. All of the net proceeds from the sale of shares of our common stock will go to the selling stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”. We have agreed to bear the expenses relating to the registration of the shares of common stock for the selling stockholders.

Risk factors

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 17 before deciding to invest in our securities.

(1)

The number of shares of our common stock outstanding prior to and to be outstanding immediately after this offering, as set forth in the table above, is based on 642,222,044 shares outstanding as of February 22, 2022.

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RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in our public filings before making an investment decision with regard to our securities. The statements contained in or incorporated into this document that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following events described in these risk factors actually occur, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. Moreover, additional risks not presently known to us or that we currently deem less significant also may impact our business, financial condition or results of operations, perhaps materially. For additional information regarding risk factors, see “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Industry

The market for our product may be limited, and as a result our business may be adversely affected.

The feasibility of marketing our product has been assumed to this point and there can be no assurance that such assumptions are correct. It is possible that the costs of development and implementation of our shrimp production technology may be too expensive to market our shrimp at a competitive price. It is likewise possible that competing technologies will be introduced into the marketplace before or after the introduction of our product to the market, which may affect our ability to market our product at a competitive price.

Furthermore, there can be no assurance that the prices we determine to charge for our product will be commercially acceptable or that the prices that may be dictated by the market will be sufficient to provide to us sufficient revenues to profitably operate and provide a financial return to our investors.

Our business and operations are affected by the volatility of prices for shrimp.

Our business, prospects, revenues, profitability and future growth are highly dependent upon the prices of and demand for shrimp. Our ability to borrow and to obtain additional capital on attractive terms is also substantially dependent upon shrimp prices. These prices have been and are likely to continue to be extremely volatile for seasonal, cyclical and other reasons. Any substantial or extended decline in the price of shrimp will have a material adverse effect on our financing capacity and our prospects for commencing and sustaining any economic commercial production. In addition, increased availability of imported shrimp can affect our business by lowering commodity prices. This could reduce the value of inventories, held both by us and by our customers, and cause many of our customers to reduce their orders for new products until they can dispose of their higher cost inventories.

Market demand for our products may decrease.

We face competition from other producers of seafood as well as from other protein sources, such as pork, beef, and poultry. The bases on which we expect to compete include, but may not be limited to:

•	Price.

•	Product quality.

•	Brand identification.

•	Customer service.

Demand for our products will be affected by our competitors’ promotional spending. We may be unable to compete successfully on any or all of these bases in the future, which may have a material adverse effect on our revenues and results of operations.

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Moreover, although historically the logistics and perishability of seafood has led to regionalized competition, the market for fresh and frozen seafood is becoming increasingly globalized as a result of improved delivery logistics and improved preservation of the products. Increased competition, consolidation, and overcapacity may lead to lower product pricing of competing products that could reduce demand for our products and have a material adverse effect on our revenues and results of operations.

Competition and unforeseen limited sources of supplies in the industry may result in occasional spot shortages of equipment, supplies and materials. In particular, we may experience possible unavailability of post-larvae and materials and services used in our shrimp production facilities. Such unavailability could result in increased costs and delays to our operations. If we cannot find the products, equipment, supplies and materials that we need on a timely basis, we may have to suspend our production plans until we find the products, equipment and materials that we need.

If we lose our key management and technical personnel, our business may be adversely affected.

In carrying out our operations, we will rely upon a small group of key management and technical personnel including our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. We do not currently maintain any key man insurance. An unexpected partial or total loss of the services of these key individuals could be detrimental to our business.

Our expansion plans for our shrimp production facilities reflects our current intent and is subject to change.

Our current plans regarding the rebuilding of our La Coste production facilities, as well as its expansion are subject to change. Whether we ultimately undertake our expansion plans will depend on the following factors, among others:

•	Availability and cost of capital.

•	Current and future shrimp prices.

•	Costs and availability of post-larvae shrimp, equipment, supplies, and personnel necessary to conduct these operations.

•	Success or failure of system design and activities in similar areas.

•	Changes in the estimates of the costs to complete production facilities.

•	Decisions of operators and future joint venture partners.

We will continue to gather data about our production facilities, and it is possible that additional information may cause us to alter our schedule or determine that a certain facility should not be pursued at all.

Our product is subject to regulatory approvals and if we fail to obtain such approvals, our business may be adversely affected.

Most of the jurisdictions in which we operate will require us to obtain a license for each facility owned and operate in that jurisdiction. We have obtained and currently hold a license to own and operate each of our facilities where a license is required. In order to maintain the licenses, we have to operate our current farms and, if we pursue acquisitions or construction of new farms, we will need to obtain additional licenses to operate those farms, where required. We are also exposed to dilution of the value of our licenses where a government issues new licenses to fish farmers other than us, thereby reducing the current value of our fish farming licenses. Governments may change the way licenses are distributed or otherwise dilute or invalidate our licenses. If we are unable to maintain or obtain new fish farming licenses or if new licensing regulations dilute the value of our licenses, this may have a material adverse effect on our business.

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It is possible that regulatory authorities could make changes in regulatory rules and policies and we would not be able to market or commercialize our product in the intended manner and/or the changes could adversely impact the realization of our technology or market potential.

Failure to ensure food safety and compliance with food safety standards could result in serious adverse consequences for us.

As our end products are for human consumption, food safety issues (both actual and perceived) may have a negative impact on the reputation of and demand for our products. In addition to the need to comply with relevant food safety regulations, it is of critical importance that our products are safe and perceived as safe and healthy in all relevant markets.

Our products may be subject to contamination by food-borne pathogens, such as Listeria monocytogenes, Clostridia, Salmonella and E. Coli or contaminants. These pathogens and substances are found in the environment; therefore, there is a risk that one or more of these organisms and pathogens can be introduced into our products as a result of improper handling, poor processing hygiene or cross-contamination by us, the ultimate consumer or any intermediary. We have little, if any, control over handling procedures once we ship our products for distribution. Furthermore, we may not be able to prevent contamination of our shrimp by pollutants such as polychlorinated biphenyls, or PCBs, dioxins or heavy metals.

An inadvertent shipment of contaminated products may be a violation of law and may lead to product liability claims, product recalls (which may not entirely mitigate the risk of product liability claims), increased scrutiny and penalties, including injunctive relief and plant closings, by regulatory agencies, and adverse publicity.

Increased quality demands from authorities in the future relating to food safety may have a material adverse effect on our business, financial condition, results of operations or cash flow. Legislation and guidelines with tougher requirements are expected and may imply higher costs for the food industry. In particular, the ability to trace products through all stages of development, certification and documentation is becoming increasingly required under food safety regulations. Further, limitations on additives and use of medical products in the farmed shrimp industry may be imposed, which could result in higher costs for us.

The food industry, in general, experiences high levels of customer awareness with respect to food safety and product quality, information and traceability. We may fail to meet new and exacting customer requirements, which could reduce demand for our products.

Our success is dependent upon our ability to commercialize our shrimp production technology.

Prior to fiscal year 2020, we had been engaged principally in the research and development of our technology. Therefore, we have a limited operating history upon which an evaluation of our prospects can be made. Our prospects must be considered in light of the risk, uncertainties, expenses, delays and difficulties associated with the establishment of a business in the evolving food industry, as well as those risks encountered in the shift from development to commercialization of new technology and products or services based upon such technology.

We have developed our first commercial system that employs our technology but additional work is required to incorporate that technology into a system capable of accommodating thousands of customers, which is the minimum capability we believe is necessary to compete in the marketplace.

Our shrimp production technology may not operate as intended.

Although we have successfully tested our technology, our approach, which is still fairly new in the industry, may not operate as intended or may be subject to other factors that we have not yet considered. These may include the impact of new pathogens or other biological risks, low oxygen levels, algal blooms, fluctuating seawater temperatures, predation or escapes. Any of the foregoing may result in physical deformities to our shrimp or affect our ability to increase shrimp production, which may have a material adverse effect on our operations. Furthermore, even if we are able to successfully manage these factors, our ability to grow healthy shrimp at a commercially scalable rate may be limited,

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Our success is dependent upon our ability to protect our intellectual property.

Our success will depend in part on our ability to obtain and enforce protection for our intellectual property in the United States and other countries. It is possible that our intellectual property protection could fail. It is possible that the claims for patents or other intellectual property protections could be denied or invalidated or that our protections will not be sufficiently broad to protect our technology. It is also possible that our intellectual property will not provide protection against competitive products, or will not otherwise be commercially viable.

Our commercial success will depend in part on our ability to commercialize our shrimp production without infringing on patents or proprietary rights of others. We cannot guarantee that other companies or individuals have not or will not independently develop substantially equivalent proprietary rights or that other parties have not or will not be issued patents that may prevent the sale of our products or require licensing and the payment of significant fees or royalties in order for us to be able to carry on our business.

As the owner of real estate, we are subject to risks under environmental laws, the cost of compliance with which and any violation of which could materially adversely affect us.

Our operating expenses could be higher than anticipated due to the cost of complying with existing and future laws and regulations. Various environmental laws may impose liability on the current or prior owner or operator of real property for removal or remediation of hazardous or toxic substances. Current or prior owners or operators may also be liable for government fines and damages for injuries to persons, natural resources and adjacent property. These environmental laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence or disposal of the hazardous or toxic substances. The cost of complying with environmental laws could materially adversely affect our results of operations, and such costs could exceed the value of our facility. In addition, the presence of hazardous or toxic substances, or the failure to properly manage, dispose of or remediate such substances, may adversely affect our ability to use, sell or rent our property or to borrow using our property as collateral which, in turn, could reduce our revenue and our financing ability. We have not engaged independent environmental consultants to assess the likelihood of any environmental contamination or liabilities and have not obtained a Phase I environmental assessment on our property. However, even if we did obtain a Phase I environmental assessment report, such reports are limited in scope and may not reveal all existing material environmental contamination.

We will need to grow the size and capabilities of our organization, and we may experience difficulties in managing this growth.

As our business strategies develop, we must add additional managerial, operational, financial, and other personnel. Future growth will impose significant added responsibilities on members of management, including:

•	Identifying, recruiting, integrating, maintaining, and motivating additional personnel.

•	Managing our internal development efforts effectively, while complying with our contractual obligations to contractors and other third parties.

•	Improving our operational, financial, and management controls, reporting systems, and procedures.

Our future financial performance will depend, in part, on our ability to effectively manage any future growth, which might be impacted by the COVID-19 outbreak, and our management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities. This lack of long-term experience working together may adversely impact our senior management team’s ability to effectively manage our business and growth.

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We currently rely, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants to provide certain services. There can be no assurance that the services of these independent organizations, advisors and consultants will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. In addition, if we are unable to effectively manage our outsourced activities or if the quality or accuracy of the services provided by consultants is compromised for any reason, we may not be able to advance our business. There can be no assurance that we will be able to manage our existing consultants or find other competent outside contractors and consultants on economically reasonable terms, if at all. If we are not able to effectively expand our organization by hiring new employees and expanding our groups of consultants and contractors, we may not be able to successfully implement the tasks necessary to further develop our business initiatives and, accordingly, may not achieve our research, development, and commercialization goals.

These and other risks associated with our planned international operations may materially adversely affect our ability to attain or maintain profitable operations.

Our purchase of the assets from VeroBlue Farms USA, Inc. will require us to devote a significant amount of attention to that operation and will require further investment to develop such assets.

On December 15, 2020, we acquired all of the tangible assets of VBF, the motor vehicles of Transport and the real property (together with all plants, buildings, structures, fixtures, fittings, systems and other improvements located on such real property) of Iowa’s First. The facility was originally designed for the growth of barramundi fish, but the company never began production and declared bankruptcy on September 21, 2018. Our plan is to begin a modification process to convert the plant to produce shrimp. The three Iowa facilities contain the tanks and infrastructure that will be used to support the production of shrimp with the incorporation of the Company’s patented EC platform technology. The Company also plans to convert additional square footage currently used as storage to a shrimp processing plant. Final plans and decisions related to this project continue to be developed and we can provide no assurance that we will be able to provide the time and additional resources to further such development.

We face risks related to Novel Coronavirus (COVID-19) which could significantly disrupt our research and development, operations, sales, and financial results.

Our business could be adversely impacted by the effects of the Novel Coronavirus (COVID-19). In addition to global macroeconomic effects, the Novel Coronavirus (COVID-19) outbreak and any other related adverse public health developments could cause disruption to our operations and manufacturing activities. Our third-party equipment manufacturers, third-party raw material suppliers, and consultants have been and will be disrupted by worker absenteeism, quarantines and restrictions on employees’ ability to work, office and factory closures, disruptions to ports and other shipping infrastructure, border closures, or other travel or health-related restrictions which could adversely affect our business and operations. In addition, we have experienced and will experience disruptions to our business operations resulting from quarantines, self-isolations, or other movement and restrictions on the ability of our employees to perform their jobs that may impact our ability to develop and design our products and services in a timely manner or meet required milestones.

Risks Related to Financing Our Business

Management has determined that there are factors that raise substantial doubt about our ability to continue as a going concern.

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the nine months ended December 31, 2021, the Company had a net loss available for common stockholders of approximately $45,389,246. At December 31, 2021, the Company had an accumulated deficit of approximately $101,799,000 and a working capital deficit of approximately $16,332,000. These factors raise substantial doubt about the Company’s ability to continue as a going concern, within one year from the issuance date of this filing. The Company’s ability to continue as a going concern is dependent on its ability to raise the required additional capital or debt financing to meet short and long-term operating requirements. During the nine months ended December 31, 2021, the Company received net cash proceeds of approximately $17,277,000 from the sale of common shares (See Note 11), $1,348,000 from the sale of Series E Preferred Stock and $8,905,000 proceeds from the issuance of a convertible debenture. Management believes that private placements of equity capital will be needed to fund the Company’s long-term operating requirements. The Company may also encounter business endeavors that require significant cash commitments or unanticipated problems or expenses that could result in a requirement for additional cash. If the Company raises additional funds through the issuance of equity, the percentage ownership of its current shareholders could be reduced, and such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to take advantage of prospective business endeavors or opportunities, which could significantly and materially restrict our operations. The Company continues to pursue external financing alternatives to improve its working capital position. If the Company is unable to obtain the necessary capital, the Company may be unable to develop its facilities and enter in production.

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The rebuilding and expansion of our operations in Webster City, Iowa will require significant capital expenditures for which we may be unable to obtain sufficient financing.

Our need for additional capital may adversely affect our financial condition. Even prior to the loss of our plant in La Coste by fire or the purchase of the VBF assets in Webster City, Iowa, we had no sustained history of earnings and have operated at a loss since we commenced business. We have relied, and continue to rely, on external sources of financing to meet our capital requirements, to continue developing our proprietary technology, to build our production facilities, and to otherwise implement our corporate development and investment strategies.

We plan to obtain the future funding that we will need through the debt and equity markets but there can be no assurance that we will be able to obtain additional funding when it is required. If we fail to obtain the funding that we need when it is required, we may have to forego or delay potentially valuable opportunities to build shrimp production facilities or default on existing funding commitments to third parties. Our limited operating history may make it difficult to obtain future financing.

Our ability to generate positive cash flows is uncertain.

To develop and expand our business, we will need to make significant up-front investments in our manufacturing capacity and incur research and development, sales and marketing and general and administrative expenses. In addition, our growth will require a significant investment in working capital. Our business will require significant amounts of working capital to meet our production requirements and support our growth.

We cannot provide any assurance that we will be able to raise the capital necessary to meet these requirements. If adequate funds are not available or are not available on satisfactory terms, we may be required to significantly curtail our operations and may not be able to fund our production requirements once they commence - let alone fund expansion, take advantage of unanticipated acquisition opportunities, develop or enhance our products, or respond to competitive pressures. Any failure to obtain such additional financing could have a material adverse effect on our business, results of operations and financial condition.

We have a history of operating losses, anticipate future losses and may never be profitable.

We have experienced significant operating losses in each period since we began investing resources in our production of shrimp. These losses have resulted principally from research and development, sales and marketing, and general and administrative expenses associated with the development of our business. During the nine months ended December 31, 2021, we recorded a net loss available to common shareholders of approximately $45,389,246, or $(0.07) per share, as compared with approximately $3,534,445, or $(0.01) per share, of the corresponding period in 2020. We expect to continue to incur operating losses until we reach sufficient commercial scale of our product to cover our operating costs. We cannot be certain when, if ever, we will become profitable. Even if we were to become profitable, we might not be able to sustain such profitability on a quarterly or annual basis.

Because we may never have net income from our operations, our business may fail.

We have no history of revenues and profitability from operations. There can be no assurance that we will ever operate profitably. Our success is significantly dependent on uncertain events, including successful development of our technology, establishing satisfactory manufacturing arrangements and processes, and distributing and selling our products.

Before receiving revenues from sales to customers of our products, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses. If we are unable to generate significant revenues from sales of our products, we will not be able to earn profits or continue operations. We can provide no assurance that we will generate any revenues or ever achieve profitability. If we are unsuccessful in addressing these risks, our business will fail and investors may lose all of their investment in our Company.

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We need to raise additional funds and such funds may not be available on acceptable terms or at all.

We may consider issuing additional debt or equity securities in the future to fund our business plan, for potential acquisitions or investments, or for general corporate purposes. If we issue equity or convertible debt securities to raise additional funds, our existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. If we incur additional debt, it may increase our leverage relative to our earnings or to our equity capitalization, requiring us to pay additional interest expenses. We may not be able to obtain financing on favorable terms, or at all, in which case, we may not be able to develop or enhance our products, execute our business plan, take advantage of future opportunities or respond to competitive pressures.

Our margins fluctuate which leads to further uncertainty in our profitability model.

While we will have the potential ability to negotiate prices that benefit our clients and affect our profitability as it garners market-share and increases our book of business, margins in the aquaculture business are fluid, and our margins vary based upon production volume and the customer. This may lead to continued uncertainty in margins from quarter to quarter.

Risks Related to Doing Business in Foreign Countries

Our operations in foreign countries are subject to political, economic, legal and regulatory risks.

The following aspects of political, economic, legal, and regulatory systems in foreign countries create uncertainty with respect to many of the legal and business decisions that we make:

•	Cancellation or renegotiation of contracts due to uncertain enforcement and recognition procedures of judicial decisions.

•	Disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the Foreign Corrupt Practices Act.

•	Changes in foreign laws or regulations that adversely impact our business.

•	Uncertainty regarding tariffs that may be imposed against certain international countries from time-to-time.

•	Changes in tax laws that adversely impact our business, including, but not limited to, increases in the tax rates and retroactive tax claims.

•	Royalty and license fee increases.

•	Expropriation or nationalization of property.

•	Currency fluctuations.

•	Foreign exchange controls.

•	Import and export regulations.

•	Changes in environmental controls.

•	Business interruptions resulting from geo-political actions, including war, and terrorism or disease outbreaks (such as the recent outbreak of COVID-19, or the novel coronavirus).

•	Risks of loss due to civil strife, acts of war and insurrection.

•	Other risks arising out of foreign governmental sovereignty over the areas in which our operations are conducted.

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Consequently, our development and production activities in foreign countries may be substantially affected by factors beyond our control, any of which could materially adversely affect our business, prospects, financial position and results of operations. Furthermore, in the event of a dispute arising from our operations in other countries, we may be subject to the exclusive jurisdiction of courts outside the United States or may not be successful in subjecting non-U.S. persons or entities to the jurisdiction of the courts in the United States, which could adversely affect the outcome of a dispute.

The cost of complying with governmental regulations in foreign countries may adversely affect our business operations.

We may be subject to various governmental regulations in foreign countries. These regulations may change depending on prevailing political or economic conditions. In order to comply with these regulations, we believe that we may be required to obtain permits for producing shrimp and file reports concerning our operations. These regulations affect how we carry on our business, and in order to comply with them, we may incur increased costs and delay certain activities pending receipt of requisite permits and approvals. If we fail to comply with applicable regulations and requirements, we may become subject to enforcement actions, including orders issued by regulatory or judicial authorities requiring us to cease or curtail our operations, or take corrective measures involving capital expenditures, installation of additional equipment or remedial actions. We may be required to compensate third parties for loss or damage suffered by reason of our activities and may face civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Amendments to current laws, regulations and permits governing our operations and activities could affect us in a materially adverse way and could force us to increase expenditures or abandon or delay the development of shrimp production facilities.

Our international operations will involve the use of foreign currencies, which will subject us to exchange rate fluctuations and other currency risks.

Currently, we have no revenues from international operations. In the future, however, any revenues and related expenses of our international operations will likely be generally denominated in local currencies, which will subject us to exchange rate fluctuations between such local currencies and the U.S. dollar. These exchange rate fluctuations will subject us to currency translation risk with respect to the reported results of our international operations, as well as to other risks sometimes associated with international operations. In the future, we could experience fluctuations in financial results from our operations outside of the United States, and there can be no assurance we will be able, contractually or otherwise, to reduce the currency risks associated with our international operations.

Our insurance coverage may be inadequate to cover all significant risk exposures.

We will be exposed to liabilities that are unique to the products we provide. While we intend to maintain insurance for certain risks, the amount of our insurance coverage may not be adequate to cover all claims or liabilities, and we may be forced to bear substantial costs resulting from risks and uncertainties of our business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain adequate insurance coverage on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition and results of operations. We do not have any business interruption insurance. Any business disruption or natural disaster could result in substantial costs and diversion of resources.

Risks Related to Ownership of our Common Stock

We have limited capitalization and may require financing, which may not be available.

We have limited capitalization, which increases our vulnerability to general adverse economic and industry conditions, limits our flexibility in planning for or reacting to changes in our business and industry and may place us at a competitive disadvantage to competitors with sufficient or excess capitalization. If we are unable to obtain sufficient financing on satisfactory terms and conditions, we will be forced to curtail or abandon our plans or operations. Our ability to obtain financing will depend upon a number of factors, many of which are beyond our control.

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The trading of our common stock may have liquidity fluctuations.

Although our common stock is listed for quotation on the OTCQB, under the symbol “SHMP”, and the trading volume of our stock has increased significantly over the last two calendar years, such liquidity may not continue to be sustainable. As a result, any trading price of our common stock may not be an accurate indicator of the valuation of our common stock. Any trading in our shares could have a significant effect on our stock price. If the public market for our common stock declines, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. No assurance can be given that an active market will continue or that a stockholder will be able to liquidate their shares of common stock without considerable delay, if at all. Furthermore, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price and liquidity of our common stock.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	Actual or anticipated variations in our quarterly operating results.

•	Changes in our business or potential earnings estimates.

•	Our ability to obtain adequate working capital financing.

•	Changes in market valuations of similar companies.

•	Publication (or lack of publication) of research reports about us.

•	Changes in applicable laws or regulations, court rulings, enforcement, and legal actions.

•	Loss of any strategic relationships.

•	Additions or departures of key management personnel.

•	Actions by our stockholders (including transactions in our shares).

•	Speculation in the press or investment community.

•	Increases in market interest rates, which may increase our cost of capital.

•	Changes in our industry.

•	Competitive pricing pressures.

•	The impact of COVID-19.

•	Our ability to execute our business plan.

•	Economic and other external factors.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

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Our existing stockholders may experience significant dilution from the sale of our common stock pursuant to certain financing agreements.

The sale of our common stock pursuant to conversion of preferred stock or other convertible instruments, or pursuant to our equity line financing will have a dilutive impact on our shareholders. As a result, the market price of our common stock could decline. In addition, the lower our stock price, the greater the impact of dilution under these financing agreements. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through such financing.

The perceived risk of dilution may cause our stockholders to sell their shares, which may cause a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

Our stock is categorized as a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is categorized as a “penny stock”, as that term is defined in SEC Rule 3a51-1, which generally provides that “penny stock”, is any equity security that has a market price (as defined) less than US$5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, including Rule 15g-9, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities and reduces the number of potential investors. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

According to SEC Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include: (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. The occurrence of these patterns or practices could increase the future volatility of our share price.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

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To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We presently intend to retain all earnings for our operations.

The existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our Company and may discourage lawsuits against our directors, officers and employees.

Our bylaws contain indemnification provisions for our directors, officers and employees, and we have entered into indemnification agreements with our officer and directors. The foregoing indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us and our stockholders.

If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent financial fraud. As a result, current and potential stockholders could lose confidence in our financial reporting.

We are subject to the risk that sometime in the future, our independent registered public accounting firm could communicate to the board of directors that we have deficiencies in our internal control structure that they consider to be “significant deficiencies.” A “significant deficiency” is defined as a deficiency, or a combination of deficiencies, in internal controls over financial reporting such that there is more than a remote likelihood that a material misstatement of the entity’s financial statements will not be prevented or detected by the entity’s internal controls.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we could be subject to regulatory action or other litigation and our operating results could be harmed. We are required to document and test our internal control procedures to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act” or “SOX”), which requires our management to annually assess the effectiveness of our internal control over financial reporting.

We currently are not an “accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended. Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) requires us to include an internal control report with our Annual Report on Form 10-K. That report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. This report must also include disclosure of any material weaknesses in internal control over financial reporting that we have identified. As of March 31, 2021, the management of the Company assessed the effectiveness of our internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and SEC guidance on conducting such assessments. Management concluded, during the fiscal year ended March 31, 2021, that the Company’s internal controls and procedures were not effective to detect the inappropriate application of U.S. GAAP rules. Management realized there were deficiencies in the design or operation of the Company’s internal control that adversely affected the Company’s internal controls which management considers to be material weaknesses. A material weakness in the effectiveness of our internal controls over financial reporting could result in an increased chance of fraud and the loss of customers, reduce our ability to obtain financing and require additional expenditures to comply with these requirements, each of which could have a material adverse effect on our business, results of operations and financial condition.

Our intended business, operations and accounting are expected to be substantially more complex than they have been in the past. It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, then we may not be able to obtain the independent accountant certifications required by such act, which may preclude us from keeping our filings current with the SEC.

If we are unable to maintain the adequacy of our internal controls, as those standards are modified, supplemented, or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and cause investors to lose confidence in our reported financial information, either of which could adversely affect the value of our common stock.

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USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds from the sale of shares of Common Stock under this Prospectus. We will not receive any proceeds from these sales. The Selling Stockholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the shares of Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this Prospectus and any Prospectus Supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

DIVIDEND POLICY

We have not historically declared dividends on our common stock, and we do not currently intend to pay dividends on our common stock. The declaration, amount, and payment of any future dividends on shares of our common stock, if any, will be at the sole discretion of our Board, out of funds legally available for dividends. As a Nevada corporation, we are not permitted to pay dividends if, after giving effect to such payment, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus any amounts needed to satisfy any preferential rights if we were dissolving.

Our ability to pay dividends to our shareholders in the future will depend upon our liquidity and capital requirements, as well as our earnings and financial condition, the general economic climate, contractual restrictions, our ability to service any equity or debt obligations senior to our common stock, and other factors deemed relevant by our Board.

DETERMINATION OF OFFERING PRICE

The selling stockholders will offer shares of our common stock at the prevailing market prices or privately negotiated prices. The offering price of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our common stock may not trade at the market prices in excess of the offering prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for our common stock.

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MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

The following description of our capital stock and provisions of our restated certificate of incorporation (“Certificate of Incorporation”) and amended and restated bylaws (“Bylaws”) are summaries and are qualified by reference to our Certificate of Incorporation and Bylaws.

Authorized Capital and Shares Outstanding

Our authorized capital stock consists of 900,000,000 shares of common stock, par value $0.0001 per share, and 5,500,000 shares of preferred stock, par value $0.0001 per share, of which 5,000,000 have been designated Series A Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), 5,000 have been designated Series B Convertible Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”), 20,000 have been designated Series D Redeemable Convertible Preferred Stock, par value $0.0001 per share (“Series D Preferred Stock”), and 10,000 have been designated Series E Redeemable Convertible Preferred Stock, par value $0.0001 per share (“Series E Preferred Stock”). As of February 22, 2022, there were 642,222,044 shares of common stock issued and outstanding, 5,000,000 shares of Series A Preferred Stock outstanding, 67 shares of Series B Preferred Stock outstanding, no shares of Series D Preferred Stock outstanding, and 2,840 shares of Series E Preferred Stock outstanding.

Approximate Number of Equity Security Holders

On February 22, 2022, there were approximately 90 holders of record of our common stock, as reported by our transfer agent. In computing the number of holders of record, each broker-dealer and clearing corporation holding shares on behalf of its customers is counted as a single shareholder. A significant number of shares of our common stock are held in either nominee name or street name brokerage accounts, and consequently, we are unable to determine the total number of beneficial owners of our stock.

Dividend Policy

We have not paid and do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. We currently expect to retain all future earnings for use in the operation and expansion of our business. The declaration and payment of any cash dividends in the future will be determined by our Board of Directors, in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition and contractual restrictions, if any.

Securities Authorized for Issuance Under Equity Compensation Plans

There were no equity compensation plans formally approved by the shareholders of the Company as of December 31, 2021.

Market for Shares of Common Stock

Shares of our common stock are quoted on the OTCQB of the OTC Markets Group Inc. under the symbol “SHMP.” On February 18, 2022, the closing price per share of our common stock as reported by OTC Markets Group Inc. was $0.2969.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read together with our consolidated financial statements and the notes thereto and the other financial information included elsewhere in this prospectus. Amounts for subtotal, totals and percentage variances included in tables may not sum or calculate using the numbers as they appear in the tables due to rounding. This discussion contains forward-looking statements that involve significant risks and uncertainties. Our actual results, performance and achievements could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Use of Generally Accepted Accounting Principles (“GAAP”) Financial Measures

We use United States GAAP financial measures in the discussion in this section, “Management’s Discussion and Analysis or Plan of Operation” (MD&A), unless otherwise noted. All of the GAAP financial measures used by us relate to the inclusion of financial information. This discussion and analysis should be read in conjunction with our financial statements and the notes thereto included elsewhere in this prospectus. All references to dollar amounts are to United States dollars, unless expressly stated otherwise.

Results of Operations

Comparison of the Three Months Ended December 31, 2021 to the Three Months Ended December 31, 2020

Revenue

We have not earned any significant revenues since our inception and, although we had revenue of $16,640 in the three months ended December 31, 2021, we can provide no assurances as to how significant our revenue will be in the next one to two fiscal quarters.

Expenses

Our expenses for the three months ended December 31, 2021 are summarized as follows, in comparison to our expenses for the three months ended December 31, 2020:

	Three Months Ended December 31,
	2021	2020

Salaries and related expenses	$332,393	$97.090
Professional fees	544,684	228,967
Other general and administrative expenses	621,809	64,762
Rent	28,813	3,835
Facility operations	398,504	154,470
Research and development	20,357	-
Depreciation	218,134	18,173
Amortization	367,500	-
Total	$2,532,194	$567,297

Operating expenses for the three months ended December 31, 2021 were $2,532,194, which is a 346% increase over operating expenses of $567,297 for the same period in 2020. The overall change in expenses is mainly the result of a ramp up of costs based on the increase in the activity in planning operations, as well as the acquisition and addition of the Iowa facility. Salaries increased by approximately $235,000, due to the new employees. Professional fees increased by approximately $316,000, due to attorneys work with the Company on acquisitions and equity offerings and SEC filings, as well as consultant and accounting fees. The approximately $557,000 increase in other general and administrative expenses includes maintenance work being done in the Texas and Iowa facilities and property taxes paid in Iowa. Additionally, it is the result of the fact that the operating costs in 2020 were decreased due to the slowdown of the progressing of testing and planning to begin commercial operations due to the fire at the Texas plant. The depreciation in the three months ended December 31, 2021, increased due to the new fixed assets acquired from Vero Blue, and the amortization in the current period is the result of the patent acquisition on May 19, 2021 and the License Agreements entered into on August 25, 2021.

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Comparison of the Nine months Ended December 31, 2021 to the Nine months Ended December 31, 2020

Revenue

We have not earned any significant revenues since our inception and, although we had revenue of $16,640 in the nine months ended December 31, 2021, we can provide no assurances as to how significant our revenue will be in the next one to two fiscal quarters.

Expenses

Our expenses for the nine months ended December 31, 2021 are summarized as follows, in comparison to our expenses for the nine months ended December 31, 2020:

	Nine months Ended December 31,
	2021	2020

Salaries and related expenses	$1,987,920	$311,623
Professional fees	1,520,783	516,453
Other general and administrative expenses	1,623,887	291,908
Rent	49,768	11,678
Facility operations	810,260	234,113
Research and development	217,229	79,550
Depreciation	830,260	37,850
Amortization	514,000	-
Total	$7,554,256	$1,483,175

Operating expenses for the nine months ended December 31, 2021 were $7,554,256, which is a 409% increase over operating expenses of $1,483,175 for the same period in 2020.  The overall change in expenses is mainly the result of a ramp up of costs based on the increase in the activity in planning operations, as well as the acquisition and addition of the Iowa facility, especially in general and administrative expenses and facility operations.  Salaries increased by approximately $1,676,000, due to the new employees, as well as the $300,000 bonus paid to the CFO, and the $600,000 bonus to the President and Chief Technology Officer, of which $200,000 remains in accrued expenses, related parties, as of December 31, 2021.  Professional fees increased by approximately $1,004,000, due to attorneys work with the Company on acquisitions and equity offerings and SEC filings, as well as consultant and accounting fees. The increase in other general and administrative expenses of approximately $1,332,000 includes maintenance work being done in the Texas and Iowa facilities, including travel costs and property taxes paid in Iowa.  Additionally, it is the result of the fact that the operating costs in 2020 were decreased due to the slowdown of the progressing of testing and planning to begin commercial operations due to the fire at the Texas plant. The depreciation in the nine months ended December 31, 2021, increased due to the new fixed assets acquired from Vero Blue, and the amortization in the current period is the result of the patent acquisition on May 19, 2021 and the License Agreements entered into on August 25, 2021.

Liquidity, Financial Condition and Capital Resources

As of December 31, 2021, we had cash on hand of approximately $2,665,000 and working capital deficiency of approximately $16,332,000. as compared to cash on hand of approximately $156,000 and a working capital deficiency of approximately $3,614,000 as of March 31, 2021. The decrease in working capital for the nine months ended December 31, 2021, is mainly due to the decrease in cash on-hand and increase in accounts payable and accrued expenses, offset by a decrease in notes payable – related parties.

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Working Capital/(Deficiency)

Our working capital as of December 31, 2021, in comparison to our working capital deficiency as of March 31, 2021, can be summarized as follows:

	December 31,	March 31,
	2021	2021
Current assets	$8,019,838	$811,134
Current liabilities	24,352,265	4,425,511
Working capital deficiency	$(16,332,427)	$(3,614,377)

Current assets increased mainly because of the addition to cash as a result of the equity offerings during April through December 31, 2021, of approximately $17,277,000, a portion of which was then used in the patent and NAS acquisitions, the License agreements, as well as redemption of Series D Preferred shares, plus the $5,000,000 in escrow related to the new long term convertible note. This was offset by a decrease in prepaid expenses, due to the amortization. The increase in current liabilities is primarily due to the $12,985,000 new deriviative liability related to the long term convertible note, which also resulted in the $6,047,000 warrant liability; the $3 million in cash payments owed on the License agreements recorded in accounts payable and the $200,000 remaining in accrued bonuses for the President and Chief Technology Officer (“CTO”), off set by the payoff of bank loans and lines of credit, convertible debt, notes payable to related parties, and the forgiveness of the PPP loan.

Cash Flows

Our cash flows for the nine months ended December 31, 2021, in comparison to our cash flows for the nine months ended December 31, 2020, can be summarized as follows:

	Nine months Ended December 31,
	2021	2020
Net cash used in operating activities	$(12,201,031)	$(851,113)
Net cash used in investing activities	(7,899,513)	1,563,839
Net cash provided by financing activities	22,609,954	2,621,062
Net change in cash	$2,509,410	$206,110

The increase in net cash used in operating activities in the nine months ended December 31, 2021, compared to the same period in 2020 is largely attributable to the increase in the net loss, the gain on the Vero Blue note settlement, plus the increase in accounts payable, offset by the legal settlement with the NSH shareholders for the future issuance of common shares with a fair value of $29,388,000, the increase in the depreciation and amortization and the accrued bonuses for the President and CTO.

The net cash used in investing activities in the nine months ended December 31, 2021 includes $2,000,000 in the patent acquisition and $1,000,000 in the acquisition of shares of the non-controlling interest, the $2,350,000 for the License agreement, as well as approximately $2,116,000 for machinery and equipment and $434,000 for construction in process. The prior year’s cash spent on investing activities consisted mainly of the cash paid for the asset acquisition of VeroBlue Farms, as well as machinery and equipment and construction in process, offset by $917,210 of cash proceeds received from the insurance settlement for the fire to the pilot production plant.

The net cash provided by financing activities increased by approximately $9,471,000 between periods. For the current period, the Company received approximately $17,277,000 from the sale of common stock and warrants, offset by amounts paying off the convertible note, notes payable with related parties and bank loans, and the amount paid on the redemption of Series D Preferred Shares. In the same period in the prior year, the financing activities primarily arose from the proceeds received from the sale of Series B convertible Preferred Shares and the $103,200 received from the PPP loan.

Our cash position was approximately $2,665,000 as of December 31, 2021. Management believes that our cash on hand and working capital deficit are not sufficient to meet our current anticipated cash requirements for additional anticipated capital expenditures, operating expenses and scale-up of operations for the next twelve months.

Recent Financing Arrangements and Developments During the Period

Short-Term Debt and Lines of Credit

The Company has a working capital line of credit with Extraco Bank. On April 30, 2020, the line of credit was renewed with a maturity date of April 30, 2021 for a balance of $372,675. The line of credit bore an interest rate of 5.0%, that was compounded monthly and to be paid with the principal on the maturity date. The line of credit matured on April 30, 2021 and was secured by certificates of deposit and letters of credit owned by directors and shareholders of the Company. On May 5, 2021, the Company paid off the line of credit. The balance of the line of credit was $372,675 at March 31, 2021.

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The Company also had an additional line of credit with Extraco Bank for $200,000, which was renewed with a maturity date of April 30, 2021, for a balance of $177,778. The line of credit bore interest at a rate of 5%, that was compounded monthly and to be paid with the principal on the maturity date. The line of credit was secured by certificates of deposit and letters of credit owned by directors and shareholders of the Company. On April 15, 2021, the line of credit was paid off in full. The balance of the line of credit was $177,778 at March 31, 2021.

The Company also has a working capital line of credit with Capital One Bank for $50,000. The line of credit bears an interest rate of prime plus 25.9 basis points, which totaled 29.15% as of June 30, 2021. The line of credit is unsecured. The balance of the line of credit was $9,580 at both December 31, 2021 and March 31, 2021.

The Company also has a working capital line of credit with Chase Bank for $25,000. The line of credit bears an interest rate of prime plus 10 basis points, which totaled 13.25% as of June 30, 2021. The line of credit is secured by assets of the Company’s subsidiaries. The balance of the line of credit is $10,237 at December 31, 2021 and March 31, 2021.

Bank Loan

On April 10, 2020, the Company obtained a Paycheck Protection Program (“PPP”) loan in the amount of $103,200 pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). On April 16, 2021, the Company filed for the forgiveness of the PPP loan and was approved for forgiveness of such loan on April 26, 2021.

On January 10, 2017, the Company entered into a promissory note with Community National Bank for $245,000, at an annual interest rate of 5% and a maturity date of January 10, 2020 (the “CNB Note”). The CNB Note is secured by certain real property owned by the Company in LaCoste, Texas, and is also personally guaranteed by the Company’s President, as well as certain shareholders of the Company. On January 10, 2020, the loan was modified, with certain terms amended. The modified note is for the principal balance of $222,736, with initial monthly payments of $1,730 through February 1, 2037, when all unpaid principal and interest will be due and payable. The loan has an initial yearly rate of interest of 5.75% , which may change beginning on February 1, 2023 and each 36 months thereafter, to the Wall Street Journal Prime Rate plus 1%, but never below 4.25%. The monthly payments may change on the same dates as the interest changes. The Company was also allowed to make payments against the principal at any time. The note was paid off in full on December 20, 2021 The balance of the CNB Note was $214,452 at March 31, 2021, of which $8,725 was in current liabilities.

On November 3, 2015, the Company entered into a short-term note agreement with Community National Bank for a total value of $50,000, with a maturity date of December 15, 2017. On July 18, 2018, the short-term note was replaced by a promissory note for the outstanding balance of $25,298, which bears interest at 8% with a maturity date of July 18, 2021. The note is guaranteed by an officer and director. The note was paid off in full in July of 2021. The balance of the note at March 31, 2021 was $3,124.

Convertible Debentures

The Company entered into a securities purchase agreement (the “SPA”) with an investor (the “Investor”) on December 15, 2021. Pursuant to the SPA, the Investor purchased a secured promissory note (the “Note”) in the aggregate principal amount totaling approximately $16,320,000 (the “Principal Amount”). The Note has an interest rate of 12% per annum, with a  maturity date 24 months from the issuance date of the Note (the “Maturity Date”). The Note carried an original issue discount totaling $1,300,000 and a transaction expense amount of $20,000, both of which are included in the principal balance of the Note. The Note had $2,035,000 in debt issuance costs, including fees paid in cash of $1,095,000 and 3,000,000 warrants issued to placement agents with a fair value of $940.000.  The warrant fair value was estimated using the Black Scholes Model, with the following inputs: the price of the Company’s common stock of $0.32; a risk-free interest rate of 1.19%, the expected volatility of the Company’s common stock of 209.9%; the estimated remaining term, a dividend rate of 0%.  The warrants were classified as a liability, as it is not known if there will be sufficient authorized shares to be issued upon settlement, based on the conversion terms of the convertible debt.

Beginning on the date that is 6 months from the issuance date of the Note, the Investor has the right to redeem up to $1,000,000 of the outstanding balance per month. Payments may be made by the Company, at the Company’s option, (a) in cash, or (b) by paying the redemption amount in the form of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), per the following formula: the number of redemption shares equals the portion of the applicable redemption amount divided by the Redemption Repayment Price. The “Redemption Repayment Price” equals 90% multiplied by the average of the two lowest volume weighted average price per share of the Common Stock during the ten (10) trading days immediately preceding the date that the Investor delivers notice electing to redeem a portion of the Note. The redemption amount shall include a premium of 15% of the portion of the outstanding balance being paid (the “Exit Fee”). In addition to the Investor’s right of redemption, the Company has the option to prepay the Notes at any time prior to the Maturity Date by paying a premium of 15% plus the principal, interest, and fees owed as of the prepayment date.

Within 180 days of the issuance date of the Note, the Company will obtain an effective registration statement or a supplement to any existing registration statement or prospectus with the SEC registering at least $15,000,000 in shares of Common Stock for the Investor’s benefit such that any redemption using shares of Common Stock could be done using registered Common Stock. Additionally, as soon as reasonably possible following the issuance of the Note, the Company will cause the Common Stock to be listed for trading on either of (a) NYSE, or (b) NASDAQ (in either event, an “Uplist”). In the event the Company has not effectuated the Uplist by March 1, 2022, the then-current outstanding balance will be increased by 10%. The Company will make a one-time payment to the Investor equal to 15% of the gross proceeds the Company receives from the offering expected to be effected in connection with the Uplist (whether from the sale of shares of its Common Stock and / or preferred stock) within ten (10) days of receiving such amount. In the event Borrower does not make this payment, the then-current outstanding balance will be increased by 10%. The Note also contains certain negative covenants and Events of Default. Upon an Event of a Default, at its option and sole discretion, the Investor may consider the Note immediately due and payable. Upon such an Event of Default, the interest rate increases to 18% per annum and the outstanding balance of the Note increases from 5% to 15%, depending upon the specific Event of Default.

On February 26, 2021, the Company entered into a convertible note for the principal amount of $720,000, with an original issue discount of $120,000, convertible into shares of common stock of the Company. The note bears interest of 12% and is due six months from the date of issuance. The note is convertible from the date of issuance, at a fixed conversion rate of $0.36. The conversion rate shall change to $0.10 upon the event of default. Based on the market price of the common stock of the Company on the date of funding as compared to the conversion price, determined there was an approximately $164,000 beneficial conversion feature to recognize, which will be amortized over the term of the note using the effective interest method. The amortization of the beneficial conversion feature was $27,273 and the original issuance discount was $20,000, for the year ended March 31, 2021. On April 16, 2021, the Company settled the convertible note, consisting of $720,000 in principal, approximately $13,000 in accrued interest, and approximately $110,000 in redemption fee, for a total of $842,972. The Company paid $421,486 in cash, and settled the remaining balance through the conversion into the issuance of 1,303,982 common shares.

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Series B Preferred Equity Offering

On April 8, 2021, the Company converted 262 Series B into 3,144,000 shares of the Company’s common stock.

On December 23, 2021, the Company converted 278 Series B into 3,336,000 shares of the Company’s common stock.

Securities Purchase Agreement

On April 14, 2021, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with GHS Investments LLC, a Nevada limited liability company (“GHS”), for the offering (the “Offering”) of (i) $5,000,000 worth of common stock (“Shares”), par value $0.0001 per share, of the Company (“Common Stock”); at a per share purchase price of $0.55 per Share (ii) common stock purchase warrants (“Warrants”) to purchase up to an aggregate of 10,000,000 shares of Common Stock, which are exercisable for a period of five years after issuance at an initial exercise price of $0.75 per share, subject to certain adjustments, as provided in the Warrants; and (iii) 1,000,000 shares of Common Stock (the “Commitment Shares”). Pursuant to the Purchase Agreement, on April 15, 2021, the Company received net proceeds of $4,732,123 from GHS.

Further, pursuant to the terms of the Purchase Agreement, from the date thereof until the date that is the twelve-month anniversary of the closing of the Offering, upon any issuance by the Company or any of its subsidiaries of Common Stock or Common Stock Equivalents for cash consideration, indebtedness or a combination of units thereof (a “Subsequent Financing”), GHS shall have the right to participate in up to an amount of the Subsequent Financing equal to 100% of the Subsequent Financing on the same terms, conditions and price provided for in the Subsequent Financing.

Pursuant to the Purchase Agreement, on May 5, 2021, GHS purchased an additional 15,454,456 shares of common stock at a per share purchase price of $0.55 per share (the “Second Closing”), for net proceeds of approximately $8,245,000.

Additionally, on May 20, 2021, GHS purchased an additional 2,727,272 shares of common stock at a price per share of $0.55 per share (“Third Closing”), for net proceeds of approximately $1,455,000.

On November 22, 2021, in relation to the SPA with a different holder for 1,500 shares of the Company’s Series E Preferred Stock, GHS entered into a waiver, whereby they waived their right to participate in a subsequent filing.  Additionally, the exercise price on the existing warrants to purchase 10,000,000 shares of common stock was reduced to $0.35, as well as the issuance of warrants to purchase 3,739,000 shares of common stock warrants, with an exercise price of $0.75.  The modification on the change in the exercise price of the warrants was estimated on November 22, 2021, by comparison of the fair value of the warrants with the original exercise price to the fair value with the new exercise price, using Black Scholes Model, with the following inputs: the price of the Company’s common stock of $0.38; a risk-free interest rate of 1.33%, the expected volatility of the Company’s common stock of 209.9%; the estimated remaining term, a dividend rate of 0%, with essentially no change in fair value.  The newly issued warrants had a fair value of $1,373,000, which was estimated using the Black Scholes Model, with the same inputs, including the exercise price of $0.75.  The warrants fair value has been recognized as a liability, based on the fact it as it is not known if there will be sufficient authorized shares to be issued upon settlement, based on the conversion terms of the existing convertible debt, with the April 12, 2021 warrants reclassed from equity to warrant liability, and the newly issued warrants liability recognized as financing costs.

GHS Purchase Agreement

On June 28, 2021, the Company entered into a securities purchase agreement with GHS (the “June GHS Purchase Agreement”) for the offering of up to (i) $3,000,000 worth of common stock of the Company at a per share purchase price of $0.40 and (ii) $11,000 worth of prefunded common stock purchase warrants to purchase an aggregate of up to 1,100,000 shares of common stock, which are exercisable upon issuance and shall not expire prior to exercise, and are subject to certain adjustments, as provided in the warrants. Pursuant to the June GHS Purchase Agreement, on June 28, 2021, GHS purchased 7,500,000 shares of common stock and 1,100,000 shares of common stock underlying the prefunded warrants, for an aggregate purchase price of $3,011,000, less offering expenses of $90,330, for net proceeds of $2,909,670.

Share Exchange Agreement and Redemption and Series E Preferred Stock

On April 14, 2021, the Company, entered into a share exchange agreement (the “Exchange Agreement”) with a holder of the Series D Preferred Stock, whereby, at the closing of the Offering, the Holder agreed to exchange an aggregate of 3,600 shares of the Company’s Series D Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”) into 3,739.63 shares of the Company’s Series E Convertible Preferred stock, par value $0.0001 (the “Series E Preferred Stock”). The exchange was completed on April 15, 2021. In accordance with ASC 260-10-S99-2, exchanges of preferred stock that are considered to be extinguishments are to be accounted for as a redemption. Therefore, the difference between the fair value of the Series E Preferred Stock transferred to the holder of the Series D Preferred Stock and the carrying amount of the Series D Preferred Stock immediately prior to the exchange, which was $3,258,189, was accounted for in a manner similar to a dividend. During the three months ended September 30, 2021, 1,200 shares of Series E Preferred Stock were converted into 4,114,286 shares of common stock. During the three months ended December 31. 2021, an additional 1,200 shares of Series E Preferred Stock were converted into 4,114,286 shares of common stock.

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In addition, in relation to the Offering, on April 15, 2021, the Company redeemed the remaining 2,450 of the Series D Preferred Stock for $3,513,504.  In accordance with ASC 260-10-S99-2, the difference between the fair value of the consideration transferred to the holder of the Series D Preferred Stock and the carrying amount of the Series D Preferred Stock immediately prior to the redemption, which was $2,719,538, was accounted for in a manner similar to a dividend.

On November 22, 2021, the Company entered into a securities purchase agreement (“SPA”) for 1,500 shares of the Company’s Series E Preferred Stock, at a price of $1,000 per share and (ii) a warrant to purchase up to 1,500,000 shares of the Company’s common stock, with an exercise price equal to $0.75, which expires in five years, for a purchase price of $1,500,000. The warrant has a fair value of $561,000, estimated using the Black Scholes Model, with the following inputs: the price of the Company’s common stock of $0.38; a risk-free interest rate of 1.33%, the expected volatility of the Company’s common stock of 209.9%; the estimated remaining term, a dividend rate of 0%.

Common Shares Issued to Consultants

On April 14, 2021, 500,000 shares of common stock were issued to a consultant per an agreement entered into on January 20, 2021 for advisory services for a two-year period. The shares had a fair value of $195,000, based on the market price of $0.39 on the grant date. 62,500 common shares shall vest each quarter through October 1, 2022, at $24,275, with $73,126 vested through the three months ended June 30, 2021.

On May 24, 2021, the Company entered into an agreement with a consultant, with a three-month term, that shall automatically renew each three months unless one party terminates the agreement. The compensation shall be $12,500 in cash per month for the first six months and $15,000 per month thereafter. Also included in compensation are 200,000 shares of common stock, with a fair value of $99,600 based upon the market price of $0.50 upon the grant date. The shares of common stock will vest in quarterly installments, with 50,000 to vest immediately. The shares of common stock have not yet been issued, and therefore the 50,000 vested shares, at $24,900, are included in Shares payable.

During the three months ended December 31, 2021, three consultants were issued a total of approximately 430,000 shares of common stock, with a total fair value of approximately $158,000, based on the market price of $0.36 on the grant date.

On August 24, 2020, the Company issued 1,500,000 shares of common stock to a consultant per an agreement entered into on June 25, 2020. On December 25, 2020, the Company renewed the agreement for an additional six months. As consideration for the agreement the Company issued 1,500,000 shares of common stock to the consultant. The agreement has a six-month term, and therefore the fair value of $616,500, based on the market value of $0.041 on the grant date, was recognized in Prepaid expense to be amortized over the six-month term. As of the year end March 31, 2021, $308,250 remained in Prepaid expense with $308,250 recognized in consulting expense for the year end March 31, 2021. The remaining $308.250 was expensed in the three months ended June 30, 2021.

Going Concern

The unaudited consolidated financial statements contained in this prospectus have been prepared, assuming that the Company will continue as a going concern.  The Company has accumulated losses through the period to December 31, 2021 of approximately $101,799,000 as well as negative cash flows from operating activities of approximately $12,201,000.  Presently, the Company does not have sufficient cash resources to meet its plans in the twelve months following the date of issuance of this filing.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management is in the process of evaluating various financing alternatives in order to finance the continued build-out of our equipment and for general and administrative expenses.  These alternatives include raising funds through public or private equity markets and either through institutional or retail investors.  Although there is no assurance that the Company will be successful with our fund-raising initiatives, management believes that the Company will be able to secure the necessary financing as a result of ongoing financing discussions with third party investors and existing shareholders.

The consolidated financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to obtain additional financing as may be required and ultimately to attain profitability. If the Company raises additional funds through the issuance of equity, the percentage ownership of current shareholders could be reduced, and such securities might have rights, preferences or privileges senior to the rights, preferences and privileges of the Company’s common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to take advantage of prospective business endeavors or opportunities, which could significantly and materially restrict its future plans for developing its business and achieving commercial revenues. If the Company is unable to obtain the necessary capital, the Company may have to cease operations.

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Future Financing

We will require additional funds to implement our growth strategy for our business. In addition, while we have received capital from various private placements that have enabled us to fund our operations, these funds have been largely used to develop our processes, although additional funds are needed for other corporate operational and working capital purposes. However, not including funds needed for capital expenditures or to pay down existing debt and trade payables, we anticipate that we will need to raise an additional $2,500,000 to cover all of our capital and operational expenses over the next 12 months, not including any capital expenditures needed as part of any commercial scale-up of our equipment. These funds may be raised through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. There can be no assurance that additional financing will be available to us when needed or, if available, that such financing can be obtained on commercially reasonable terms. If we are not able to obtain the additional necessary financing on a timely basis, or if we are unable to generate significant revenues from operations, we will not be able to meet our other obligations as they become due, and we will be forced to scale down or perhaps even cease our operations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to stockholders.

Effects of Inflation

We do not believe that inflation has had a material impact on our business, revenues, or operating results during the periods presented.

Critical Accounting Policies and Estimates

Our significant accounting policies are more fully described in the notes to our financial statements included in this prospectus. We believe that the accounting policies below are critical for one to fully understand and evaluate our financial condition and results of operations.

Fair Value Measurement

The fair value measurement guidance clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in the valuation of an asset or liability. It establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under the fair value measurement guidance are described below:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

Level 2 - Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; or

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The Derivative and warrant liabilities are Level 3 fair value measurements.

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Basic and Diluted Earnings/Loss per Common Share

Basic and diluted earnings or loss per share (“EPS”) amounts in the consolidated financial statements are computed in accordance with ASC 260 – 10 “Earnings per Share”, which establishes the requirements for presenting EPS. Basic EPS is based on the weighted average number of shares of common stock outstanding.  Diluted EPS is based on the weighted average number of shares of common stock outstanding and dilutive common stock equivalents.  Basic EPS is computed by dividing net income or loss available to common stockholders (numerator) by the weighted average number of shares of common stock outstanding (denominator) during the period.  For the nine months ended December 31, 2021, the Company had with Redeemable Convertible Preferred stock with approximately 9,842,000 underlying common shares, approximately $18,768,000 in a convertible debenture whose approximately 67,816,000 underlying shares are convertible at the holders’ option at conversion price of 90% of the average of the two lowest market prices over the last 10 days and 18,506,429 warrants outstanding which were not included in the calculation of diluted EPS as their effect would be anti-dilutive.  For the nine months ended December 31, 2020, the Company had a 1,920 shares of Series B Preferred Stock whose approximately 12,308,000 underlying shares are convertible at the investors’ option at a conversion price based on the lowest market price over the last 20 trading days, and 5,000 of Series D Preferred Stock whose approximately 50,000,000 underlying shares are convertible at the investors’ option at a fixed conversion price of $0.10, which were not included in the calculation of diluted EPS as their effect would be anti-dilutive.

Impairment of Long-lived Assets and Long-lived Assets

The Company will periodically evaluate the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review and at least annually. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose.

Recently Adopted Accounting Pronouncements

Our recently adopted accounting pronouncements are more fully described in Note 2 to our financial statements included herein for the quarter ended December 31, 2021.

Recently Issued Accounting Standards

In August 2020, the FASB issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470- 20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity. This ASU (1) simplifies the accounting for convertible debt instruments and convertible preferred stock by removing the existing guidance in ASC 470-20, Debt: Debt with Conversion and Other Options, that requires entities to account for beneficial conversion features and cash conversion features in equity, separately from the host convertible debt or preferred stock; (2) revises the scope exception from derivative accounting in ASC 815-40 for freestanding financial instruments and embedded features that are both indexed to the issuer’s own stock and classified in stockholders’ equity, by removing certain criteria required for equity classification; and (3) revises the guidance in ASC 260, Earnings Per Share, to require entities to calculate diluted earnings per share (EPS) for convertible instruments by using the if-converted method. In addition, entities must presume share settlement for purposes of calculating diluted EPS when an instrument may be settled in cash or shares. For SEC filers, excluding smaller reporting companies, ASU 2020-06 is effective for fiscal years beginning after December 15, 2021 including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. For all other entities, ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Entities should adopt the guidance as of the beginning of the fiscal year of adoption and cannot adopt the guidance in an interim reporting period. The Company is currently evaluating the impact that ASU 2020-06 may have on its consolidated financial statements and related disclosures.

During the period ending December 31, 2021, there were several new accounting pronouncements issued by the Financial Accounting Standards Board. Each of these pronouncements, as applicable, has been or will be adopted by the Company. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s consolidated financial statements.

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Comparison of the Year Ended March 31, 2021 to the Year Ended March 31, 2020

Revenue

We have not earned any significant revenues since our inception and, although we expect revenues to begin in fiscal year 2022, we can provide no assurances as to how significant they will be at that time.

Expenses

Our expenses for the year ended March 31, 2021 are summarized as follows, in comparison to our expenses for the year ended March 31, 2020:

	Years Ended March 31,
	2021	2020

Salaries and related expenses	$499,280	$486,088
Professional fees	1,121,371	454,571
Other general and administrative expenses	836,069	652,476
Rent	15,518	17,196
Facility operations	403,029	232,318
Research and development	79,550	153,250
Depreciation	346,437	100,359
Total	$3,301,254	$2,096,258

Operating expenses for the year ended March 31, 2021 were $3,301,254, an increase of approximately 57% as compared to operating expenses for the same period in 2020. The overall change in expenses is mainly due to the increase in professional fees, facility operations and other general and administrative expenses, as well as depreciation, offset by the decrease in research and development between the periods. The increase in professional fees is due to an increase in legal fees period during the period related in part to the warrant settlement with Vista Capital Investments, LLC, the VeroBlue Farms USA, Inc. acquisition and the new Series D Preferred Stock, and an increase in accounting and consulting fees over the same period in the previous year. The increase of approximately $171,000 in facility operations is a result of the fire on March 18, 2020, at our pilot production plant, which is currently in the process of being rebuilt, with additional amounts also spent on testing and startup operations. The increase in depreciation is due to the asset acquisition with VeroBlue Farms USA, Inc., during December 2020. In the year ending March 31, 2020, the Company was progressing with its testing and planning to begin commercial operations, which had resulted in a ramp-up of costs compared to prior periods. Additionally, the Company’s 51%-owned subsidiary, NAS, began activities during the fiscal year 2020, which included costs for research and development of their technology and the treatment lab. All other costs between periods are fairly consistent.

Liquidity, Financial Condition and Capital Resources

As of March 31, 2021, we had cash on hand of approximately $156,000 and a working capital deficiency of approximately $3,614,000, as compared to cash on hand of approximately $109,000 and a working capital deficiency of approximately $3,598,000 as of March 31, 2020. While the working capital deficiency for the year ended March 31, 2021 as compared to 2020 is fairly consistent, it is mainly due to an approximately $344,000 decrease in current assets, offset by an approximately $328,000 decrease in current liabilities, as discussed in further detail below.

The change in current liabilities is a result of decreases in convertible debt and the related derivatives due to the full conversions of approximately $504,000 of convertible debt, the Vista Capital Investments, LLC settlement in April of 2020, which was accrued as of March 31, 2020 and which consisted of $560,000 in accrued expenses and $90,000 in warrant liability, as well as the issuance of a related party note to the wife of our late former CEO (Bill Williams) in exchange for the amounts owed under the late Mr. William’s settlement agreement, a portion of which in now non-current.

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Working Capital Deficiency

Our working capital deficiency as of March 31, 2021, in comparison to our working capital deficiency as of March 31, 2020, can be summarized as follows:

	March 31,	March 31,
	2021	2020
Current assets	$811,134	$1,155,394
Current liabilities	4,425,512	4,753,343
Working capital deficiency	$3,614,378	$3,597,949

The decrease in current assets is due to the receipt of the insurance settlement of approximately $917,000 which was in current assets as of March 31, 2020, offset by an increase in prepaid expense. The increase in the prepaid expense is due to shares issued to a consultant for services to be provided over a six-month term, with three months remaining as of March 31, 2021. The decrease in current liabilities is primarily due to the decrease in accrued expenses, which as of March 31, 2020 included the Vista Capital Investments, LLC warrant settlement consisting of common shares to be issued, with a fair value of $560,000, plus the cash payment to them of $75,000 on April 10, 2020, with the issuance of the shares of the Company’s common stock occurring in the current period, along with the reclassification of the $90,000 warrant liability to equity upon cancellation of the Vista Capital Investments, LLC warrants. Additionally, the issuance of the related party note to the relative of Mr. Williams, in exchange for the amounts owed under the late Mr. William’s settlement agreement, also resulted in a decrease to current liabilities as a portion of the new note payable in now non-current. In the current fiscal year, there was also $463,000 of principal of convertible notes outstanding, net of debt discounts, as of March 31, 2020 and the related reclassification to equity of the total derivative liability upon conversion, which is offset by the new $720,000 convertible note entered into in February of 2021, net of its discount of approximately $284,000. Lastly, there also is an increase of approximately $322,000 in accounts payable.

Cash Flows

Our cash flows for the year ended March 31, 2021, in comparison to our cash flows for the year ended March 31, 2020, can be summarized as follows:

	Years Ended March 31,
	2021	2020
Net cash used in operating activities	$(2,377,377)	$(2,482,846)
Net cash used in investing activities	(7,537,630)	(1,232,704)
Net cash provided by financing activities	9,961,311	3,687,542
Net change in cash	$46,304	$(28,008)

The decrease in net cash used in operating activities in the year ended March 31, 2021 compared to the same period in 2020 is attributable partly due to the decrease in the net loss, as well as the approximately $745,000 fair value of the shares issued for services, and an increase in depreciation expense as a result of the asset acquisition. There also was the decrease in accrued expenses, which was a result of the $635,000 settlement with Vista Capital Investments, LLC and in accrued interest due to related parties, stemming from the issuance of the new note payable in settlement of the late Mr. Williams separation agreement. This is offset in the current period of a reduced amortization of debt discount, which was approximately $530,000 higher in the prior period.

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The net cash used in investing activities in the year ended March 31, 2021 includes $5,000,000 in cash paid for the VeroBlue Farms USA, Inc. asset acquisition, as well as $3,455,000 paid for machinery and equipment and construction in process to rebuild our La Coste facility and is offset by the $917,210 of cash proceeds received from the insurance settlement for the fire to the pilot production plant. In the same period in 2020, the Company used cash for investing activities to purchase machinery and equipment for the La Coste facility prior to the March 2020 fire.

The net cash provided by financing activities increased by approximately $6,274,000 between periods. For the current period, the Company received $3,250,000 from the sale of Series B Convertible Preferred Stock, $6,050,000 from the sale of Series D Redeemable Convertible Preferred Stock, and $600,000 from a new convertible debenture, as well as $103,200 from a Paycheck Protection Program (“PPP”) loan, which is expected to be forgiven, and $50,000 connected to the Vista Capital Investments, LLC warrant settlement. In the same period in the prior year, the financing activities primarily arose from the proceeds received from the equity financing agreement of $1,774,000 and $2,250,000 from the sale of Series B Convertible Preferred Stock and $100,000 proceeds from a new convertible debenture in April of 2019, offset by payments made on the credit line and convertible debentures in fiscal 2020.

Our cash position was approximately $312,000 as of March 31, 2021. Management believes that our cash on hand and working capital are not sufficient to meet our current anticipated cash requirements for the next twelve months, as more fully described below.

Recent Financing Arrangements and Developments During the Period

Short-Term Debt and Lines of Credit

The Company has a working capital line of credit with Extraco Bank. On April 30, 2020, the line of credit was renewed with a maturity date of April 30, 2021 for a balance of $372,675. The line of credit bears an interest rate of 5.0%, that is compounded monthly and to be paid with the principal on the maturity date. The line of credit matures on April 30, 2021 and is secured by certificates of deposit and letters of credit owned by directors and shareholders of the Company. The balance of the line of credit was $372,675 at both March 31, 2021 and March 31, 2020. On May 5, 2021, this working capital line of credit loan was paid off in full.

The Company also has an additional line of credit with Extraco Bank for $200,000, which was renewed with a maturity date of April 30, 2021, for a balance of $177,778. The lines of credit bear interest at a rate of 5%, that is compounded monthly and to be paid with the principal on the maturity date. The line of credit is secured by certificates of deposit and letters of credit owned by directors and shareholders of the Company. The balance of the line of credit was $177,778 at both March 31, 2021 and March 31, 2020. On April 15, 2021, the line of credit was paid off in full.

The Company also has a working capital line of credit with Capital One Bank for $50,000. The line of credit bears an interest rate of prime plus 25.9 basis points, which totaled 29.15% as of March 31, 2021. The line of credit is unsecured. The balance of the line of credit was $9,580 at both March 31, 2021 and March 31, 2020.

The Company also has a working capital line of credit with Chase Bank for $25,000. The line of credit bears an interest rate of prime plus 10 basis points, which totaled 13.25% as of March 31, 2021. The line of credit is secured by assets of the Company’s subsidiaries. The balance of the line of credit is $10,237 as of March 31, 2021 and March 31, 2020.

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Bank Loan

On April 10, 2020, the Company obtained a Paycheck Protection Program (“PPP”) loan in the amount of $103,200 pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). Interest on the loan is at the rate of 1% per year, and all loan payments are deferred for nine months, at which time the balance is payable in 18 monthly installments if not forgiven in accordance with the CARES Act and the terms of the promissory note executed by the Company in connection with the loan. The promissory note contains events of default and other provisions customary for a loan of this type. As required, the Company used the PPP Loan proceeds for payroll, healthcare benefits, and utilities. The program provides that the use of PPP Loan amount shall be limited to certain qualifying expenses and may be partially or wholly forgiven in accordance with the requirements set forth in the CARES Act. On April 16, 2021, the Company filed for the forgiveness of the PPP Loan and then received forgiveness on April 26, 2021.

On January 10, 2017, the Company entered into a promissory note with Community National Bank for $245,000, at an annual interest rate of 5% and a maturity date of January 10, 2020 (the “CNB Note”). The CNB Note is secured by certain real property owned by the Company in LaCoste, Texas, and is also personally guaranteed by the Company’s President, as well as certain shareholders of the Company. On January 10, 2020, the loan was modified, with certain terms amended. The modified note is for the principal balance of $222,736, with initial monthly payments of $1,730 through February 1, 2037, when all unpaid principal and interest will be due and payable. The loan has an initial yearly rate of interest of 5.75%, which may change beginning on February 1, 2023 and each 36 months thereafter, to the Wall Street Journal Prime Rate plus 1%, but never below 4.25%. The monthly payments may change on the same dates as the interest changes. The Company is also allowed to make payments against the principal at any time. The balance of the CNB Note was $214,852 as of March 31, 2021, $8,725 of which was in current liabilities, and $222,736 as of March 31, 2020, of which $8,904 was in current liabilities.

On November 3, 2015, the Company entered into a short-term note agreement with Community National Bank for a total value of $50,000, with a maturity date of December 15, 2017. On July 18, 2018, the short-term note was replaced by a promissory note for the outstanding balance of $25,298, which bears interest at 8% with a maturity date of July 18, 2021. The note is guaranteed by an officer and director. The balance of the note as of March 31, 2021 and March 31, 2020 was $3,124 and $12,005, respectively.

Convertible Debentures

On February 26, 2021, the Company entered into a convertible note for the principal amount of $720,000, with an original issue discount of $120,000, convertible into shares of common stock of the Company. The note bears interest of 12% and is due six months from the date of issuance. The note is convertible from the date of issuance, at a fixed conversion rate of $0.36. The conversion rate shall change to $0.10 upon the event of default. The conversion feature at issuance meets the definition of conventional convertible debt and therefore qualifies for the scope exception in ASC 815-10-15-74(a) and would not be bifurcated and accounted for separately as a derivative liability. The Company analyzed the conversion feature under ASC 470-20, “Debt with conversion and other options,” and based on the market price of the common stock of the Company on the date of funding as compared to the conversion price, determined there was an approximately $164,000 beneficial conversion feature to recognize, which will be amortized over the term of the note using the effective interest method. The amortization of the beneficial conversion feature was $27,273 and the original issuance discount was $20,000, for the year ended March 31, 2021.

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On March 1, 2019, the Company entered into a 10% convertible promissory note for $168,000, with an OID of $18,000, for a purchase price of $150,000, which originally matured on November 1, 2019. The maturity date was extended to September 1, 2020, with the noteholders waiving the default penalties through December 31, 2020. In the event of default, as set forth in the agreement, the outstanding principal balance increases to 150%. The note is convertible at a fixed conversion price of $0.25. If an event of default occurs, the fixed conversion price is extinguished and replaced by a variable conversion rate that is 70% of the lowest trading prices during the 20 days prior to conversion. The fixed conversion price shall reset upon any future dilutive issuance of shares, options or convertible securities. The conversion feature at issuance meets the definition of conventional convertible debt and therefore qualifies for the scope exception in ASC 815-10-15-74(a) and would not be bifurcated and accounted for separately as a derivative liability. The Company analyzed the conversion feature under ASC 470-20, “Debt with conversion and other options”, and based on the market price of the common stock of the Company on the date of funding as compared to the conversion price, determined there was a $134,000 beneficial conversion feature to recognize, which was amortized over the term of the note using the effective interest method. and fully amortized during the year ended March 31, 2020. On December 21, 2020, the outstanding balance of $168,000 and accrued interest of $30,847 was converted into 795,387 shares of common stock of the Company, at a conversion rate of $0.25.

Notes Payable

On December 15, 2020, in connection with the asset acquisition with Vero Blue Farms USA, Inc., the Company entered into two notes payable. The first note, Promissory Note A, is for principal of $3,000,000, which is payable in 36 months with interest thereon at the rate of 5% per annuum, interest only payable quarterly on the first day of the quarter, with the remaining balance to be paid as a balloon payment on the maturity date. Promissory Note B, is for principal of $2,000,000, which is payable in 48 months with interest thereon at the rate of 5% per annuum, interest only payable quarterly on the first day of the quarter, with the remaining balance to be paid as a balloon payment on the maturity date.

On July 15, 2020, the Company issued a promissory note to a relative of the late Bill Williams (our former CEO) in the amount of $383,604 to settle the amounts that had been recognized per the separation agreement with the late Mr. Williams dated August 15, 2019 for his portion of the related party notes and related accrued interest discussed above, and accrued compensation and allowances. The note bears interest at one percent per annum and calls for monthly payments of $8,000 until the balance is paid in full. The balance as of March 31, 2021 was $311,604, with $96,000 classified in current liabilities on the consolidated balance sheet.

Sale and Issuance of Common Stock

During the year ended March 31, 2021, the Company issued 39,735,627 shares of the Company’s common stock upon conversion of approximately $551,000 of their outstanding convertible debt and accrued interest.

During the year ended March 31, 2021, the Company has converted 5,008 shares of Series B Preferred Stock including dividends-in-kind into 113,517,030 shares of the Company’s common stock.

During the year ended March 31, 2021, the Company has converted 5,008 Series B PS including dividends-in-kind into 113,517,030 shares of the Company’s common stock.

Common Shares Issued to Consultants

On August 24, 2020, the Company issued 1,500,000 shares of common stock to a consultant per an agreement entered into on June 25, 2020. The agreement has a six-month term, and therefore the fair value of $67,500, based on the market value of $0.045 on the grant date, will be recognized over the term of the agreement, with $67,500 expensed during the year ended March 31, 2021. On December 25, 2020, the Company renewed the agreement for an additional six months. As consideration for the agreement, the Company issued 1,500,000 shares of common stock to the consultant. The agreement has a six-month term, and therefore the fair value of $616,500, based on the market value of $0.041 on the grant date, is recognized in prepaid expense to be amortized over the six-month term. As of the year end March 31, 2021, $308,250 remained in prepaid expense with $308,250 recognized in consulting expense for the year end March 31, 2021.

On June 12, 2020, the Company issued 1,250,000 shares of common stock to a consultant, with the fair value of $61,250 based on the market price of $0.049 on the date issued and which was recognized as professional services in the three months ended June 30, 2020.

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Series B Preferred Equity Offering

On September 5, 2019, the board of directors of the Company authorized the issuance of 5,000 preferred shares to be designated as Series B Preferred Stock. The Series B PS have a par value of $0.0001, a stated value of $1,200 and no voting rights. The Series B PS are redeemable at the Company’s option, at percentages ranging from 120% to 135% for the first 180 days, based on the passage of time. The Series B are also redeemable at the holder’s option, upon the occurrence of a triggering event which includes a change of control, bankruptcy, and the inability to deliver Series B PS requested under conversion notices. The triggering redemption amount is at the greater of (i) 135% of the stated value or (ii) the product of the volume-weighted average price (“VWAP”) on the day proceeding the triggering event multiplied by the stated value divided by the conversion price. As the redemption feature at the holder’s option is contingent on a future triggering event, the Series B PS is considered contingently redeemable, and as such the preferred shares are classified in equity until such time as a triggering event occurs, at which time they will be classified as mezzanine.

The Series B PS is convertible, at the discounted market price which is defined as the lowest VWAP over last 20 days. The conversion price is adjustable based on several situations, including future dilutive issuances. As the Series B PS does not have a redemption date and is perpetual preferred stock, it is considered to be an equity host instrument and as such the conversion feature is not required to be bifurcated as it is clearly and closely related to the equity host instrument.

On September 17, 2019, the Company entered into a Securities Purchase Agreement (“SPA”) with GHS Investments LLC, a Nevada limited liability company (“GHS”) for the purchase of up to 5,000 shares of Series B PS at a stated value of $1,200 per share, or for a total net proceeds of $5,000,000 in the event the entire 5,000 shares of Series B PS are purchased. During the year ended March 31, 2021 the Company received $3,250,000 for the issuance of 3,250 Series B PS. The intrinsic value of the beneficial conversion option on several of the tranches was calculated at a total of $1,335,000, which was fully amortized upon issuance, as the Series B PS is immediately convertible into common stock. During the year ended March 31, 2021, the Company has converted 5,008 Series B PS which includes 115 Series B PS dividends-in-kind into 113,517,030 shares of the Company’s common stock.

During the year ended March 31, 2020, the Company issued 2,250 Series B Preferred Shares in various tranches of the SPA, totaling $2,250,000. The intrinsic value of the beneficial conversion option on several of the tranches was calculated at a total of $475,000, which was fully amortized upon issuance, as the Series B PS is immediately convertible into common stock.

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Series D Preferred Equity Offering

On December 16, 2020, the Board authorized the issuance of 20,000 preferred shares to be designated as Series D Preferred Stock (“Series D PS”). The Series D PS have a par value of $0.0001, a stated value of $1,200 and will vote together with the common stock on an as-converted basis. In addition, as further described in the Series D Designation, as long as any of the shares of Series D Preferred Stock are outstanding, the Company will not take certain corporate actions without the affirmative vote at a meeting (or the written consent with or without a meeting) of the majority of the shares of Series D Preferred Stock then outstanding. On December 18, 2020, the Company entered into securities purchase agreements (the “Purchase Agreement”) with GHS Investments LLC, Platinum Point Capital LLC and BHP Capital NY (collectively, the “Purchaser”) , whereby, at the closing, each Purchaser agreed to purchase from the Company, up to 5,000 shares of the Company’s Series D Convertible Preferred Stock, at a purchase price of $1,000 per share of Series D Preferred Stock. The aggregate purchase price per Purchaser for the Series D Preferred Stock is $5,000,000. In connection with the sale of the Series D Preferred Stock, the Purchasers received 6,000,000 shares of the Company’s common stock, par value $0.0001 (the “Commitment Shares”), which have a fair value of $1,616,250 based on the market price of the common shares of $0.27 on the date of the Series D PS purchase. On January 8 and 10, 2021, the Company entered into additional securities purchase agreements with the Purchaser, for 1,050 shares of Series D PS, at an aggregate purchase price of $1,050,000.

Each holder of Series D Preferred Stock shall be entitled to receive, with respect to each share of Series D Preferred Stock then outstanding and held by such holder, dividends at the rate of twelve percent (12%) per annum (the “Preferred Dividends”). Dividends may be paid in cash or in shares of Preferred Stock at the discretion of the Company.

The Series D PS are convertible into Common Stock at the election of the holder of the Series D PS at any time following five days after a qualified offering (as defined in the Purchase Agreement) at a 35% discount to the offering price, or, if a qualified offering has not occurred, at a price of $0.10 per share, subject to adjustment as set forth in the designation.

The Series BD PS shall be redeemed by the Corporation on the date that is no later than one calendar year from the date of its issuance. The Series D PS are also redeemable at the Company’s option, at percentages ranging from 115% to 125% for the first 180 days, based on the passage of time. The Company shall redeem the Series D PS in cash upon a three business days prior notice to the holder or the holder may convert the Series D PS within such three business days period prior to redemption. Additionally, the holder shall have the right to either redeem for cash or convert the Preferred Stock into Common Stock within three business days following the consummation of a qualified offering. The Series D PS are also redeemable at the holder’s option, upon the occurrence of a triggering event which includes a change of control, bankruptcy, and the inability to deliver shares of the Company’s common stock requested under conversion notices. The triggering redemption amount is 150% of the stated value.

We used the proceeds of an offering that closed on April 14, 2021 to redeem 2,450 shares of Series D Preferred Stock held by two holders for a total of $3,658,000. In a concurrent private placement, we exchanged 3,600 shares of Series D Convertible Preferred Stock held by GHS for 3,739.63 shares of the Company’s newly designated Series E Preferred Stock. As of April 14, 2021, there were no shares of Series D Preferred Stock outstanding.

Going Concern

The audited consolidated financial statements contained in this prospectus have been prepared, assuming that the Company will continue as a going concern. The Company has accumulated losses through the period to March 31, 2021 of approximately $53,683,000 as well as negative cash flows from operating activities of approximately $2,377,000. Presently, the Company does not have sufficient cash resources to meet its plans in the twelve months following the date of issuance of this filing. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management is in the process of evaluating various financing alternatives in order to finance the continued build-out of our equipment and for general and administrative expenses. These alternatives include raising funds through public or private equity markets and either through institutional or retail investors. Although there is no assurance that the Company will be successful with our fund-raising initiatives, management believes that the Company will be able to secure the necessary financing as a result of ongoing financing discussions with third party investors and existing shareholders.

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The consolidated financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to obtain additional financing as may be required and ultimately to attain profitability. If the Company raises additional funds through the issuance of equity, the percentage ownership of current shareholders could be reduced, and such securities might have rights, preferences or privileges senior to the rights, preferences and privileges of the Company’s common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to take advantage of prospective business endeavors or opportunities, which could significantly and materially restrict its future plans for developing its business and achieving commercial revenues. If the Company is unable to obtain the necessary capital, the Company may have to cease operations.

Future Financing

We will require additional funds to implement our growth strategy for our business. In addition, while we have received capital from various private placements that have enabled us to fund our operations, these funds have been largely used to develop our processes, although additional funds are needed for other corporate operational and working capital purposes. However, not including funds needed for capital expenditures or to pay down existing debt and trade payables, we anticipate that we will need to raise an additional $5,000,000 to $7,000,000 to cover all of our operational expenses over the next 12 months, not including any capital expenditures needed as part of any commercial scale-up of our equipment. These funds may be raised through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. There can be no assurance that additional financing will be available to us when needed or, if available, that such financing can be obtained on commercially reasonable terms. If we are not able to obtain the additional necessary financing on a timely basis, or if we are unable to generate significant revenues from operations, we will not be able to meet our other obligations as they become due, and we will be forced to scale down or perhaps even cease our operations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Effects of Inflation

We do not believe that inflation has had a material impact on our business, revenues or operating results during the periods presented.

Critical Accounting Policies and Estimates

Our significant accounting policies are more fully described in the notes to our financial statements included in this prospectus. We believe that the accounting policies below are critical for one to fully understand and evaluate our financial condition and results of operations.

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Fair Value Measurement

The fair value measurement guidance clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in the valuation of an asset or liability. It establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under the fair value measurement guidance are described below:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

Level 2 - Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; or

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The Company did not have any Level 1 or Level 2 assets and liabilities as of March 31, 2021 and March 31, 2020.

The Derivative liabilities are Level 3 fair value measurements.

Basic and Diluted Earnings/Loss per Common Share

Basic and diluted earnings or loss per share (“EPS”) amounts in the consolidated financial statements are computed in accordance with ASC 260 - 10 “Earnings per Share”, which establishes the requirements for presenting EPS. Basic EPS is based on the weighted average number of shares of common stock outstanding. Diluted EPS is based on the weighted average number of shares of common stock outstanding and dilutive common stock equivalents. Basic EPS is computed by dividing net income or loss available to common stockholders (numerator) by the weighted average number of shares of common stock outstanding (denominator) during the period. For the year ended March 31, 2021, the Company had a 607 shares of Series B PS whose approximately 1,202,000 underlying shares are convertible at the investors’ option at a conversion price based on the lowest market price over the last 20 trading days, and 6,050 of Series D PS whose approximately 60,050,000 underlying shares are convertible at the investors’ option at a fixed conversion price of $0.10, which were not included in the calculation of diluted EPS as their effect would be anti-dilutive. For the year ended March 31, 2020, the Company had approximately $469,000 in convertible debentures whose approximately 12,518,000 underlying shares are convertible at the holders’ option at conversion prices ranging from $0.01 to $0.25 for fixed conversion rates, and 57% - 60% of the defined trading price for variable conversion rates, and approximately 2,916,000 warrants with an exercise price of 45% of the market price of the Company’s common stock, which were not included in the calculation of diluted EPS as their effect would be anti-dilutive.

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Impairment of Long-lived Assets and Long-lived Assets

The Company will periodically evaluate the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review and at least annually. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose.

Recently Adopted Accounting Pronouncements

Our recently adopted accounting pronouncements are more fully described in Note 2 to our financial statements included herein for the quarter ended March 31, 2021.

Recently Issued Accounting Standards

In August 2020, the FASB issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470- 20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity. This ASU (1) simplifies the accounting for convertible debt instruments and convertible preferred stock by removing the existing guidance in ASC 470-20, Debt: Debt with Conversion and Other Options, that requires entities to account for beneficial conversion features and cash conversion features in equity, separately from the host convertible debt or preferred stock; (2) revises the scope exception from derivative accounting in ASC 815-40 for freestanding financial instruments and embedded features that are both indexed to the issuer’s own stock and classified in stockholders’ equity, by removing certain criteria required for equity classification; and (3) revises the guidance in ASC 260, Earnings Per Share, to require entities to calculate diluted earnings per share (EPS) for convertible instruments by using the if-converted method. In addition, entities must presume share settlement for purposes of calculating diluted EPS when an instrument may be settled in cash or shares. For SEC filers, excluding smaller reporting companies, ASU 2020-06 is effective for fiscal years beginning after December 15, 2021 including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. For all other entities, ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Entities should adopt the guidance as of the beginning of the fiscal year of adoption and cannot adopt the guidance in an interim reporting period. The Company is currently evaluating the impact that ASU 2020-06 may have on its consolidated financial statements and related disclosures.

As of March 31, 2021, there were several new accounting pronouncements issued by the Financial Accounting Standards Board. Each of these pronouncements, as applicable, has been or will be adopted by the Company. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s consolidated financial statements.

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BUSINESS

Corporate History

We were incorporated in the State of Nevada on July 3, 2008, under the name “Multiplayer Online Dragon, Inc.” Effective November 5, 2010, we effected an 8-for-1 forward stock split, increasing the issued and outstanding shares of our common stock from 12,000,000 shares to 96,000,000 shares. On October 29, 2014, we effected a 1-for-10 reverse stock split, decreasing the issued and outstanding shares of our common stock from 97,000,000 to 9,700,000.

On November 26, 2014, we entered into an Asset Purchase Agreement (the “Agreement”) with NaturalShrimp Holdings, Inc., a Delaware corporation (“NSH”), pursuant to which we agreed to acquire substantially all of the assets of NSH, which assets consisted primarily of all of the issued and outstanding shares of capital stock of NSC and NS Global, and certain real property located outside of San Antonio, Texas (the “Assets”).

On January 30, 2015, we consummated the acquisition of the Assets pursuant to the Agreement. In accordance with the terms of the Agreement, we issued 75,520,240 shares of our common stock to NSH as consideration for the Assets. As a result of the transaction, NSH acquired 88.62% of our issued and outstanding shares of common stock, NSC and NS Global became our wholly owned subsidiaries, and we changed our principal business to a global shrimp farming company.

In connection with our receipt of approval from the Financial Industry Regulatory Authority (“FINRA”), effective March 3, 2015, we amended our Articles of Incorporation to change our name to “NaturalShrimp Incorporated.”

Business Overview

We are a biotechnology company and have developed proprietary platform technologies that allow us to grow Pacific White shrimp (Litopenaeus vannamei, formerly Penaeus vannamei) in an ecologically controlled, high-density, low-cost environment and in fully contained and independent production facilities. Our system uses technology which allows us to produce a naturally grown shrimp “crop” weekly and accomplishes this without the use of antibiotics or toxic chemicals. We have developed several proprietary technology assets, including a knowledge base that allows us to produce commercial quantities of shrimp in a closed system with a computer monitoring system that automates, monitors, and maintains proper levels of oxygen, salinity, and temperature for optimal shrimp production. The Company’s production facilities are located in La Coste, Texas, and Webster City, Iowa.

NS Global, one of our wholly owned subsidiaries, owns less than 1% of Norway Seafood A.S. (formerly NaturalShrimp International A.S.) in Oslo, Norway. This entity was our original European-based partner and was responsible for the construction cost of its facility and initial operating capital.

The first facility built in Spain for NaturalShrimp International A.S. is GambaNatural de España, S.L. The land for the first facility was purchased in Medina del Campo, Spain, and construction of the 75,000 square-foot facility was completed in 2016. Medina del Campo is approximately seventy-five miles northwest of Madrid, Spain.

On October 16, 2015, we formed Natural Aquatic Systems, Inc. (“NAS”). The purpose of NAS is to formalize the business relationship between our Company and F&T Water Solutions LLC (F&T) for the joint development of certain water technologies. On May 19, 2021, the Company entered into a Securities Purchase Agreement (the “SPA”) with F&T. Prior to entering into the SPA, the Company owned fifty-one percent (51%) and F&T owned forty-nine percent (49%) of the issued and outstanding shares of common stock of NAS. Upon the closing of the SPA, the Company purchased the 980,000 shares of NAS’ common stock owned by F&T for a purchase price of $1,000,000 in cash and issued 3,960,396 shares of the Company’s common stock at a market value of $0.505 per share, for a total fair value of $2,000,000, for a total acquisition price of $3,000,000. The Company paid the cash purchase price on May 20, 2021 and the purchase of the NAS shares closed on May 25, 2021. After the SPA, NAS is a 100% owned subsidiary of the Company.

On May 19, 2021, the Company entered into a Patents Purchase Agreement (the “Patents Agreement”) with F&T. The Company and F&T had previously jointly developed and patented a water treatment technology used or useful in growing aquatic species in re-circulating and enclosed environments (the “Patent”) with each party owning a fifty percent (50%) interest. Upon the closing of the Patents Agreement, the Company would purchase F&T’s interest in the Patent, F&T’s 100% interest in a second patent associated with the first Patent issued to F&T in March 2018, and all other intellectual property rights owned by F&T for a purchase price of $2,000,000 in cash and issued 9,900,990 shares of the Company’s common stock with a market value of $0.505 per share for a total fair value of $5,000,000, for a total acquisition price of $7,000,000. The Company paid the cash purchase price on May 20, 2021 and the closing of the Patents Agreement took place on May 25, 2021.

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On December 15, 2020, we entered into an Asset Purchase Agreement (“APA”) between VeroBlue Farms USA, Inc., a Nevada corporation (“VBF”), VBF Transport, Inc., a Delaware corporation (“Transport”), and Iowa’s First, Inc., an Iowa corporation (“Iowa’s First”) (each a “Seller” and collectively, “Sellers”). Transport and Iowa’s First were wholly owned subsidiaries of VBF. The agreement called for us to purchase all of the tangible assets of VBF, the motor vehicles of Transport, and the real property (together with all plants, buildings, structures, fixtures, fittings, systems, and other improvements located on such real property) of Iowa’s First. The consideration was $10,000,000, consisting of $5,000,000 in cash, paid at closing on December 17, 2020, (ii) $3,000,000 payable in 36 months with interest thereon at the rate of 5% per annuum, interest only payable quarterly on the first day of the quarter, with the remaining balance to be paid to VBF as a balloon payment on the maturity date, and (iii) $2,000,000 payable in 48 months with interest thereon at the rate of 5% per annuum, interest only payable quarterly on the first day of the quarter, with the remaining balance to be paid to VBF as a balloon payment on the maturity date. The Company also agreed to issue 500,000 shares of Common Stock as a finder’s fee, with a fair value of $135,000 based on the market value of the Common Stock as of the closing date of the acquisition. On December 23, 2021, the Company repaid the Notes fully with a payment of $4,556,164, of which $56,164 was interest. This included a $500,000 prepayment discount.  The $500,000 was recognized as gain on settlement.

The facility was originally designed as an aquaculture facility, with the company having production issues. The Company’s has begun a modification process to convert the plant to produce shrimp, which will allow them to scale faster without having to build new facilities. The three Iowa facilities contain the tanks and infrastructure that will be used to support the production of shrimp with the incorporation of the Company’s Electrocoagulation (EC) platform technology.

On August 25, 2021, the Company, through their 100% owned subsidiary NAS, entered into an Equipment Rights Agreements with Hydrenesis-Delta Systems, LLC (“Hydrenesis-Delta”), and a Technology Rights Agreement in a sub-license agreement with Hydrenesis Aquaculture LLC (“Hydrenesis-Aqua”). The Equipment Rights involve specialized and proprietary equipment used to produce and control, dose, and infuse Hydrogas® and RLS® into both water and other chemical species, while the Technology sublicense pertains to the rights to Hydrogas® and RLS®. Both Rights agreements are for a 10-year term, which shall automatically renew for ten-year successive terms. The term can be terminated by written notice by mutual consent or by either party upon a breach of contract, insolvency, or filing of bankruptcy. The agreements accord the exclusive rights to purchase or distribute the technology or buy or rent the equipment in the Industry Sector, which is the primary business and revenue stream generated from indoor aquaculture farming of any species in the Territory, defined as anywhere in the world except for the countries in the Gulf Corporation Council.

The Company has three wholly owned subsidiaries: NSC, NS Global, and NAS.

Evolution of Technology

Historically, efforts to raise shrimp in a high-density, closed system at the commercial level have been met with either modest success or outright failure through “BioFloc Technology.” Infectious agents such as parasites, bacteria, and viruses are the most damaging and most difficult to control. Bacterial infection can in some cases be combated through the use of antibiotics (although not always), and, in general, the use of antibiotics is considered undesirable and counter to “green” cultivation practices. Viruses can be worse in that they are immune to antibiotics. Once introduced to a shrimp population, viruses can wipe out entire farms and shrimp populations, even with intense probiotic applications.

Our primary solution against infectious agents is our “Vibrio Suppression Technology.” We believe this system creates higher sustainable densities, consistent production, improved growth and survival rates, and improved food conversion without the use of antibiotics, probiotics, or unhealthy anti-microbial chemicals. Vibrio Suppression Technology helps to exclude and suppress harmful organisms that usually destroy “BioFloc” and other enclosed technologies.

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In 2001, we began research and development of a high density, natural aquaculture system that is not dependent on ocean water to provide quality, fresh shrimp every week, fifty-two weeks a year. Our initial system was successful, but we determined that it would not be economically feasible due to high operating costs. Over the next several years, using the knowledge we gained from developing the first system, we developed a shrimp production system that eliminated the high costs associated with the previous system. We have continued to refine this technology, eliminating bacteria and other problems that affect enclosed systems, and now have a successful shrimp growing process. We have produced thousands of pounds of shrimp over the last few years in order to develop a design that will consistently produce quality shrimp that grow to a large size at a specific rate of growth. This included experimenting with various types of natural live and synthesized feed supplies before selecting the most appropriate nutritious and reliable combination. It also included utilizing monitoring and control automation equipment to minimize labor costs and to provide the necessary oversight for proper regulation of the shrimp environment. However, there were further enhancements needed to our process and technology in order to begin production of shrimp on a commercially viable scale and to generate revenues.

Our current system consists of a nursery tank where the shrimp are acclimated and then moved to a larger grow-out tank for the rest of the twenty-four-week cycle. During 2016, we engaged in additional engineering projects with third parties to further enhance our indoor production capabilities. For example, through our relationship with Trane, Inc., a division of Ingersoll-Rand Plc (“Trane”), Trane provided a detailed audit to use data to build and verify the capabilities of then initial Phase 1 prototype of a Trane-proposed three tank system at our La Coste, Texas facility. The Company working with F&T Water Solutions contracted RGA Labs, Inc. (“RGA Labs”), to build the initial NaturalShrimp patented Electrocoagulation system for the grow-out, harvesting, and processing of fully mature, antibiotic-free Pacific White Leg shrimp. The design provided a viable pathway to begin generating revenue and producing shrimp on a commercially viable scale. The equipment was installed in early June 2018 by RGA Labs, and final financing for the system was provided by one of the Company’s institutional investors. The first post larvae (PL) arrived from the hatchery on July 3, 2018. The Company used the shrimp for sampling to key potential customers and special events such as the Texas Restaurant Association trade show. The Company also received two production PL lots from Global Blue Technologies on March 21, 2019, and April 17, 2019, and from American Penaeid, Inc., on August 7, 2019. Because the shrimp displayed growth that was slower than normal, the Company had a batch tested by an independent lab at the University of Arizona. The shrimp tested positive for Infectious hypodermal and hematopoietic necrosis (“IHHNV”) and the Texas Parks and Wildlife Department was notified that the facility was under quarantine. On August 26, 2019, the Company was forced to terminate all lots due to the infection. On August 30, 2019, the Company received notice that it was in compliance again and the quarantine had been lifted and the Company began restocking shrimp in the refurbished facility sections. During the aforementioned quarantine, the Company decided to begin an approximately $2,000,000 facility renovation demolishing the interior 16 wood structure lined tanks (720,000 gallons). The Company began replacing the previous tanks with 40 new fiberglass tanks (600,000 gallons) at a cost of approximately $400,000 allowing complete production flexibility with more smaller tanks.

On March 18, 2020, our research and development plant in La Coste, Texas, was destroyed by a fire. The Company believed that it was caused by a natural gas leak, but the fire was so extensive that the cause was undetermined. No one was injured as a result of the fire. The majority of the damage was to our pilot production plant, which comprised approximately 35,000 square feet of the total size of all facilities at the La Coste location of approximately 53,000 square feet, but the fire did not impact the separate greenhouse, reservoirs, or utility buildings. We received total insurance proceeds in the amount of $917,210, the full amount of our claim. These funds were utilized to rebuild a 40,000 square foot production facility at the La Coste facility and to repurchase the equipment needed to replace what was lost in the fire. As of the date of this prospectus, this facility is production-ready and, while we have experienced supply chain issues due to COVID-19, we expect the combined output from the La Coste, Texas, and Webster City, Iowa should result in a total of 25,000 pounds of shrimp production for the calendar quarter that will end on March 31, 2022. Also, the Company is expecting to break ground on an 80,000 square foot expansion in La Coste prior to March 31, 2022.

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Overview of Industry

Shrimp is a well-known and globally consumed commodity, constituting one of the most important types of seafood and a staple protein source for much of the world. According to the USDA Foreign Agricultural Service, the world consumes approximately 9 billion pounds of shrimp annually, with over 1.7 billion pounds consumed in the United States alone. Approximately 65% of the global supply of shrimp is caught by ocean trawlers and the other 35% is produced by open-air shrimp farms, mostly in developing countries.

Shrimp boats catch shrimp through the use of large, boat-towed nets. These nets are quite toxic to the undersea environment, as they disturb and destroy ocean-bottom ecosystems. These nets also catch a variety of non-shrimp sea life, which is typically killed and discarded as part of the shrimp harvesting process. Additionally, the world’s oceans can only supply a finite amount of shrimp each year, and, in fact, single-boat shrimp yields have fallen by approximately 20% since 2010 and continue to decrease. The shrimping industry’s answer to this problem has been to deploy more (and larger) boats that deploy ever-larger nets, which has in the short-term been successful at maintaining global shrimp yields. However, this benefit cannot continue forever, as eventually global demand has the potential of outstripping the oceans’ ability to maintain the natural ecosystem’s balance, resulting in a permanent decline in yields. When taken in light of global population growth and the ever-increasing demand for nutrient-rich foods such as shrimp, this is clearly an unsustainable production paradigm.

Shrimp farming, known in the industry as “aquaculture,” has ostensibly stepped in to fill this demand-supply imbalance. Shrimp farming is typically done in open-air lagoons and man-made shrimp ponds connected to the open ocean. Because these ponds constantly exchange water with the adjacent sea, the farmers are able to maintain the water chemistry that allows the shrimp to prosper. However, this method of cultivating shrimp also carries severe ecological peril. First of all, most shrimp farming is primarily conducted in developing countries, where poor shrimp farmers have little regard for the global ecosystem. Because of this, these farmers use large quantities of antibiotics and other chemicals that maximize each farm’s chance of producing a crop, putting the entire system at risk. For example, a viral infection that crops up in one farm can spread to all nearby farms, quite literally wiping out an entire region’s production. In 1999, the White Spot virus invaded shrimp farms in at least five Latin American countries, Honduras, Nicaragua, Guatemala, Panama, and Ecuador, and in 2013-14 EMS (Early Mortality Syndrome) wiped out most of the Asia Pacific region and Mexico. Secondly, there is also a finite amount of coastline that can be used for shrimp production - eventually shrimp farms that are dependent on the open ocean will have nowhere to expand. Again, this is an ecologically damaging and ultimately unsustainable system for producing shrimp.

In both the cases, the current method of shrimp production is unsustainable. As global populations rise and the demand for shrimp continues to grow, the current system is bound to fall short. Shrimp trawling cannot continue to increase production without completely depleting the oceans’ natural shrimp population. Trends in per-boat yield confirm that this industry has already crossed the overfishing threshold, putting the global open-ocean shrimp population in decline. While open-air shrimp aquaculture may seem to address this problem, it is also an unsustainable system that destroys coastal ecological systems and produces shrimp with very high chemical contamination levels. Closed-system shrimp farming is clearly a superior alternative, but its unique challenges have prevented it from becoming a widely available alternative.

Of the 1.7 billion pounds of shrimp consumed annually in the United States, over 1.5 billion pounds are imported - much of this from developing countries’ shrimp farms. These farms are typically located in developing countries and use high levels of antibiotics and pesticides that are not allowed under USDA regulations. As a result, these shrimp farms produce chemical-laden shrimp in an ecologically unsustainable way.

Unfortunately, most consumers here in the United States are not aware of the origin of their store-bought shrimp or that which they consume in restaurants. This is due to a USDA rule that states that only bulk-packaged shrimp must state the shrimp’s country of origin; any “prepared” shrimp, which includes arrangements sold in grocery stores and seafood markets, as well as all shrimp served in restaurants, can simply be sold “as is.” Essentially, this means that most U.S. consumers may be eating shrimp laden with chemicals and antibiotics. Our product is free of pesticide chemicals and antibiotics, a fact that we believe is highly attractive and beneficial in terms of our eventual marketing success.

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Technology

Intensive, Indoor, Closed-System Shrimp Production Technology

Historically, efforts to raise shrimp in a high-density, closed system at the commercial level have been met with either modest success or outright failure through “BioFloc Technology”. Infectious agents such as parasites, bacteria and viruses are the most damaging and most difficult to control. Bacterial infection can in some cases be combated through the use of antibiotics (although not always), and, in general, the use of antibiotics is considered undesirable and counter to “green” cultivation practices. Viruses can be even worse in that they are immune to antibiotics. Once introduced to a shrimp population, viruses can wipe out entire farms and shrimp populations, even with intense probiotic applications.

Our primary solution against infectious agents is our “Vibrio Suppression Technology.” We believe this system creates higher sustainable densities, consistent production, improved growth and survival rates and improved food conversion without the use of antibiotics, probiotics, or unhealthy anti-microbial chemicals. Vibrio Suppression Technology helps to exclude and suppress harmful organisms that usually destroy “BioFloc” and other enclosed technologies.

Automated Monitoring and Control System

The Company’s “Automated Monitoring and Control System” uses individual tank monitors to automatically control the feeding, oxygenation, and temperature of each of the facility tanks independently. In addition, a facility computer running custom software communicates with each of the controllers and performs additional data acquisition functions that can report back to a supervisory computer from anywhere in the world. These computer-automated water controls optimize the growing conditions for the shrimp as they mature to harvest size, providing a disease-resistant production environment. The principal theories behind the Company’s system are characterized as:

•	High-density shrimp production

•	Weekly production.

•	Natural ecology system.

•	Regional production.

•	Regional distribution.

These principles form the foundation for the Company and our potential distributors so that consumers can be provided with continuous volumes of live and fresh shrimp at competitive prices.

Research and Development

In 2001, we began research and development (R&D) of a high density, natural aquaculture system that is not dependent on ocean water to provide quality, fresh shrimp every week, fifty-two weeks per year. Our initial system was successful, but the Company determined that it would not be economically feasible due to high operating costs. Over the next several years, using the knowledge we gained from the first R&D system, we developed a shrimp production system that eliminated the high costs associated with the previous system. We have continued to refine this technology, eliminating bacteria and other problems that affect enclosed systems and now have a successful shrimp growing process.

We have produced thousands of pounds of shrimp over the last few years in order to develop a design that will consistently produce quality shrimp that grow to a large size at a specific rate of growth. This included experimenting with various types of natural live and synthesized feed supplies before selecting the most appropriate nutritious and reliable combination. It also included utilizing monitoring and control automation equipment to minimize labor costs and to provide the necessary oversight for proper regulation of the shrimp environment.

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On December 15, 2020, we acquired all of the tangible assets of VBF, the motor vehicles of Transport, and the real property (together with all plants, buildings, structures, fixtures, fittings, systems, and other improvements located on such real property) of Iowa’s First. The consideration was $10,000,000, consisting of $5,000,000 in cash, paid at closing on December 17, 2020, (ii) $3,000,000 payable in 36 months with interest thereon at the rate of 5% per annuum, interest only payable quarterly on the first day of the quarter, with the remaining balance to be paid to VBF as a balloon payment on the maturity date, and (iii) $2,000,000 payable in 48 months with interest thereon at the rate of 5% per annuum, interest only payable quarterly on the first day of the quarter, with the remaining balance to be paid to VBF as a balloon payment on the maturity date. The Company also agreed to issue 500,000 shares of Common Stock as a finder’s fee, with a fair value of $135,000 based on the market value of the Common Stock as of the closing date of the acquisition. On December 23, 2021, the Company repaid the Notes fully with a payment of $4,556,164, of which $56,164 was interest. This included a $500,000 prepayment discount.  The $500,000 was recognized as gain on settlement.

The facility was originally designed as a farming facility, with the company never beginning production. The Company’s plan is to begin a modification process to convert the plant to produce shrimp, which will allow them to scale faster without having to build new facilities. The three Iowa facilities contain the tanks and infrastructure that will be used to support the production of shrimp with the incorporation of the Company’s patented EC platform technology.

Target Markets and Sales Price

Our goal is to establish production systems and distribution centers in metropolitan areas of the United States, as well as international distribution networks through joint venture partnerships throughout the world. This should allow the Company to capture a significant portion of world shrimp sales by offering locally grown, environmentally friendly, fresh shrimp at competitive wholesale prices.

The United States population is approximately 330 million people with an annual shrimp consumption of 1.7 billion pounds, of which less than 400 million pounds are domestically produced. According to indexmundi.com, from January 2006 through January 2021, the wholesale price for frozen, commodity grade shrimp (shell-on, headless, and 26-to-30 count, which is comparable to our target growth size) rose 18%. With world shrimp problems, this price is expected to rise more in the next few years.

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We strive to build a profitable global shrimp production company. We believe our foundational advantage is that we can deliver fresh, organically grown, gourmet-grade shrimp 52 weeks per year to retail and wholesale buyers in major market areas at competitive, yet premium, prices. By locating regional production and distribution centers in close proximity to consumer demand, we can provide a fresh product to customers within 24 hours after harvest, which is unique in the shrimp industry. We can be the “first to market” and perhaps “sole weekly provider” of fresh shrimp and capture as much market share as production capacity can support.

For those customers that want a frozen product, we could be able to provide this in the near future and the product will still be differentiated as a “naturally grown, sustainable seafood” that will meet the increasing demand of socially conscious consumers.

Our patented technology and eco-friendly, bio-secure production processes enable the delivery of a chemical and antibiotic free, locally grown product that lives up to the Company’s mantra “Always Fresh, Always Natural,” thereby solving the issue of “unsafe” imported seafood.

Product Description

Nearly all of the shrimp consumed today are shipped frozen. Shrimp are typically frozen from six to twenty-four months before consumption. Our system is designed to harvest a different tank each week, which provides for fresh shrimp throughout the year. We strive to create a niche market of “Always Fresh, Always Natural” shrimp. As opposed to many of the foreign shrimp farms, we can also claim that our product is 100% free of antibiotics. The ability to grow shrimp locally, year-round allows us to provide this high-end product to upscale restaurant and grocery stores throughout the world. We rotate the stocking and harvesting of our tanks each week, which allows for weekly shrimp harvests. Our product is free of all pollutants and is fed only the highest quality feeds.

The seafood industry lacks a consistent “Source Verification” method to track seafood products as they move through countries and customs procedures. With worldwide overfishing leading to declining shrimp freshness and sustainability around the world, it is vital for shrimp providers to be able to realistically identify the source of their product. We have well-managed, sustainable facilities that are able to track shrimp from hatchery to plate using environmentally responsible methods.

Shrimp Growth Period

Our production system is designed to produce shrimp at a harvest size of twenty-one to twenty-five shrimp per pound in a period of twenty-four weeks. The Company currently purchases post-larva shrimp that are approximately ten days old (PL 10). In the future, we plan to build our own hatcheries to control the supply of shrimp to each of our facilities. Our full-scale production systems include grow-out and nursery tanks, projected to produce fresh shrimp fifty-two weeks per year.

Distribution and Marketing

Because our system is enclosed and also indoors, it is not affected by weather or climate and does not depend on ocean proximity. As such, we believe we will be able to provide, naturally grown, high-quality, fresh shrimp to major market customers each week. This will allow distribution companies to leverage their existing customer relationships by offering an uninterrupted supply of high quality, fresh, and locally grown shrimp. We plan to sell and distribute the vast majority of our shrimp production through distributors which have established customers and sufficient capacity to deliver a fresh product within hours following harvest. We believe we have the added advantage of being able to market our shrimp as fresh, natural, and locally grown using sustainable, eco-friendly technology, a key differentiation from all existing shrimp producers. Furthermore, we believe that our ability to advertise our product in this manner along with the fact that it is a locally grown product, provides us with a marketing advantage over the competition. We expect to utilize distributors that currently supply fresh seafood to upscale restaurants and supermarkets, country clubs, and retail stores whose clientele expect and appreciate fresh, natural products.

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Harvesting, Packaging and Shipment

Each location is projected to include production, harvesting, processing, and a general shipping and receiving area, in addition to warehousing space for storage of necessary supplies and products required to grow, harvest, package, and otherwise make ready for delivery a fresh shrimp crop on a weekly basis to consumers in each individual market area within 24 hours following harvest.

The seafood industry lacks a consistent source verification method to track seafood products as they move through countries and customs procedures. With worldwide overfishing leading to declining shrimp freshness and sustainability around the world, it is vital for shrimp providers to be able to realistically identify the source of their product. Our future facilities are expected to be designed to track shrimp from hatchery to plate using environmentally responsible methods.

International

We own one hundred percent of NaturalShrimp Global, Inc., which was formed to create international partnerships and licensing for our platform technologies. Each international partnership is expected to use the Company’s proprietary technology to penetrate shrimp markets throughout the world utilizing existing food service distribution channels. NaturalShrimp Global, Inc., owns less than one percent of Norway Seafood A.S. (formerly NaturalShrimp International A.S.) in Oslo, Norway. This entity was our original European-based partner and was responsible for the construction cost of their facility and initial operating capital.

The first facility built in Spain for NaturalShrimp International A.S. is GambaNatural de España, S.L. in Medina del Campo and is approximately seventy-five miles northwest of Madrid, Spain. The construction of the 75,000 square-foot facility was completed in 2016 with NaturalShrimp engineering and design consultation.

Go to Market Strategy and Execution

Our strategy is to acquire or develop regional production and distribution centers or joint ventures near major metropolitan areas throughout the United States and internationally. Along with our reconstruction of our La Coste facility that includes an 8,000 square foot water treatment plant and a 40,000 square foot production facility and our purchase of 344,000 square foot production facilities and production assets from VeroBlue Farms USA, Inc. Our current plan includes a NaturalShrimp Iowa expansion, a La Coste, TX expansion, and Ecoponex and Hydrenesis joint ventures, while developing regional production and distribution centers near major markets, adding one system per month in 2022 depending on market demand.

We have sold limited amounts of product to restaurants at $12 per pound and to retail consumers at $16.50 to $21 per pound, depending on size, which helps to validate our pricing strategy. Additionally, from 2011 to 2013, we had two successful North Texas test markets which distributed thousands of pounds of fresh product to customers within 24 hours following harvest. The fresh product was priced from $8.40 to $12 per pound wholesale, heads on, net price to the Company.

Current Systems and Expansion

The shrimp production facility rebuilt in La Coste, Texas, is using new patent-pending technologies the Company developed with Trane’s engineering audit, F&T Water Solutions, and Hydrenesis. This facility utilizing the aforementioned platform technologies is projected to produce approximately 3,000 pounds of shrimp every week. By staging the stocking and harvests from tank to tank, it enables us to produce weekly and therefore deliver fresh shrimp every week.

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With our acquisition of NaturalShrimp Iowa (formerly Veroblue Farms USA, Inc.), the Company will utilize the aforementioned platform technologies to retrofit 344,000 square feet of the existing Iowa facilities that we expect to produce 12,000 pounds of shrimp per week. As of the date of this prospectus, the La Coste facility is production-ready and, while we have experienced supply chain issues due to COVID-19, we expect the combined output from the La Coste, Texas, and Webster City, Iowa should result in a total of 25,000 pounds of shrimp production for the calendar quarter that will end on March 31, 2022. Also, the Company is expecting to break ground on an 80,000 square foot expansion in La Coste prior to March 31, 2022.  In addition, the Company will continue to use the land it owns in La Coste and Iowa to build as many systems as the Texas and Iowa markets demand.

Competition

There are a number of companies conducting research and development projects in their attempt to develop closed-system technologies in the U.S., some with reported production and sales. Most North American shrimp farms are using a Bio-Floc System to intensify shrimp growth. Since these are privately held companies, it is not possible to know with certainty their state of technical development, production capacity, need for water exchange, location requirements, financial status, and other matters. To the best of our knowledge, none are producing significant quantities of shrimp relative to their local markets, and such fresh shrimp sales are likely confined to an area near the production facility.

Additionally, any new competitor would face significant barriers for entry into the market and would likely need years of research and development to develop the proprietary technology necessary to produce similar shrimp at a commercially viable level. We believe our technology and business model sets us apart from any current competition. It is possible that additional competitors will arise in the future, but with the size and growth of the worldwide shrimp market, many competitors could co-exist and thrive in the fresh shrimp industry.

Intellectual Property

We intend to take appropriate steps to protect our intellectual property. We have registered the trademark “NATURALSHRIMP” which has been approved and was published in the Official Gazette on June 5, 2012. On December 25, 2018, we were awarded U.S. Patent 10,163,199 “Recirculating Aquaculture System and Treatment Method for Aquatic Species” covering all indoor aquatic species that utilizes proprietary art. There are potential technical processes for which the Company may be able to file a patent. However, there are no assurances that such applications, if filed, would be issued and no right of enforcement is granted to a patent application. Therefore, the Company has filed a provisional patent with the U.S. Patent Office and plans to use a variety of other methods, including copyright registrations as appropriate, trade secret protection, and confidentiality and non-compete agreements to protect its intellectual property portfolio.

Source and Availability of Raw Materials

Raw materials are received in a timely manner from established suppliers. Currently, we buy our feed from Zeigler, a leading producer of aquatic feed. Post larvae (“PL”) shrimp are available from Sea Products Development in Texas and Homegrown Shrimp in Florida.

There have not been any issues regarding the availability of our raw materials. We have favorable contacts and past business dealings with other major shrimp feed producers if current suppliers are not available.

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Government Approvals and Regulations

We are subject to government regulation and require certain licenses. The following list includes regulations to which we are subject and/or the permits and licenses we currently hold:

•

Texas Parks and Wildlife Department (TPWD) (renewed annually) - “Exotic species permit” to raise exotic shrimp (non-native to Texas). The La Coste facility is north of the coastal shrimp exclusion zone (east and south of H-35, where it intersects Hwy 21 down to Laredo) and therefore outside of TPWD’s major area of concern for exotic shrimp. This license is currently active, expiring on December 31, 2022.

•

Texas Department of Agriculture (TDA) (renewed every two years) - “Aquaculture License” for aquaculture production facilities. License to “operate a fish farm or cultured fish processing plant.” This license is currently active, expiring on June 30, 2022.

•

Texas Commission on Environmental Quality (TCEQ) (renewed annually) - Regulates facility wastewater discharge. According to the TCEQ permit classification system, we are rated Level 1 - Recirculation system with no discharge. This license is currently active, with no set expiration date.

We are subject to certain regulations regarding the need for field employees to be certified. We strictly adhere to these regulations. The cost of certification is an accepted part of expenses. Regulations may change and become a cost burden, but compliance and safety are our main concern.

Market Advantages and Corporate Drivers

The following are what we consider to be our advantages in the marketplace:

•

Early-Mover Advantage - We believe we have an early-mover advantage via commercialized platform technologies in a large growing market with no significant competition yet identified. Most are early-stage start-ups or early-stage companies with limited production and distribution.

•	Farm-to-Market - This has significant advantages including reduced transportation costs and a product that is more attractive to local consumers.

•	Bio-Secured Building - Our process is a re-circulating, highly-filtered water technology in an indoor-regulated environment. External pathogens are excluded.

•

Eco-Friendly Technology - Our closed-loop, re-circulating system has no ocean water exchange requirements, does not use chemical or antibiotics and therefore is sustainable, eco-friendly, and environmentally sound and produces a superior quality shrimp that is totally natural.

•	Availability of Weekly Fresh Shrimp - Assures consumers of optimal freshness, taste, and texture of product which will command premium prices.

•

Sustainability - Our naturally grown product does not deplete wild supplies, has no by-catch kill of marine life, does not damage sensitive ecological environments, and avoids potential risks of imported seafood.

Subsidiaries

The Company has three wholly owned subsidiaries: NSC, NS Global, and NAS.

Legal Proceedings

RGA Labs, Inc.

On February 18, 2020, RGA Labs, Inc. (“RGA”) filed suit against the Company in the Illinois Circuit Court (23rd District) alleging that the Company owed RGA money pursuant to a written contract for the design and manufacture of certain water treatment equipment commissioned by the Company. The Company disputed the allegations and has counterclaimed against RGA for additional costs and expenses incurred by the Company in correcting, repairing and retro-fitting the equipment to enable it to work in the Company’s facilities. As a result of RGA’s failure to respond to written discovery served by the Company and failure of RGA to satisfy requirements imposed by an order compelling response, the court issued an order prohibiting RGA from introducing any evidence at the time of trial other than the original agreement between RGA and the Company. Further, the Court sustained the Company’s objection to RGA’s written discovery obviating the Company’s obligation to respond. The Company and RGA agreed to the terms of a settlement at the mediation that was held in Illinois in August 2021 but continued to negotiate the manner and method by which the settlement agreement was to be implement. On December 31, 2021, the settlement agreement, including the joint and mutual release and the non-competition agreement were signed by RGA and by the Company on January 5, 2022. The agreed upon funds were transferred to RGA and the case was dismissed with prejudice to the re-filing of same on January 14, 2022.

Gary Shover

A shareholder of NaturalShrimp Holdings, Inc. (“NSH”), Gary Shover, filed suit against the Company on August 11, 2020 in the Northern District of Texas, Dallas Division, alleging breach of contract for the Company’s failure to exchange common shares of the Company for shares Mr. Shover owns in NSH.

On November 15, 2021, a hearing was held before the US District Court for the Northern District of Texas, Dallas Division at which time Mr. Shover and the Company presented arguments as to why the Court should approve a joint motion for settlement.  After considering the argument of counsel and taking questions from those NSH Shareholders who were present through video conferencing link, the Court approved the motion of the parties to allow Mr. Shover and all like and similarly situated NSH Shareholders to exchange each share of NSH held by a NSH Shareholder for a share of the Company.  A final Order was signed on December 6, 2021 and the case was closed by an Order of the Court of the same date.  The Company is to issue approximately 93 million shares in settlement, which has been recognized as stock payable on the Company’s balance sheet, and its fair value of $29,388,000, based on the market value of the Company’s common shares of $0.316 on the date the case was closed, has been recognized in the Company’s statement of operations as legal settlement.  As of February 22, 2022, the NSH Shareholders have not yet received any shares of the Company.

The Company has resolved all outstanding litigation involving the Company and there are no suits or cases pending in which the Company is a party.

Employees

As of February 22, 2022, we had 20 full-time employees. We intend to hire additional staff and to engage consultants in general administration on an as-needed basis. We also may engage experts in general business to advise us in various capacities. None of our employees are subject to a collective bargaining agreement, and we believe that our relationship with our employees is good.

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DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Set forth below are the present directors and executive officers of the Company. Except as set forth below, there are no other persons who have been nominated or chosen to become directors, nor are there any other persons who have been chosen to become executive officers. Other than as set forth below, there are no arrangements or understandings between any of the directors, officers and other persons pursuant to which such person was selected as a director or an officer.

Name	Age	Position	Since
Gerald Easterling	73	Chief Executive Officer, President, Secretary, and Director	2015
William Delgado	62	Treasurer, Chief Financial Officer, and Director	2014
Tom Untermeyer	62	Chief Operating Officer, Chief Technology Officer, Secretary, and Director	2019

The Board of Directors is comprised of only one class. All of the directors serve for a term of one year and until their successors are elected at the Company’s annual shareholders meeting and are qualified, subject to removal by the Company’s shareholders. Each executive officer serves, at the pleasure of the Board of Directors, for a term of one year and until his successor is elected at a meeting of the Board of Directors and is qualified.

Our Board of Directors believes that all members of the Board and all executive officers encompass a range of talent, skill, and experience sufficient to provide sound and prudent guidance with respect to our operations and interests. The information below with respect to our directors and executive officers includes each individual’s experience, qualifications, attributes, and skills that led our Board of Directors to the conclusion that he or she should serve as a director and/or executive officer.

Biographies of Executive Officers

Set forth below are brief accounts of the business experience during the past five years of each director, executive officer and significant employee of the Company.

Gerald Easterling - Co-Founder, Chief Executive Officer, President and Director

Mr. Easterling has served as President and a director of NSH since its inception in 2001. Mr. Easterling has experience in the food business and related industries. In the five years prior to the formation of NSH, Mr. Easterling was Chairman of the Board of Excel Vending Companies. He also was President and Director of Cafe Quick Enterprises and has been a member of the board since 1988. Mr. Easterling has also served a member of the board of directors of NaturalShrimp USA Corporation and NaturalShrimp Global, Inc. since 2001.

We believe Mr. Easterling is qualified to serve on our board of directors because of his business experiences, including his experience as a director of companies in similar industries, as described above.

William J. Delgado - Treasurer, Chief Financial Officer and Director

Mr. Delgado has served as Director of the Company since May 19, 2014. Since August 2004, Mr. Delgado has served as a Director, President, Chief Executive Officer and Chief Financial Officer of Global Digital Solutions, Inc. (“GDSI”), a publicly traded company that provides cyber arms manufacturing, complementary security and technology solutions and knowledge-based, cyber-related, culturally attuned social consulting in unsettled areas. Effective August 12, 2013, Mr. Delgado assumed the position of Executive Vice President of GDSI. He began his career with Pacific Telephone in the Outside Plant Construction. He moved to the network engineering group and concluded his career at Pacific Bell as the Chief Budget Analyst for the Northern California region. Mr. Delgado founded All Star Telecom in late 1991, specializing in OSP construction and engineering and systems cabling. All Star Telecom was sold to International FiberCom in April 1999. After leaving International FiberCom in 2002, Mr. Delgado became President/CEO of Pacific Comtel in San Diego, California, which was acquired by GDSI in 2004. Mr. Delgado holds a BS with honors in Applied Economics from the University of San Francisco and Graduate studies in Telecommunications Management at Southern Methodist University.

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We believe Mr. Delgado is qualified to serve on our board of directors because of his business experiences, including his experience in management and as a director of public companies, as described above.

Thomas Untermeyer - Chief Operating Officer, Chief Technology Officer, Secretary, and Director

Mr. Untermeyer has served as Director of the Company since September 22, 2020. Mr. Untermeyer is a co-founder of the Company and the inventor of the initial technology behind the computer-controlled shrimp-raising system used by the Company. He is the Chief Operating Officer and the Chief Technology Officer for the Company, and, prior to that, he was an engineering consultant to the Company since 2001. Mr. Untermeyer served as a Senior Program Manager with Southwest Research Institute in San Antonio, Texas for 34 years. His experience includes systems engineering, program development, and technical management. Mr. Untermeyer has spent his entire career in the process of defining, designing, and developing electronic products and systems for both commercial and government clients. This has included small design programs to large multi-million dollar programs involving large multidisciplinary teams composed of software, electrical, and mechanical engineers. Mr. Untermeyer holds a Bachelor of Science in Electrical Engineering from St. Mary’s University.

Family Relationships

There are no other family relationships between or among any of our directors, executive officers and any incoming directors or executive officers.

Involvement in Certain Legal Proceedings

No director, executive officer, significant employee or control person of the Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Committees of the Board

Our Board of Directors held one formal meeting in the fiscal year-ended March 31, 2021. Otherwise, all proceedings of the Board of Directors were conducted by resolutions consented to in writing by the directors and filed with the minutes of the proceedings of the directors. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the Nevada Revised Statutes and the bylaws of our Company, as valid and effective as if they had been passed at a meeting of the directors duly called and held. We do not presently have a policy regarding director attendance at meetings.

We do not currently have a standing audit, nominating or compensation committee of the Board of Directors, or any committee performing similar functions. Our Board of Directors performs the functions of audit, nominating and compensation committees.

Audit Committee

Our Board of Directors has not established a separate audit committee within the meaning of Section 3(a)(58)(A) of the Exchange Act. Instead, the entire Board of Directors acts as the audit committee within the meaning of Section 3(a)(58)(B) of the Exchange Act and will continue to do so until such time as a separate audit committee has been established.

Audit Committee Financial Expert

We currently have not designated anyone as an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K as we have not yet created an audit committee of the Board of Directors.

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Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports regarding ownership of, and transactions in, our securities with the Securities and Exchange Commission and to provide us with copies of those filings.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during the fiscal year ended March 31, 2021, none of our officers, directors and greater than 10% percent beneficial owners failed to comply on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act.

Nominations to the Board of Directors

Our directors play a critical role in guiding our strategic direction and oversee the management of the Company. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the stockholders, diversity, and personal integrity and judgment.

In addition, directors must have time available to devote to Board activities and to enhance their knowledge in the growing business. Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company.

In carrying out its responsibilities, the Board will consider candidates suggested by stockholders. If a stockholder wishes to formally place a candidate’s name in nomination, however, he or she must do so in accordance with the provisions of the Company’s Bylaws. Suggestions for candidates to be evaluated by the proposed directors must be sent to the Board of Directors, c/o NaturalShrimp Incorporated, 15150 Preston Rd, Suite 300, Dallas, TX 75248.

Director Nominations

As of December 31, 2021, we did not affect any material changes to the procedures by which our shareholders may recommend nominees to our Board of Directors.

Board Leadership Structure and Role on Risk Oversight

Gerald Easterling currently serves as our Principal Executive Officer and Chairman of the Board of Directors. We have determined that our leadership structure was appropriate for the Company due to our small size and limited operations and resources. The Board of Directors will continue to evaluate the Company’s leadership structure and modify as appropriate based on the size, resources and operations of the Company. It is anticipated that the Board of Directors will establish procedures to determine an appropriate role for the Board of Directors in our risk oversight function.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Code of Ethics

We have adopted a written code of ethics that governs our employees, officers and directors. A copy of such code of ethics is available upon written request to the Company.

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EXECUTIVE COMPENSATION

General Philosophy

Our Board of Directors is responsible for establishing and administering the Company’s executive and director compensation.

The following summary compensation table indicates the cash and non-cash compensation earned from the Company during the fiscal years ended March 31, 2021, and 2020 by the current and former executive officers of the Company and each of the other two highest paid executives or directors, if any, whose total compensation exceeded $100,000 during those periods.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Bill G. Williams	2021	$16,000	-	-	-	-	$1,120	$17,120
Former Chairman of the Board and Former CEO (1)	2020	$96,000	-	-	-	-	$15,561	$111,561

Gerald Easterling	2021	$116,000	-	-	-	-	$42,334	$158,334
Chairman of the Board and CEO (2)	2020	$112,000	-	-	-	-	$14,745	$126,745

William Delgado	2021	$-	-	-	-	-	-	$-
CFO (3)	2020	$-	-	-	-	-	-	$-

Tom Untermeyer	2021	$112,000	-	-	-	-	$12,885	$124,885
COO (4)	2020	$112,000	-	-	-	-	$699	$112,699

(1)

Mr. Williams was entitled to receive medical insurance reimbursement, of which $8,061 was paid during the fiscal year ending March 31, 2020. Mr. Williams was also entitled to an automobile allowance of $500 per month, of which none was paid, and for which $7,500 was paid during the fiscal year ending March 31, 2020, and $16,000 was accrued at March 31, 2020. On August 15, 2019, Mr. Williams retired from his position as CEO of the Company. Mr. Williams passed away on April 12, 2020, although the Company continues to make payments per agreements with Mr. Williams before his death.

(2)

Mr. Easterling is entitled to receive medical insurance reimbursement, of which $7,245 was paid during the fiscal year ending March 31, 2020, and for which $9,448 was accrued as of March 31, 2020, and for which $17,834 was paid during the fiscal year ending March 31, 2021. Mr. Easterling is also entitled to an automobile allowance of $500 per month, of which $24,500 was paid during the year ended March 31, 2021. As of March 31, 2021, and 2020, Mr. Easterling is owed $33,836 and $53,836, respectively, for accrued and unpaid salary.

(3)	Mr. Delgado received no compensation from the Company during the fiscal years ended March 31, 2021, and 2020.

(4)

As of March 31, 2021 and 2020, Mr. Untermeyer is owed $96,000 and $116,000, respectively, for accrued and unpaid salary. Mr. Untermeyer is entitled to receive medical insurance reimbursement, of which $8,385 was paid during the fiscal year ending March 31, 2021. Mr. Untermeyer is also entitled to an automobile allowance of $500 per month, of which $4,500 was paid during the fiscal year ending March 31, 2021.

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Employment Agreements

Gerald Easterling

On April 1, 2015, the Company entered into an employment agreement with Gerald Easterling as the Company’s President. The agreement is terminable at will and provides for a base annual salary of $96,000. In addition, the agreement provides that the Mr. Easterling is entitled, at the sole and absolute discretion of the Company’s Board of Directors, to receive performance bonuses. Mr. Easterling will also be entitled to certain benefits including health insurance and monthly allowances for cell phone and automobile expenses.

The agreement provides that in the event Mr. Easterling is terminated without cause or resigns for good reason (each as defined in the agreement), Mr. Easterling will receive, as severance, his base salary for a period of 60 months following the date of termination. In the event of a change of control of the Company, Mr. Easterling may elect to terminate the agreement within 30 days thereafter and upon such termination would receive a lump sum payment equal to 500% of his base salary.

The agreement contains certain restrictive covenants relating to non-competition, non-solicitation of customers and non-solicitation of employees for a period of one year following termination of the agreement.

Tom Untermeyer

On November 1, 2017, the Company entered into an employment agreement with Tom Untermeyer as the Company’s Chief Technology Officer. The agreement is terminable at will and provides for a base annual salary of $96,000. In addition, the agreement provides that the Mr. Untermeyer is entitled, at the sole and absolute discretion of the Company’s Board of Directors, to receive performance bonuses. Mr. Untermeyer will also be entitled to certain benefits including health insurance and monthly allowances for automobile expenses.

The agreement provides that in the event Mr. Untermeyer is terminated without cause or resigns for good reason (each as defined in the agreement), Mr. Untermeyer will receive his base salary through the date of termination and any amounts owed for reimbursable expenses that the employees incur through such date and any previously awarded but unpaid bonuses will be paid to the Employee following termination.

The agreement contains certain restrictive covenants relating to non-competition, non-solicitation of customers, and non-solicitation of employees for a period of two years following termination of the agreement.

Potential Payments Upon Termination or Change-in-Control

SEC regulations state that we must disclose information regarding agreements, plans, or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of the Company. Such payments are set forth above in the section entitled “Employment Agreements.”

Except as described above, none of our executive officers or directors received, nor do we have any arrangements to pay out, any bonus, stock awards, option awards, non-equity incentive plan compensation, or non-qualified deferred compensation.

Compensation of Directors

We have no standard arrangement to compensate directors for their services in their capacity as directors. Directors are not paid for meetings attended. However, we intend to review and consider future proposals regarding board compensation. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

Stock Option Plans - Outstanding Equity Awards at Fiscal Year End

None.

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Pension Table

None.

Retirement Plans

We do not offer any annuity, pension, or retirement benefits to be paid to any of our officers, directors, or employees in the event of retirement. There are also no compensatory plans or arrangements with respect to any individual named above which results or will result from the resignation, retirement, or any other termination of employment with our company, or from a change in the control of our Company.

Compensation Committee

The Company does not have a separate Compensation Committee. Instead, the Company’s Board of Directors reviews and approves executive compensation policies and practices, reviews salaries and bonuses for other officers, administers the Company’s stock option plans and other benefit plans, if any, and considers other matters.

Risk Management Considerations

We believe that our compensation policies and practices for our employees, including our executive officers, do not create risks that are reasonably likely to have a material adverse effect on our Company.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

Except as set out below, as of January 31, 2022, there have been no transactions, or currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any of the following persons had or will have a direct or indirect material interest:

•	any director or executive officer of our company;

•	any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to outstanding shares of our common stock;

•	any promoters and control persons; and

•	any member of the immediate family (including spouse, parents, children, siblings and in laws) of any of the foregoing persons.

NaturalShrimp Holdings, Inc.

On November 26, 2014, Multiplayer Online Dragon, Inc., a Nevada corporation (“MYDR”), entered into an Asset Purchase Agreement (the “Agreement”) with NaturalShrimp Holdings, Inc. a Delaware corporation (“NSH”), pursuant to which MYDR was to acquire substantially all of the assets of NSH which assets consist primarily of all of the issued and outstanding shares of capital stock of NaturalShrimp USA Corporation (“NSC”), a Delaware corporation, and NaturalShrimp Global, Inc. (“NS Global”), a Delaware corporation, and certain real property located outside of San Antonio, Texas (the “Assets”).

On January 30, 2015, MYDR consummated the acquisition of the Assets pursuant to the Agreement. In accordance with the terms of the Agreement, the MYDR issued 75,520,240 shares of its common stock to NSH as consideration for the Assets. As a result of the transaction, NSH acquired 88.62% of MYDR’s issued and outstanding shares of common stock, NSC and NS Global became MYDR’s wholly-owned subsidiaries, and MYDR changed its principal business to a global shrimp farming company.

There were no material relationships between the MYDR and NSH or between the Company’s or NSH’s respective affiliates, directors, or officers or associates thereof, other than in respect of the Agreement. Effective March 3, 2015, MYDR amended its Articles of Incorporation to change its name to “NaturalShrimp Incorporated”.

On January 1, 2016 we entered into a note payable agreement with NSH. As of March 31, 2021 and 2020, approximately $735,000 has been borrowed under this note payable. The note payable has no set monthly payment or maturity date with a stated interest rate of 2%.

Resolution of Gary Shover Litigation

A shareholder of NaturalShrimp Holdings, Inc. (“NSH”), Gary Shover, filed suit against the Company on August 11, 2020 in the Northern District of Texas, Dallas Division, alleging breach of contract for the Company’s failure to exchange common shares of the Company for shares Mr. Shover owns in NSH.

On November 15, 2021, a hearing was held before the US District Court for the Northern District of Texas, Dallas Division at which time Mr. Shover and the Company presented arguments as to why the Court should approve a joint motion for settlement.  After considering the argument of counsel and taking questions from those NSH Shareholders who were present through video conferencing link, the Court approved the motion of the parties to allow Mr. Shover and all like and similarly situated NSH Shareholders to exchange each share of NSH held by a NSH Shareholder for a share of the Company.  A final Order was signed on December 6, 2021 and the case was closed by an Order of the Court of the same date.  The Company is to issue approximately 93 million shares in settlement, which has been recognized as stock payable on the Company’s balance sheet, and its fair value of $29,388,000, based on the market value of the Company’s common shares of $0.316 on the date the case was closed, has been recognized in the Company’s statement of operations as legal settlement.

Of the approximately 93 million shares to be issued in the settlement, there will be 5,986,667 shares issued to Gerald Easterling with a fair value of approximately $1,926,000, 500,000 shares to be issued to William Delgado with a fair value of approximately $160,000, and 5,146,666 shares to be issued to Thomas Untermeyer with a fair value of approximately $1,647,000.

As of February 22, 2022, the NSH Shareholders have not yet received any shares of the Company.

Gerald Easterling

On January 10, 2017, we entered into a promissory note agreement with Community National Bank in the principal amount of $245,000, with an annual interest rate of 5% and a maturity date of January 10, 2020 (the “CNB Note”). The CNB Note is secured by certain real property owned by the Company in La Coste, Texas, and was also personally guaranteed by the Company’s President and Chairman of the Board, as well as certain non-affiliated shareholders of the Company. As consideration for the guarantee, the Company issued 600,000 shares of common stock to the guaranteeing shareholders, not including the Company’s President and Chairman of the Board, which was recognized as debt issuance costs. On January 10, 2020, the CNB Note was amended with a new loan amount of $222,736 principal, plus interest. Interest is 5.75% per annum. Monthly installments of $1,780 are due on the first of each month, beginning March 1, 2020, with a maturity date February 1, 2037. The balance of the CNB Note was $214,852 and $222,736 as of March 31, 2021 and 2020, respectively.

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Named Executive Officers and Current Directors

For information regarding compensation for our named executive officers and current directors, see “Executive Compensation”.

Director Independence

Our board of directors consists of Gerald Easterling, William Delgado, and Tom Untermeyer. Our securities are quoted on the OTC Markets Group, which does not have any director independence requirements. We evaluate independence by the standards for director independence established by applicable laws, rules, and listing standards including, without limitation, the standards for independent directors established by The New York Stock Exchange, Inc., the NASDAQ Capital Market, and the Securities and Exchange Commission.

Subject to some exceptions, these standards generally provide that a director will not be independent if (a) the director is, or in the past three years has been, an employee of ours; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (c) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or two percent of that other company’s consolidated gross revenues. Based on these standards, we have determined that none of our directors are independent directors.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding our voting shares beneficially owned as of February 22, 2022, and it is based on 642,222,044 shares of common stock issued and outstanding for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the tables for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of these tables, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of February 22, 2022. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons, any shares that such person or persons has the right to acquire within 60 days of February 22, 2022, are deemed to be outstanding, but they are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Except as otherwise indicated, the address of each of the shareholders listed below is: 15150 Preston Road, Suite #300, Dallas, TX 75248.

	Shares Beneficially Owned
Name and Title of Beneficial Owner	Common Stock Shares%(1)		Series A Preferred (2) Shares		% (3)	% of Total Voting Power
Gerald Easterling (4)	520,240	*	5,000,000	(5)	100	34.01
Chief Executive Officer, President, Secretary, and Director

William Delgado (6)	5,215,719	*				*
Treasurer, Chief Financial Officer, and Director

Tom Untermeyer	50,000	*				*
Chief Operating Officer

All Directors and Officers as a Group (3 persons)	5,785,959		5,000,000		100	34.60

5% Stockholders

* Less than 1%

(1)	Based on 642,222,044 shares oof common stock outstanding as of February 22, 2022.

(2)

The Series A Preferred Stock is convertible, at the written consent of a majority of the outstanding shares of Series A Stock, in an amount of shares of common stock equal to 100% of the then outstanding shares of common stock at the time of such conversion. Each share of Series A Preferred Stock is entitled to vote sixty (60) shares of Common Stock for each one (1) share of Series A Preferred Stock held. For purposes of this calculation, the percent of total voting power for this calculation is based on a limit of our authorized shares of 900,000,000.

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(3)	Based on 5,000,000 shares of Series A Preferred Stock outstanding as of February 22, 2022.

(4)

The shares are held by NaturalShrimp Holdings, Inc. (“NaturalShrimp”), of which Mr. Easterling is Chairman of the Board and the Chief Executive Officer. Mr. Easterling has shared voting and dispositive power over the shares held by NaturalShrimp Holdings, Inc.

(5)

On August 21, 2018, the Company entered into a Stock Exchange Agreement (the “Exchange Agreement”) with NaturalShrimp, the Company’s majority shareholder, which is controlled by our Chief Executive Officer, whereby the Company issued to NaturalShrimp 5,000,000 shares of Series A Preferred Stock in exchange for 75,000,000 shares of common stock of the Company. The 75,000,000 shares of common stock were subsequently returned to the Company’s treasury and cancelled.

(6)	The shares are held by Dragon Acquisitions LLC, of which Mr. Delgado is the managing member.

Securities Authorized for Issuance Under Equity Compensation Plans

None.

Non-Cumulative Voting

The holders of our shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares voting for the election of Directors can elect all of the Directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of our Directors.

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SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of February 22, 2022, by the selling shareholders.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days. Shares issuable pursuant to stock options, warrants, and convertible securities are deemed outstanding for computing the percentage of the person holding such options, warrants, or convertible securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

The selling stockholders, if they desire, may dispose of the shares covered by this Prospectus from time to time at such prices as it may choose. Before a stockholder not named below may use this Prospectus in connection with an offering of shares, this Prospectus must be amended or supplemented to include the name and number of shares beneficially owned by the selling stockholder and the number of shares to be offered. Any amended or supplemented Prospectus also will disclose whether any selling stockholder named in that amended or supplemented Prospectus has held any position, office, or other material relationship with us or any of our predecessors or affiliates during the three years prior to the date of the amended or supplemented Prospectus. None of the selling stockholders has held any position or office or has had any other material relationship with us or any of our affiliates within the past three years. As used in this Prospectus, “selling stockholders” includes the donees, pledgers, transferees, or other successors-in-interest who my later hold the interest held by the selling stockholders.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned upon Exercise of Warrants or Additional Warrants	Shares of Common Stock Beneficially Owned upon Conversion of Preferred Shares	Maximum Number of Shares of Common Stock to Be Sold Pursuant to this Prospectus (1)
Streeterville Capital, LLC (2)	1,500,000	5,142,858	6,642,858
GHS Investments LLC (3)	13,739,000	0	13,739,000
TOTAL	15,239,000	5,142,858	20,381,858

(1)

Assuming that each selling stockholder sells all of its shares being offered pursuant to this prospectus, the shares of common stock beneficially owned after the offering for each selling stockholder would be zero.

(2)

The business address of Streeterville Capital, LLC, a Utah limited liability company, is 303 E Wacker Drive, Suite 1040, Chicago, IL 60601. John M. Fife is the manager of Streeterville Capital, LLC, and has sole voting control and investment discretion over securities beneficially owned directly or indirectly by Streeterville Capital, LLC.

(3)	Mark Grober exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by GHS Investments LLC.

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DESCRIPTION OF CAPITAL STOCK

The following discussion is a summary of selected provisions of our articles of incorporation, bylaws and Chapters 78 and 92A of the Nevada Revised Statutes as in effect on the date of this prospectus relating to us and our capital stock. This summary does not purport to be complete. This discussion is subject to the relevant provisions of Nevada law and is qualified by reference to our articles of incorporation, our bylaws and the provisions of Nevada law. You should read the provisions of our articles of incorporation and our bylaws as currently in effect for provisions that may be important to you.

Our authorized capital stock consists of 900,000,000 shares of common stock, par value $0.0001 per share, and 5,500,000 shares of preferred stock, par value $0.0001 per share, of which 5,000,000 have been designated Series A Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), 5,000 have been designated Series B Convertible Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”), 20,000 have been designated Series D Redeemable Convertible Preferred Stock, par value $0.0001 per share (“Series D Preferred Stock”), and 10,000 have been designated Series E Redeemable Convertible Preferred Stock, par value $0.0001 per share (“Series E Preferred Stock”). As of February 22, 2022, there were 642,222,044 shares of common stock issued and outstanding, 5,000,000 shares of Series A Preferred Stock outstanding, 67 shares of Series B Preferred Stock outstanding, 0 shares of Series D Preferred Stock outstanding, and 2,840 shares of Series E Preferred Stock outstanding.

Common Stock

Subject to the rights of the holders of any series of preferred stock, the holders of shares of common stock are entitled to one vote per share held on all matters submitted to a vote of the stockholders. Subject to preferences that may apply to any preferred stock outstanding, holders of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine. The common stock has no preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding-up of the company, the holders of common stock are entitled to share in all assets legally available for distribution to stockholders after payment of all liabilities and the liquidation preferences, if any, of any outstanding preferred stock. The outstanding shares of common stock, including the shares to be sold by the selling stockholders in this offering, are duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

Our Certificate of Incorporation authorizes us to issue up to 5,500,000 shares of preferred stock in one or more series containing the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations, or restrictions thereof and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) as determined by our Board of Directors. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the company entitled to vote, unless a vote of any other holders is required pursuant to a certificate or certificates establishing a series of preferred stock. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters as our Board of Directors deems to be appropriate. In the event that any shares of preferred stock shall be issued, a certificate of designations setting forth the series of the preferred stock and the relative rights, privileges, and limitations with respect thereto is required to be filed with the Secretary of State of the State of Delaware. The effect of having preferred stock authorized is that our Board of Directors alone, within the bounds of and subject to the federal securities law and the Delaware General Corporation Law (as amended, the “DGCL”), may be able to authorize the issuance of preferred stock, which may adversely affect the voting and other rights of holders of common stock. The issuance of preferred stock may also have the effect of delaying or preventing a change in control of our company.

Series A Preferred Stock

Under the Certificate of Incorporation, 5,000,000 shares of preferred stock of the company have been designated as Series A Convertible Preferred Stock. As of February 22, 2022, there were 5,000,000 shares of Series A Preferred Stock outstanding. The powers, preferences, relative participating, and potion and other special rights, qualifications, limitations, and restrictions of the company’s Series A Preferred Stock are set forth in the Certificate of Incorporation.

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Series B Preferred Stock

Under the Certificate of Incorporation, 5,000 shares of preferred stock of the company have been designated as Series B Convertible Preferred Stock. As of February 22, 2022, there were 67 shares of Series B Preferred Stock outstanding. The powers, preferences, relative participating, and potion and other special rights, qualifications, limitations, and restrictions of the company’s Series B Preferred Stock are set forth in the Certificate of Incorporation.

Series D Preferred Stock

Under the Certificate of Incorporation, 20,000 shares of preferred stock of the company have been designated as Series D Redeemable Convertible Preferred Stock. As of February 22, 2022, there were 0 shares of Series D Preferred Stock outstanding. The powers, preferences, relative participating, and potion and other special rights, qualifications, limitations, and restrictions of the company’s Series D Preferred Stock are set forth in the Certificate of Incorporation.

Series E Preferred Stock

Under the Certificate of Incorporation, 10,000 shares of preferred stock of the company have been designated as Series E Redeemable Convertible Preferred Stock. As of February 22, 2022, there were 2,840 shares of Series E Preferred Stock outstanding. The powers, preferences, relative participating, and potion and other special rights, qualifications, limitations, and restrictions of the company’s Series E Preferred Stock are set forth in the Certificate of Incorporation.

Anti-Takeover Law, Business Combinations and Certain Stockholder Rights

The provisions of Nevada law and our bylaws may have the effect of delaying, deferring or preventing another party from acquiring control of the company. These provisions may discourage and prevent coercive takeover practices and inadequate takeover bids.

Acquisitions of Controlling Interests

Nevada law contains provisions governing the acquisition of a controlling interest, commonly referred to as the “Control Share Act”. This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The Control Share Act provides that a person or entity acquires a “controlling interest” when such person or entity it acquires outstanding voting shares that, but for the operation of the Control Share Act, enables the acquiring person or entity, 20 to 33-1/3%; 33-1/3 to 50%; or more than 50% of all the voting power of the corporation in the election of directors.

An “acquisition” is generally defined as the direct or indirect acquisition of a “controlling interest”. The articles of incorporation or the bylaws of a Nevada corporation may provide that the Control Share Act does not apply to the corporation or to the acquisition of a controlling interest. Our articles of incorporation and bylaws do not exempt our common stock from the Control Share Act.

The Control Share Act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An “Issuing Corporation” is a Nevada corporation that as of any date (i) has 200 or more stockholders of record, at least 100 of whom have had addresses in Nevada appearing on the stock ledger of the corporation at all times during the 90 days immediately preceding such date, and (ii) does business in Nevada directly or through an affiliated corporation.

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At this time, we do not believe we have 100 shareholders of record who have addresses in Nevada and we do not conduct business in Nevada directly or through an affiliated corporation. Therefore, the provisions of the Control Share Act are believed not to apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the Control Share Act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our shareholders.

Certain Business Combinations

The Nevada Business Combination Act may also have an effect of delaying or making it more difficult to effect a change in control of our company. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include, among other things, any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having (i) an aggregate market value equal to more than 5% of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to more than 5% of the aggregate market value of all outstanding shares of the corporation, or (iii) representing more than 10% of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a “resident domestic corporation”, or an affiliate or associate of the resident domestic corporation and at any time within two years immediately before the date in question was the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the then outstanding shares of the resident domestic corporation. A “resident domestic corporation” is defined as a Nevada corporation that has 200 or more stockholders of record.

A corporation subject to the Business Combination Act may not engage in a “combination” with any interested stockholder within two years after such person became an interested stockholder unless the combination or purchase meets the requirements, if any, in the corporation’s articles of incorporation, and the combination or the transaction by which such person became an interested stockholder is approved by the board of directors before the person became an interested stockholder or the combination is approved by the board of directors and is approved at an annual or special meeting of stockholders by the affirmative vote of holders of at least 60% of the outstanding voting power not owned by the interested stockholder or its associates or affiliates. If such approval is not obtained, then after the expiration of the two-year period, the business combination may be consummated with the approval of the board of directors or a majority of the outstanding voting power not held by the interested stockholder or its associates or affiliates, or if the combination otherwise satisfies the requirements set forth in the Business Combination Act.

Right of Shareholders on Mergers, Conversions, Exchanges

Chapter 92A of the Nevada Revised Statutes governing, among other things, mergers, conversions and exchanges, sets forth certain rights of shareholders in connection with such transactions, including, without limitation, the right to dissent from certain corporate actions and to obtain payment for shares, subject to the limitations provided therein on the right of dissent.

Articles of Incorporation and Bylaws

Nevada corporate law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our articles of incorporation provide otherwise. Our articles of incorporation do not provide for cumulative voting in the election of directors. Accordingly, the holders of a majority of our outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election. Other than as described above, our articles of incorporation and bylaws do not contain any explicit provisions that would have an effect of delaying, deferring or preventing a change in control of our company.

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Limitation of Liability and Indemnification

Our directors and officers are subject to the indemnification provisions provided by the Nevada Revised Statures (NRS) and our by-laws. We have also agreed to indemnify each of our directors and officers against certain liabilities, including liabilities under the Securities Act.

Neither our articles of incorporation nor by-laws prevent us from indemnifying our officers, directors and agents to the extent permitted under the NRS. Our bylaws provide that directors and officers shall be indemnified and held harmless to the fullest extent permitted by law. Our articles of incorporation do not contain any provision that expands the individual liability of our directors and officers beyond that prescribed by NRS Section 78.138 (relating to fiduciary duties of directors and officers).

NRS Section 78.7502 generally provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding as set forth in Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS Section 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Market for Shares of Common Stock

Shares of our common stock are quoted on the OTCQB of the OTC Markets Group Inc. under the symbol “SHMP.”

Transfer Agent

The transfer agent and registrar for our common stock is Transhare Corporation, Bayside Center 1, 17755 North US Highway 19, Suite 140, Clearwater, FL 33764. Their telephone number is (303) 662-1112.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued to permit the resale of these shares of common stock by the holders of the common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	On any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale.

•	In the over-the-counter market.

•	In transactions otherwise than on these exchanges or systems or in the over-the-counter market.

•	Through the writing or settlement of options, whether such options are listed on an options exchange or otherwise.

•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

•	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account.

•	An exchange distribution in accordance with the rules of the applicable exchange.

•	Privately negotiated transactions.

•	Short sales made after the date the Registration Statement is declared effective by the SEC.

•	Agreements between broker-dealers and the selling securityholders to sell a specified number of such shares at a stipulated price per share.

•	A combination of any such methods of sale.

•	Any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

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The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $25,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

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SHARES ELIGIBLE FOR FUTURE SALE

As of February 22, 2022, we had 642,222,044 shares of common stock outstanding. Of those shares, the 20,381,858 shares of our common stock (comprising 5,142,858 shares to be issued upon conversion of the Preferred Shares, 1,500,000 shares to be issued on the exercise of the Warrants, 3,739,000 shares of our common stock issuable upon exercise of the additional warrant issued to GHS in exchange for the Waiver, the 10,000,000 shares of our common stock issuable upon exercise of the April Warrants whose exercise price was lowered to $0.35 per share in November 2021 in connection with the signing of the Waiver) covered by this prospectus upon sale will be freely transferrable without restrictions unless purchased by persons deemed to be our affiliates as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 under the Securities Act. Of our shares of common stock that are outstanding, 39,965,202 are “restricted”, which means they were originally sold in an offering not registered under the Securities Act. Restricted shares may be sold through registration under the Securities Act or under an applicable exemption from registration, such as provided by Rule 144, which is summarized below.

In general, under Rule 144, a person who has beneficially owned restricted shares for at least six months would be entitled to sell those securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and are current in filing our periodic reports. Persons who have beneficially owned restricted shares of common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed 1% of the number of shares of common stock outstanding, which will equal approximately 6,422,220 shares immediately after this offering, based on the number of shares of common stock outstanding as of February 22, 2022. Such sales by affiliates must also comply with the manner of sale and notice provisions of Rule 144 and to the availability of current public information about us.

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LEGAL MATTERS

The validity of the shares of common stock will be passed upon for us by Lucosky Brookman LLP.

EXPERTS

Our consolidated balance sheets as of March 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, shareholders’ deficit, and cash flows for the fiscal years ended March 31, 2021 and 2020 included elsewhere in this prospectus, have been audited by Turner, Stone & Company, LLP, an independent registered public accounting firm, as set forth in its report appearing herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly, and current reports, and other information with the Securities and Exchange Commission. Our filings are available to the public from the SEC’s website at www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC to register the securities offered hereby under the Securities Act. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. For further information with respect to our company and the securities offered by this prospectus, as well as the exhibits and schedules to the registration statement, we refer you to the registration statement, those exhibits and schedules, and to the information incorporated by reference in this Prospectus. You may obtain the registration statement and exhibits to the registration statement from the SEC’s website.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Financial Statements

F-1

NATURALSHRIMP INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS	December 31, 2021	March 31, 2021
Current assets
Cash	$2,665,205	$155,795
Escrow account	5,000,000	-
Inventory	28,128	-
Prepaid expenses	326,505	655,339
Total current assets	8,019,838	811,134

Fixed assets	13,766,272	12,236,557

Other assets
Construction-in-process	2,306,608	1,873,219
Patents	6,756,000	-
License Agreement	10,492,376
Right of Use asset	301,733	275,400
Deposits	20,633	20,633
Total other assets	19,877,350	2,169,252
Total assets	$41,663,460	$15,216,943

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$3,321,164	$963,289
Accrued interest	10,850	73,350
Accrued interest - related parties	203,520	187,520
Other accrued expenses	500,472	602,368
Accrued expenses - related parties	200,000	-
Short-term Promissory Note and Lines of credit	20,044	573,621
Bank loan	-	8,725
PPP loan	-	103,200
Convertible debenture	-	483,637
Note payable	96,000	96,000
Notes payable - related parties	495,412	1,151,162
Dividends payable	472,803	182,639
Derivative liability	12,985,000	-
Warrant liability	6,047,000	-
Total current liabilities	24,352,265	4,425,511

Bank loans, less current maturities	-	206,127
Convertible debenture, less unamortized debt discount of $15,400,000	340,000	-
Notes payable	-	5,000,000
Note payable, less current maturities	143,604	215,604
Lease Liability	303,920	275,400
Total liabilities	25,139,789	10,122,642

Commitments and contingencies (Note 14)
Series E Redeemable Convertible Preferred stock, $0.0001 par value, 10,000 shares authorized, 2,840 and 0 shares issued and outstanding at December 31, 2021 and March 31, 2021, respectively	1,925,371	-

Series D Redeemable Convertible Preferred stock, $0.0001 par value, 20,000 shares authorized, 0 and 6,050 shares issued and outstanding at December 31, 2021 and March 31, 2021, respectively	-	2,023,333

Stockholders' equity
Series A Convertible Preferred stock, $0.0001 par value, 5,000,000 shares authorized, 5,000,000 shares issued and outstanding at December 31, 2021 and March 31, 2021, respectively	500	500
Series B Convertible Preferred stock, $0.0001 par value,5,000 shares authorized, 67 and 607 shares issued and outstanding at December 31, 2021 and March 31, 2021, respectively	-	-
Common stock, $0.0001 par value, 900,000,000 shares authorized, 642,222,044 and 560,745,180 shares issued and 641,822,043 and 560,745,180shares outstanding at December 31, 2021 and March 31, 2021, respectively	64,183	56,075
Additional paid in capital	86,808,591	56,649,491
Stock Payable	29,524,000	136,000
Accumulated deficit	(101,798,974)	(53,683,268)
Total stockholders' equity attributable to NaturalShrimp Incorporated shareholders	14,598,300	3,158,798

Non-controlling interest in NAS	-	(87,830)

Total stockholders' equity	14,598,300	3,070,968
Total liabilities mezzanine and stockholders' equity	$41,663,460	$15,216,943

The accompanying footnotes are in integral part of these condensed consolidated financial statements.

F-2

NATURALSHRIMP INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Nine months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Sales	$16,640	$-	$16,640	$-

Operating expenses:
General and administrative	1,527,699	394,654	5,182,358	1,131,662
Research and development	20,357	-	217,229	79,550
Facility operations	398,504	154,470	810,260	234,113
Depreciation	218,134	18,173	830,409	37,850
Amortization	367,500	-	514,000

Total operating expenses	2,532,194	567,297	7,554,256	1,483,175
Net loss from operations	(2,515,554)	(567,297)	(7,537,616)	(1,483,175)

Other income (expense):
Interest expense	(80,991)	(42,541)	(228,190)	(102,057)
Amortization of debt discount	(340,000)	-	(576,364)	-
Financing costs	(1,393,000)	-	(1,502,953)	(64,452)
Change in fair value of derivative liability	-	-	-	(29,000)
Change in fair value of warrant liability	(137,000)	-	(137,000)	-
Forgiveness of PPP loan	-	-	103,200	-
Gain on Vero Blue note settlement	500,000	-	500,000	-
Legal Settlement	(29,400,000)	-	(29,400,000)	-
Total other income (expense)	(30,850,991)	(42,541)	(31,241,307)	(195,509)

Loss before income taxes	(33,366,545)	(609,838)	(38,778,923)	(1,678,684)

Provision for income taxes	-	-	-	-

Net loss	(33,366,545)	(609,838)	(38,778,923)	(1,678,684)

Less net loss attributable to non-controlling interest	-	(1,074)	-	(4,655)
Net loss attributable to NaturalShrimp Incorporated	(33,366,545)	(608,764)	(38,778,923)	(1,674,029)

Amortization of beneficial conversion feature on Preferred shares	-	(443,333)	(817,376)	(1,543,333)
Redemption and exchange of Series D Preferred shares		-	(5,792,947)	-
Dividends	-	(172,291)	-	(317,083)
Net loss available for common stockholders	$(33,366,545)	$(1,224,388)	$(45,389,246)	$(3,534,445)

EARNINGS PER SHARE (Basic and diluted)	$(0.05)	$(0.00)	$(0.07)	$(0.01)

WEIGHTED AVERAGE SHARES OUTSTANDING (Basic and diluted)	635,536,459	451,549,772	608,191,555	419,177,832

The accompanying footnotes are in integral part of these condensed consolidated financial statements.

F-3

NATURALSHRIMP INCORPORATED

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid In	Stock	Accumulated	Non-controlling	Total Stockholders' Equity/
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Payable	Deficit	Interest	(Deficit)
Balance March 31, 2021	5,000,000	$500	607	$-	560,745,180	$56,076	$56,649,491	$136,000	$(53,683,268)	$(87,830)	$3,070,969

Issuance of common stock upon conversion					1,329,246	133	421,353				421,486
Conversion of Series B PS to common stock			(262)	-	3,144,000	314	(314)				-
Conversion of Series D PS to common stock				-	428,572	43	(43)				-
Exchange of Series D PS to Series E PS									(3,258,189)		(3,258,189)
Sale of common shares and warrants for cash, less offering costs and commitment shares					35,772,729	3,577	17,273,546				17,277,123
Exercise of warrants related to the sale of common shares					1,100,000	110	10,890				11,000
Beneficial conversion feature related to the Series E Preferred Shares							3,269,505				3,269,505
Amortization of beneficial conversion feature related to Series E Preferred Shares									(817,376)		(817,376)
Redemption of Series D Preferred shares									(2,534,758)		(2,534,758)
Common shares to be issued for the acquisition of the non-controlling interest subsidiary's remaining equity							(3,087,830)	2,000,000		87,830	(1,000,000)
Common shares to be issued for Patent acquisition								5,000,000			5,000,000
Common stock vested to consultants					125,000	13	48,738	24,900			73,651
											-
Net loss									(2,562,743)		(2,562,743)
Balance June 30, 2021	5,000,000	$500	345	$-	602,644,727	$60,266	$74,585,336	$7,160,900	$(62,856,334)	$-	$18,950,668

Conversion of Series E PS to common stock					4,114,286	411	(411)				-
Amortization of beneficial conversion feature related to Series E Preferred Shares									(1,341,948)		(1,341,948)
Revision of dividends payable on Series B Preferred Shares (See Note 2)									(182,639)
Dividends payable on Preferred Shares									(177,586)
Common shares to be issued for Technical and Equipment Rights Agreement								4,762,376			4,762,376
Common stock vested to consultants					62,500	6	24,369	24,900			49,275
											-
Net loss									(2,849,635)		(2,849,635)
Balance September 30, 2021	5,000,000	$500	345	$-	606,821,513	$60,683	$74,609,294	$11,948,176	$(67,408,142)	$-	$19,210,511

Conversion of Series B PS to common stock			(278)		3,336,000	334	(334)				(334)
Conversion of Series E PS to common stock					4,114,286	411	2,879,589				2,879,589
Amortization of beneficial conversion feature related to Series E Preferred Shares					-	-	-		(831,543)		(831,543)
Beneficial conversion feature related to the Series E Preferred Shares					-	-	169,714				169,714
Accretion of Series E Preferred Shares					-	-	-		(80,167)		(80,167)
Dividends payable on Preferred Shares					-	-	-		(112,577)		(112,577)
Common shares issued for Technical and Equipment Rights Agreement					26,732,673	2,673	11,759,703	(11,762,376)			-
Common stock vested to consultants					112,500	21	99,054	(49,800)			49,275
Common stock issued to consultants					430,071	43	158,285				158,328
Common stock issued to employees					175,000	18	68,286				68,304
Reclassification of warrants to liability							(2,935,000)				(2,935,000)
Common stock to be issued for legal settlement to NSH shareholders								29,388,000			29,388,000
Net loss									(33,366,545)		(33,366,545)
Balance December 31, 2021	5,000,000	$500	67	$-	641,722,043	$64,183	$86,808,591	$29,524,000	$(101,798,974)	$-	$14,598,300

Balance March 31, 2020	5,000,000	$500	2,250	$-	379,742,524	$37,975	$43,533,243	-	$(46,427,396)	$(82,101)	(2,937,780)

Issuance of common stock upon conversion					37,926,239	3,793	222,644				226,437
Reclass of derivative liability upon conversion or redemption of related convertible debentures							205,000				205,000
Purchase of Series B Preferred shares			1,250	0			1,250,000				1,250,000
Beneficial conversion feature related to the Series B Preferred Shares							293,000		(293,000)		-
Dividends payable on Series B PS									(144,792)		(144,792)
Series B PS Dividends in kind issued			50	0			56,458				56,458
Conversion of Series B PS to common stock			(800)	(0)	33,569,730	3,357	(3,357)				-
Common stock issued in Vista Warrant settlement					17,500,000	1,750	608,250				610,000
Reclass of warrant liability upon the cancellation of warrants under Vista Warrant settlement							90,000				90,000
Common stock issued to consultant					1,250,000	125	61,125				61,250
											-
Net loss									(477,072)	(1,895)	(478,967)
Balance June 30, 2020	5,000,000	$500	2,750	$0	469,988,493	$47,000	$46,316,363	$-	$(47,342,260)	$(83,996)	$(1,062,394)

Issuance of common stock upon conversion					1,014,001	101	125,635				125,736
Purchase of Series B Preferred shares			1,250	0			1,250,000				1,250,000
Beneficial conversion feature related to the Series B Preferred Shares				0			807,000		(807,000)		-
Dividends payable on Series B PS									(83,960)		(83,960)
Series B PS Dividends in kind issued			65				77,984				77,984
Conversion of Series B PS to common stock			(2,369)	(0)	58,521,249	5,852	(5,852)				-
Common stock issued to consultant					1,500,000	150	67,350				67,500

Net loss									(588,193)	(1,686)	(589,879)
Balance September 30, 2020	5,000,000	$500	1,696	$(0)	531,023,743	$53,103	$48,638,480	$-	$(48,821,413)	$(85,682)	$(215,012)

Issuance of common stock upon conversion					795,387	80	198,768				198,848
Purchase of Series B Preferred shares			750	-			750,000				750,000
Beneficial conversion feature related to the Series B Preferred Shares							235,000		(235,000)		-
Dividends payable on Series B Preferred Shares									(88,333)		(88,333)
Conversion of Series B Preferred Shares to common stock			(526)	-	5,670,051	567	(567)				-
Beneficial conversion feature related to the Series D Preferred Shares							5,000,000				5,000,000
Amortization of beneficial conversion feature related to Series D Preferred Shares									(208,333)		(208,333)
Commitment shares issued with Series D Preferred Shares					6,000,000	600	(600)				-
Common stock issued to consultant					1,500,000	150	616,350				616,500
Common stock to be issued as finder's fees related to asset acquisition								135,775			135,775

Net loss									(608,764)	(1,074)	(609,838)
Balance December 31, 2020	5,000,000	$500	1,920	$-	544,989,181	$54,500	$55,437,431	135,775	$(49,961,843)	$(86,756)	$5,579,607

The accompanying footnotes are in integral part of these condensed consolidated financial statements.

F-4

NATURALSHRIMP INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the 9 Months Ended
	December 31, 2021		December 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss attributable to NaturalShrimp Incorporated		$(38,778,923)	$(1,674,029)

Adjustments to reconcile net loss to net cash used in operating activities

Depreciation expense		586,409	37,850
Amortization expense		514,000	-
Amortization of debt discount		576,364	-
Change in fair value of derivative liability		-	29,000
Change in fair value of warrant liability		137,000	-
Financing costs		1,502,953	-
Default penalty		-	41,112
Net loss attributable to non-controlling interest		-	(4,655)
Forgiveness of PPP loan		(103,200)	-
Gain on Vero Blue note settlement		(500,000)	-
Legal settlement		29,388,000	-
Shares issued for services		398,831	745,250

Changes in operating assets and liabilities:
Inventory		(28,128)	-
Prepaid expenses and other current assets		(321,162)	(649,326)
Deposits		-	-
Accounts payable		(5,637,796)	255,231
Other accrued expenses		(101,896)	143,793
Accrued expenses - related parties		200,000	-
Accrued interest		(49,482)	29,959
Accrued interest - related parties		16,000	32,096
Cash used in operating activities		(12,201,031)	(1,013,719)

CASH FLOWS FROM INVESTING ACTIVITIES

Cash paid for machinery and equipment		(2,116,124)	(1,481,558)
Cash paid for asset acquisition with VeroBlue Farms, Inc.		-	(5,000,000)
Cash paid for patent acquisition with F & T		(2,000,000)	-
Cash paid for acquisition of shares of NCI		(1,000,000)	-
Cash paid for License Agreement		(2,350,000)	-
Cash received from Insurance settlement		-	917,210
Cash paid for construction in process		(433,389)	(1,562,380)
Cash (used in) provided by investing activities		(7,899,513)	(7,126,728)

CASH FLOWS FROM FINANCING ACTIVITIES

Payments on bank loan		(214,852)	(17,810)
Payment of note payable		(72,000)	(48,000)
Payment of note payable, related party		(655,750)	-
Repayment of short-term promissory note and lines of credit		(553,577)	5,413
Proceeds from PPP loan		-	103,200
Proceeds from issuance of common shares		17,277,123	-
Shares issued upon exercise of warrants		11,000	-
Proceeds from sale of Series B Convertible Preferred stock		-	3,250,000
Proceeds from convertible debentures		8,905,000	-
Escrow account in relation to the proceeds from convertible debenture		5,000,000	-
Payments on convertible debentures		(421,486)	-
Payments on notes payable		(4,500,000)	-
Redemption of Series D PS		(3,513,504)	-
Proceeds from sale of Series E Preferred Stock		1,348,000	5,000,000
Cash received in relation to Vista warrant settlement		-	50,000
Cash provided by financing activities		22,609,954	8,342,803

NET CHANGE IN CASH		2,509,410	202,356

CASH AT BEGINNING OF PERIOD		155,795	109,491

CASH AT END OF PERIOD		$2,665,205	$311,847

INTEREST PAID		$212,190	$69,961

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Shares issued upon conversion		$421,486	$1,131,824
Cancellation of Right of Use asset and Lease liability		$275,400	$-
Dividends in kind issued		$-	$134,446
Shares issued on Vista Warrant settlement		$-	$610,000
Shares issued as consideration for Patent acquisition		$5,000,000	$-
Shares issued as consideration for acquisition of remaining NCI		$2,000,000	$-
Notes payable, issued as consideration in VeroBlue Farms, Inc. asset acquisition	$		$5,000,000
Shares payable, to be issued as finders fee in VeroBlue Farms, Inc. asset acquisition		$-	$136,000
Shares issued as consideration for Rights Agreement		$4,762,376	$-
Note payable, related party, issued in place of Settlement Agreement		$-	$383,604

The accompanying footnotes are in integral part of these condensed consolidated financial statements.

F-5

NATURALSHRIMP INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2021

(Unaudited)

NOTE 1 – NATURE OF THE ORGANIZATION AND BUSINESS

Nature of the Business

NaturalShrimp Incorporated (“NaturalShrimp” or the “Company”), a Nevada corporation, is a biotechnology company and has developed a proprietary technology that allows it to grow Pacific White shrimp (Litopenaeus vannamei, formerly Penaeus vannamei) in an ecologically controlled, high-density, low-cost environment, and in fully contained and independent production facilities. The Company’s system uses technology which allows it to produce a naturally-grown shrimp “crop” weekly and accomplishes this without the use of antibiotics or toxic chemicals. The Company has developed several proprietary technology assets, including a knowledge base that allows it to produce commercial quantities of shrimp in a closed system with a computer monitoring system that automates, monitors and maintains proper levels of oxygen, salinity and temperature for optimal shrimp production. The Company’s production facilities are located in La Coste, Texas and Webster City, Iowa.

On December 15, 2020, the Company entered into an Asset Purchase Agreement (“APA”) between VeroBlue Farms USA, Inc., a Nevada corporation (“VBF”), VBF Transport, Inc., a Delaware corporation (“Transport”), and Iowa’s First, Inc., an Iowa corporation (“Iowa’s First”) (each a “Seller” and collectively, “Sellers”). Transport and Iowa’s First were wholly-owned subsidiaries of VBF. The agreement called for the Company to purchase all of the tangible assets of VBF, the motor vehicles of Transport and the real property (together with all plants, buildings, structures, fixtures, fittings, systems and other improvements located on such real property) of Iowa’s First. The facility was originally designed as an aquaculture facility, with the company having production issues. The Company began a modification process to convert the plant to produce shrimp, which will allow them to scale faster without having to build new facilities. The three Iowa facilities contain the tanks and infrastructure that will be used to support the production of shrimp with the incorporation of the Company’s patented EC platform technology. On May 19, 2021, the Company entered into a Securities Purchase Agreement (the “SPA”) with F&T Water Solutions, LLC (“F&T”), for F&T’s owned shares of Natural Aquatic Systems, Inc. (“NAS”). Prior to entering into the SPA, the Company owned fifty-one percent (51%) and F&T owned forty-nine percent (49%) of the issued and outstanding shares of common stock of NAS. After the SPA, NAS is a 100% owned subsidiary of the Company (See Note 10).

The Company has three wholly-owned subsidiaries including NaturalShrimp USA Corporation, NaturalShrimp Global, Inc. and NAS.

Going Concern

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the nine months ended December 31, 2021, the Company had a net loss available for common stockholders of approximately $33,367,000. At December 31, 2021, the Company had an accumulated deficit of approximately $101,799,000 and a working capital deficit of approximately $16,332,000. These factors raise substantial doubt about the Company’s ability to continue as a going concern, within one year from the issuance date of this filing. The Company’s ability to continue as a going concern is dependent on its ability to raise the required additional capital or debt financing to meet short and long-term operating requirements. During the nine months ended December 31, 2021, the Company received net cash proceeds of approximately $17,277,000 from the sale of common shares (See Note 11), $1,348,000 from the sale of Series E Preferred Stock and $8,905,000 proceeds from the issuance of a convertible debenture. Management believes that private placements of equity capital will be needed to fund the Company’s long-term operating requirements. The Company may also encounter business endeavors that require significant cash commitments or unanticipated problems or expenses that could result in a requirement for additional cash. If the Company raises additional funds through the issuance of equity, the percentage ownership of its current shareholders could be reduced, and such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to take advantage of prospective business endeavors or opportunities, which could significantly and materially restrict our operations. The Company continues to pursue external financing alternatives to improve its working capital position. If the Company is unable to obtain the necessary capital, the Company may be unable to develop its facilities and enter in production.

F-6

NOTE 2 – REVISION OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In the Company’s previously issued financial statement for the first quarter of the current fiscal year for the three months ending June 30, 2021, the Company made an incorrect extinguishment of the Dividends payable in relation to the redemption of the Series D Preferred Stock as of April 15, 2021. However, it was later evaluated that the Dividends payable related to preferred shares that were still outstanding. The reclassification of the Dividends payable into Accumulated deficit was only presented as of June 30, 2021 on the Consolidated Balance Sheet, and did not impact the Consolidated Statements of Operations or the Consolidated Statement of Cash Flows.

In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements;” the Company evaluated the change and has determined that the related impact was not material to any previously presented financial statements. As such the Company is reporting the revision to dividends to that period in this Quarterly Report.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited financial information as of and for the three months ended December 31, 2021 and 2020 has been prepared in accordance with GAAP in the U.S. for interim financial information and with the instructions to Quarterly Report on Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, such financial information includes all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of our financial position at such date and the operating results and cash flows for such periods. Operating results for the nine months ended December 31, 2021 are not necessarily indicative of the results that may be expected for the entire year or for any other subsequent interim period.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to the rules of the U.S. Securities and Exchange Commission, or the SEC. These unaudited financial statements and related notes should be read in conjunction with our audited financial statements for the year ended March 31, 2021 included in the Company’s Annual Report on Form 10-K filed with the SEC on June 29, 2021.

The condensed consolidated balance sheet at March 31, 2021 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles in the U.S. for complete financial statements.

Consolidation

The consolidated financial statements include the accounts of NaturalShrimp Incorporated and its wholly-owned subsidiaries, NaturalShrimp USA Corporation, NaturalShrimp Global, Inc. and Natural Aquatic Systems, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

Preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-7

Basic and diluted earnings or loss per share (“EPS”) amounts in the consolidated financial statements are computed in accordance with ASC 260 – 10 “Earnings per Share”, which establishes the requirements for presenting EPS. Basic EPS is based on the weighted average number of shares of common stock outstanding. Diluted EPS is based on the weighted average number of shares of common stock outstanding and dilutive common stock equivalents. Basic EPS is computed by dividing net income or loss available to common stockholders (numerator) by the weighted average number of shares of common stock outstanding (denominator) during the period. For the nine months ended December 31, 2021, the Company had Redeemable Convertible Preferred stock with approximately 9,842,000 underlying common shares, approximately $18,768,000 in a convertible debenture whose approximately 67,816,000 underlying shares are convertible at the holders’ option at conversion price of 90 % of the average of the two lowest market prices over the last 10 days and 18,506,429 warrants outstanding which were not included in the calculation of diluted EPS as their effect would be anti-dilutive. For the nine months ended December 31, 2020, the Company had 1,920 shares of Series B Preferred Stock whose approximately 12,308,000 underlying shares are convertible at the investors’ option at a conversion price based on the lowest market price over the last 20 trading days, and 5,000 shares of Series D Preferred Stock whose approximately 50,000,000 underlying shares are convertible at the investors’ option at a fixed conversion price of $0.10, which were not included in the calculation of diluted EPS as their effect would be anti-dilutive.

Fair Value Measurements

ASC Topic 820, “Fair Value Measurement”, requires that certain financial instruments be recognized at their fair values at our balance sheet dates. However, other financial instruments, such as debt obligations, are not required to be recognized at their fair values, but GAAP provides an option to elect fair value accounting for these instruments. GAAP requires the disclosure of the fair values of all financial instruments, regardless of whether they are recognized at their fair values or carrying amounts in our balance sheets. For financial instruments recognized at fair value, GAAP requires the disclosure of their fair values by type of instrument, along with other information, including changes in the fair values of certain financial instruments recognized in income or other comprehensive income. For financial instruments not recognized at fair value, the disclosure of their fair values is provided below under “Financial Instruments.”

Nonfinancial assets, such as property, plant and equipment, and nonfinancial liabilities are recognized at their carrying amounts in the Company’s balance sheets. GAAP does not permit nonfinancial assets and liabilities to be remeasured at their fair values. However, GAAP requires the remeasurement of such assets and liabilities to their fair values upon the occurrence of certain events, such as the impairment of property, plant and equipment. In addition, if such an event occurs, GAAP requires the disclosure of the fair value of the asset or liability along with other information, including the gain or loss recognized in income in the period the remeasurement occurred.

The Company did not have any Level 1 or Level 2 assets and liabilities at December 31, 2021 and March 31, 2021.

The Derivative and Warrant liabilities are Level 3 fair value measurements. There were no Warrant liabilities in Level 3 fair value measurements during the three months ended December 31, 2021.

The following is a summary of activity of Level 3 derivatives during the nine months ended December 31, 2021 and the year ended March 31, 2021:

Derivatives

	December 31, 2021	March 31, 2021
Derivative liability balance at beginning of period	$-	$176,000
Reclass to equity upon conversion or redemption	-	(205,000)
Additions to derivatives	12,985,000	-
Change in fair value	-	29,000
Balance at end of period	$12,985,000	$-

F-8

At December 31, 2021, the fair value of the derivative liabilities of convertible notes was estimated using the following inputs: the price of the Company’s common stock of $0.3075; a risk-free interest rate of 0.69% and expected volatility of the Company’s common stock of 125.90%, and the various estimated reset exercise prices weighted by probability.

Warrant liability

	December 31, 2021	March 31, 2021
Warrant liability balance at beginning of period	$-	$90,000
Additions to warrant liability	5,910,000	-
Reclass to equity upon cancellation or exercise	-	(90,000)
Change in fair value	137,000	-
Balance at end of period	$6,047,000	$-

At December 31, 2021, the fair value of the warrant liability was estimated using the following inputs: the price of the Company’s common stock of $0.337; a risk-free interest rate of 1.33% and expected volatility of the Company’s common stock ranging of 209.9%.

Financial Instruments

The Company’s financial instruments include cash and cash equivalents, receivables, payables, and debt and are accounted for under the provisions of ASC Topic 825, “Financial Instruments”. The carrying amount of these financial instruments, with the exception of discounted debt, as reflected in the consolidated balance sheets approximates fair value.

Cash and Cash Equivalents

For the purpose of the consolidated statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. There were no cash equivalents at December 31, 2021 and March 31, 2021.

Concentration of Credit Risk

The Company maintains cash balances at two financial institutions. Accounts at this institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. As of December 31, 2021 the Company’s cash balance exceeded FDIC coverage. As of March 31, 2021, the Company’s cash balance did not exceed FDIC coverage. The Company has not experienced any losses in such accounts and periodically evaluates the credit worthiness of the financial institutions and has determined the credit exposure to be negligible.

Fixed Assets

Equipment is carried at historical value or cost and is depreciated using the straight-line method over the estimated useful lives of the related assets. Estimated useful lives are as follows:

Buildings	39 years
Machinery and Equipment	7 – 10years
Vehicles	10 years
Furniture and Fixtures	3 – 10years

Maintenance and repairs are charged to expense as incurred. At the time of retirement or other disposition of equipment, the cost and accumulated depreciation will be removed from the accounts and the resulting gain or loss, if any, will be reflected in operations.

F-9

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Recently Issued Accounting Standards

In August 2020, the FASB issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470- 20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity. This ASU (1) simplifies the accounting for convertible debt instruments and convertible preferred stock by removing the existing guidance in ASC 470-20, Debt: Debt with Conversion and Other Options, that requires entities to account for beneficial conversion features and cash conversion features in equity, separately from the host convertible debt or preferred stock; (2) revises the scope exception from derivative accounting in ASC 815-40 for freestanding financial instruments and embedded features that are both indexed to the issuer’s own stock and classified in stockholders’ equity, by removing certain criteria required for equity classification; and (3) revises the guidance in ASC 260, Earnings Per Share, to require entities to calculate diluted earnings per share (EPS) for convertible instruments by using the if-converted method. In addition, entities must presume share settlement for purposes of calculating diluted EPS when an instrument may be settled in cash or shares. For SEC filers, excluding smaller reporting companies, ASU 2020-06 is effective for fiscal years beginning after December 15, 2021 including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. For all other entities, ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Entities should adopt the guidance as of the beginning of the fiscal year of adoption and cannot adopt the guidance in an interim reporting period. The Company is currently evaluating the impact that ASU 2020-06 may have on its consolidated financial statements and related disclosures.

As of December 31, 2021, there were several new accounting pronouncements issued by the Financial Accounting Standards Board. Each of these pronouncements, as applicable, has been or will be adopted by the Company. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s consolidated financial statements.

Management’s Evaluation of Subsequent Events

The Company evaluates events that have occurred after the balance sheet date of December 31, 2021, through the date which the consolidated financial statements were issued. Based upon the review, other than described in Note 15 – Subsequent Events, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

F-10

NOTE 4 – FIXED ASSETS

A summary of the fixed assets as of December 31, 2021 and March 31, 2021 is as follows:

	December 31, 2021	March 31, 2021
Land	$324,293	$324,293
Buildings	5,007,505	4,702,063
Machinery and equipment	9,607,180	7,580,873
Autos and trucks	247,356	213,849
	15,186,334	12,891,078
Accumulated depreciation	(1,420,062)	(452,158)
Fixed assets, net	$13,766,272	$12,236,557

The consolidated statements of operations reflect depreciation expense of approximately $218,000 and $18,000 and $830,000 and $38,000 for the three and nine months ended December 31, 2021 and 2020, respectively.

NOTE 5 – PATENT ACQUISITION

On May 19, 2021, the Company entered into a Patents Purchase Agreement (the “Patents Agreement”) with F&T. The Company and F&T had previously jointly developed and patented a water treatment technology used or useful in growing aquatic species in re-circulating and enclosed environments (the “Patent”) with each party owning a fifty percent (50%) interest. Upon the closing of the Patents Agreement, the Company would purchase F&T’s interest in the Patent, F&T’s 100% interest in a second patent associated with the first Patent issued to F&T in March 2018, and all other intellectual property rights owned by F&T for a purchase price of $2,000,000 in cash and issue9,900,990 shares of the Company’s common stock with a market value of $0.505 per share for a total fair value of $5,000,000, for a total acquisition price of $7,000,000. The Company paid the cash purchase price on May 20, 2021 and the closing of the Patents Agreement took place on May 25, 2021.

In accordance with ASC 805-10-55-5A, as substantially all the assets acquired are concentrated in a single identifiable asset, the patents, the acquisition has been determined to not be considered a business combination but an asset acquisition. The consideration will be allocated to the two patents, which were both approved in December, 2018, and will be amortized through the earliest of their useful life or December, 2038. Amortization over the next five years is expected to be $390,000 per year, for a total of $1,950,000. Amortization expense was $97,500 and $244,000 for the three and nine months ended December 31, 2021

NOTE 6 – RIGHTS AGREEMENTS

On August 25, 2021, the Company, through their 100% owned subsidiary NAS, entered into an Equipment Rights Agreements with Hydrenesis-Delta Systems, LLC (“Hydrenesis-Delta”) and a Technology Rights Agreement, in a sub-license agreement with Hydrenesis Aquaculture LLC (“Hydrenesis-Aqua”), The Equipment Rights involve specialized and proprietary equipment used to produce and control, dose, and infuse Hydrogas® and RLS® into both water and other chemical species, while the Technology sublicense pertains to the rights to Hydrogas® and RLS®. Both Rights agreements are for a 10 year term, which shall automatically renew for ten year successive terms. The term can be terminated by written notice by mutual consent, or by either party upon a breach of contract, insolvency or filing of bankruptcy. The agreements accord the exclusive rights to purchase or distribute the technology, or buy or rent the equipment, in the Industry Sector, which is the primary business and revenue stream generated from indoor aquaculture farming of any species in the Territory, defined as anywhere in the world except for the countries in the Gulf Corporation Council.

The consideration for the Equipment Rights consists of the sum of $2,500,000, with $500,000 in cash paid at closing, and $500,000 to be paid on the first day of the next calendar quarter, plus $250,000 to be paid on the first day of each successive calendar quarter until the amount is paid in full.

Per the Terms set forth in the Technology Rights Agreement, the consideration is defined as the sum of $10,000,000, consisting of $2,500,000 in cash at closing, and an additional $1,000,000 within 60 days after closing, and $6,500,000 worth of unrestricted common shares of stock in the parent company, NSI, at a stipulated share price of $0.505. Determined with this stipulated price, 12,871,287 shares were issued. Based on the market price on August 25, 2021 of $0.37, the fair value of the shares is $4,762,376, which results in a fair value total consideration of $8,262,376. The common shares are covered by a Lock-Up and Leak-Out Agreement.

F-11

The terms of the Agreements set forth that NAS will pay Hydrenesis 12.5% royalty fees. The royalties are calculated per all customer or sub-license revenue generated by NAS, NSI or any Affiliate, from the sale or rental of either the Technologies or Hydrenesis Equipment, based on gross revenue less returns, rebates and sales taxes. There are sales milestones for exclusivity, whereby if NAS fails to achieve a sales milestone starting in Year 3, the exclusivity rights in both of the Rights agreements shall revert to non-exclusive rights. To maintain the exclusivity for the subsequent year, the Company may pay the amount of the royalty fees that would have been due if the Sales Milestone had been meet in the current year.

The Sales Milestones are:

Year 3	$250,000 Royalty
Year 4	$375,000 Royalty
Year 5	$625,000 Royalty
Year 6	$875,000 Royalty
All subsequent years	$1,000,000 Royalty

For the three months ended December 31, 2021, the amortization of the Rights was $270,000. The amortization is approximately $1,076,000 per year, and approximately $5,381,000 over the next five years.

NOTE 7 – SHORT-TERM NOTE AND LINES OF CREDIT

The Company has a working capital line of credit with Extraco Bank. On April 30, 2020, the line of credit was renewed with a maturity date of April 30, 2021 for a balance of $372,675. The line of credit bore an interest rate of 5.0%, that was compounded monthly and to be paid with the principal on the maturity date. The line of credit matured on April 30, 2021 and was secured by certificates of deposit and letters of credit owned by directors and shareholders of the Company. On May 5, 2021, the Company paid off the line of credit. The balance of the line of credit was $372,675 at March 31, 2021.

The Company also had an additional line of credit with Extraco Bank for $200,000, which was renewed with a maturity date of April 30, 2021, for a balance of $177,778. The line of credit bore interest at a rate of 5%, that was compounded monthly and to be paid with the principal on the maturity date. The line of credit was secured by certificates of deposit and letters of credit owned by directors and shareholders of the Company. On April 15, 2021, the line of credit was paid off in full. The balance of the line of credit was $177,778 at March 31, 2021.

The Company also has a working capital line of credit with Capital One Bank for $50,000. The line of credit bears an interest rate of prime plus 25.9 basis points, which totaled 29.15% as of December 31, 2021. The line of credit is unsecured. The balance of the line of credit was $9,580 at both December 31, 2021 and March 31, 2021.

The Company also has a working capital line of credit with Chase Bank for $25,000. The line of credit bears an interest rate of prime plus 10 basis points, which totaled 13.25% as of December 31, 2021. The line of credit is secured by assets of the Company’s subsidiaries. The balance of the line of credit is $10,237 at December 31, 2021 and March 31, 2021.

NOTE 8 – BANK LOANS

On April 10, 2020, the Company obtained a Paycheck Protection Program (“PPP”) loan in the amount of $103,200 pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). On April 16, 2021, the Company filed for the forgiveness of the PPP loan and was approved for forgiveness of such loan on April 26, 2021.

On January 10, 2017, the Company entered into a promissory note with Community National Bank for $245,000, at an annual interest rate of 5% and a maturity date of January 10, 2020 (the “CNB Note”). The CNB Note is secured by certain real property owned by the Company in LaCoste, Texas, and is also personally guaranteed by the Company’s President, as well as certain shareholders of the Company. On January 10, 2020, the loan was modified, with certain terms amended. The modified note is for the principal balance of $222,736, with initial monthly payments of $1,730 through February 1, 2037, when all unpaid principal and interest will be due and payable. The loan has an initial yearly rate of interest of 5.75% , which may change beginning on February 1, 2023 and each 36 months thereafter, to the Wall Street Journal Prime Rate plus 1%, but never below 4.25%. The monthly payments may change on the same dates as the interest changes. The Company is also allowed to make payments against the principal at any time. The note was paid off in full on December 20, 2021. The balance of the CNB Note was $214,452 at March 31, 2021, of which $8,725 was in current liabilities.

F-12

On November 3, 2015, the Company entered into a short-term note agreement with Community National Bank for a total value of $50,000, with a maturity date of December 15, 2017 On July 18, 2018, the short-term note was replaced by a promissory note for the outstanding balance of $25,298, which bears interest at 8% with a maturity date of July 18, 2021. The note is guaranteed by an officer and director. The note was paid off in full in July of 2021. The balance of the note at March 31, 2021 was $3,124.

NOTE 9 – CONVERTIBLE DEBENTURES

December 15, 2021 Debenture

The Company entered into a securities purchase agreement (the “SPA”) with an investor (the “Investor”) on December 15, 2021. Pursuant to the SPA, the Investor purchased a secured promissory note (the “Note”) in the aggregate principal amount totaling approximately $16,320,000 (the “Principal Amount”). The Note has an interest rate of 12% per annum, with a maturity date 24 months from the issuance date of the Note (the “Maturity Date”). The Note carried an original issue discount totaling $1,300,000 and a transaction expense amount of $20,000, both of which are included in the principal balance of the Note. The Note had $2,035,000 in debt issuance costs, including fees paid in cash of $1,095,000 and 3,000,000 warrants issued to placement agents with a fair value of $940,000. The warrant fair value was estimated using the Black Scholes Model, with the following inputs: the price of the Company’s common stock of $0.32; a risk-free interest rate of 1.19%, the expected volatility of the Company’s common stock of 209.9%; the estimated remaining term, a dividend rate of 0%. The warrants were classified as a liability, as it is not known if there will be sufficient authorized shares to be issued upon settlement, based on the conversion terms of the convertible debt.

Beginning on the date that is 6 months from the issuance date of the Note, the Investor has the right to redeem up to $1,000,000 of the outstanding balance per month. Payments may be made by the Company, at the Company’s option, (a) in cash, or (b) by paying the redemption amount in the form of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), per the following formula: the number of redemption shares equals the portion of the applicable redemption amount divided by the Redemption Repayment Price. The “Redemption Repayment Price” equals 90% multiplied by the average of the two lowest volume weighted average price per share of the Common Stock during the ten (10) trading days immediately preceding the date that the Investor delivers notice electing to redeem a portion of the Note. The redemption amount shall include a premium of 15% of the portion of the outstanding balance being paid (the “Exit Fee”). As the Exit Fee is to be included in every settlement of the Note, an additional 15% of the principal balance, which totals $2,448,000, was recognized along with the principal balance, and offset by a contra account in a manner similar to a debt discount. In addition to the Investor’s right of redemption, the Company has the option to prepay the Notes at any time prior to the Maturity Date by paying a premium of 15% plus the principal, interest, and fees owed as of the prepayment date.

Within 180 days of the issuance date of the Note, the Company will obtain an effective registration statement or a supplement to any existing registration statement or prospectus with the SEC registering at least $15,000,000 in shares of Common Stock for the Investor’s benefit such that any redemption using shares of Common Stock could be done using registered Common Stock. Additionally, as soon as reasonably possible following the issuance of the Note, the Company will cause the Common Stock to be listed for trading on either of (a) NYSE, or (b) NASDAQ (in either event, an “Uplist”). In the event the Company has not effectuated the Uplist by March 1, 2022, the then-current outstanding balance will be increased by 10%. The Company will make a one-time payment to the Investor equal to 15% of the gross proceeds the Company receives from the offering expected to be effected in connection with the Uplist (whether from the sale of shares of its Common Stock and / or preferred stock) within ten (10) days of receiving such amount. In the event Borrower does not make this payment, the then-current outstanding balance will be increased by 10%. In addition, the Company has 30 days in which to secure the Note and grant the Lender a first position security interest in the real property in Texas and Iowa, and if it is not effectuated within the 30 days the outstanding balance will be increased by 15%. The Company is required to reserve 65,000,000 shares of common stock from its authorized and unissued common stock and to add 100,000,000 shares of common stock to the Share Reserve on or before March 10, 2022.

F-13

The Note also contains certain negative covenants and Events of Default, which in addition to common events of default, include a failure to deliver conversion shares, the Company fails to maintain the share reserve, the occurrence of a Fundamental Transaction without the Lenders written consent, the Company effectuates a reverse split of its common stock without 20 trading days written notice to Lender, fails to observe or perform or breaches any covenant, and, the Company or any of its subsidiaries, breaches any covenant or other term or condition contained in any Other Agreements in any material. Upon an Event of a Default, at its option and sole discretion, the Investor may consider the Note immediately due and payable. Upon such an Event of Default, the interest rate increases to 18% per annum and the outstanding balance of the Note increases from 5% to 15%, depending upon the specific Event of Default.

The conversion feature meets the definition of a derivative and therefore requires bifurcation and will be accounted for as a derivative liability. The Company estimated the fair value of the conversion feature derivative embedded in the debenture at issuance at $12,985,000, based on assumptions used in the Binomial Option Pricing model. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.305 at issuance date; a risk-free interest rate of 0.69% and expected volatility of the Company’s common stock, of 125.90%, and the strike price of $0.3075.

February 26, 2021 Debenture

On February 26, 2021, the Company entered into a convertible note for the principal amount of $720,000, with an original issue discount of $120,000, convertible into shares of common stock of the Company. The note bears interest of 12% and is due six months from the date of issuance. The note is convertible from the date of issuance, at a fixed conversion rate of $0.36. The conversion rate shall change to $0.10 upon the event of default. The conversion feature at issuance meets the definition of conventional convertible debt and therefore qualifies for the scope exception in ASC 815-10-15-74(a) and would not be bifurcated and accounted for separately as a derivative liability. The Company analyzed the conversion feature under ASC 470-20, “Debt with conversion and other options”, and based on the market price of the common stock of the Company on the date of funding as compared to the conversion price, determined there was an approximately $164,000 beneficial conversion feature to recognize, which will be amortized over the term of the note using the effective interest method. The amortization of the beneficial conversion feature was $27,273 and the original issuance discount was $20,000, for the year ended March 31, 2021. On April 16, 2021, the Company settled the convertible note, consisting of $720,000 in principal, approximately $13,000 in accrued interest, and approximately $110,000 in redemption fee, for a total of $842,972. The Company paid $421,486 in cash, and settled the remaining balance through the conversion into the issuance of 1,303,982 common shares.

NOTE 10 – ACQUISITION OF NON-CONTROLLING INTEREST

On May 19, 2021, the Company entered into a Securities Purchase Agreement (“SPA”) with F&T, for the shares owned by F&T of NAS. Upon the closing of the SPA, the Company purchased the 980,000 shares of NAS’ common stock owned by F&T for a total acquisition price of $3,000,000, consisting of $1,000,000 paid in cash and 3,960,396 shares of the Company’s common stock issued at a market value of $0.505 per share for a total fair value of $2,000,000. The Company paid the cash purchase price on May 20, 2021 and the purchase of the NAS shares closed on May 25, 2021. Prior to entering into the SPA, the Company owned fifty-one percent (51%) and F&T owned forty-nine percent (49%) of the issued and outstanding shares of common stock of NAS, and therefore, NAS was included in the consolidated financial statements of the Company, with F&T’s ownership accounted for as a non-controlling interest. After the SPA, the non-controlling interest was no longer in existence and NAS became a 100% owned subsidiary of the Company. In accordance with ASC 810-10-45, when the parent’s ownership interest changes while the parent retains its controlling interest in a subsidiary, it is accounted for as an equity transaction and there is no gain or loss recognized in the consolidated net loss. The difference between the fair value of the consideration paid and the amount of the non-controlling interest as of the acquisition of NAS shares held by F&T is recognized in equity attributable to the Company. The carrying amount of the non-controlling interest prior to the acquisition was a deficit of $87,830, and as a result, a deduction of $3,087,830 was recognized in additional paid in capital in the Consolidated Statement of Changes in Equity, in the three months ended June 30, 2021.

F-14

NOTE 11 – STOCKHOLDERS’ EQUITY

Preferred Stock

As of December 31, 2021 and March 31, 2021, the Company had 200,000,000 shares of preferred stock authorized with a par value of $0.0001. Of this amount, 5,000,000 shares of Series A preferred stock are authorized and outstanding, 5,000 shares Series B preferred stock are authorized and 67 and 607 outstanding, respectively, 5,000 shares Series D preferred stock are authorized and 0 and 6,050 outstanding, respectively and 10,000 shares Series E preferred stock are authorized and 2,840 and 0 outstanding, respectively.

Series E Preferred Stock

On April 14, 2021, the Board authorized the issuance of 10,000 shares of the Company’s Series E Preferred Stock and has filed a Certificate of Designation (“COD”) of Preferences of the Series E Convertible Preferred Stock with the State of Nevada. The shares of Series E Preferred Stock have a stated value of $1,200 per share and are convertible into shares of common stock at the election of the holder of the Series E Preferred Stock at any time at a price of $0.35 per share, subject to adjustment (the “Conversion Price”). The Series E Preferred Stock is convertible into that number of shares of common stock determined by dividing the Series E Stated Value (plus any and all other amounts which may be owing in connection therewith) by the Conversion Price, subject to certain beneficial ownership limitations. Each holder of Series E Preferred Stock shall be entitled to receive, with respect to each share of Series E Preferred Stock then outstanding and held by such holder, dividends at the rate of twelve percent (12%) per annum, payable quarterly. Each share of Series E Preferred Stock shall be redeemed by the Company on the date that is no later than one calendar year from the date of its issuance. The Series E Preferred Stock are also redeemable at the Company’s option, at percentages ranging from 115% to 125% for the first 180 days, based on the passage of time. The holders of Series E Preferred Stock rank senior to the Common Stock and Common Stock Equivalents (as defined in the Series E Designation) with respect to payment of dividends and rights upon liquidation and will vote together with the holders of the Common Stock on an as-converted basis, subject to beneficial ownership limitations, on each matter submitted to a vote of holders of Common Stock (whether at a meeting of shareholders or by written consent). Based upon a subsequent financing, the holder has the option to exchange (in lieu of conversion), all or some of the shares of Series E Preferred Stock then held for any securities or units issued in a subsequent financing on a $1.00 for $1.00 basis. In the event of a Fundamental Transaction, the holder has the option to request that the Company or the successor entity shall purchase the Preferred Stock from the Holder on the date of such request by paying to the Holder cash in an amount equal to the Black Scholes value. Upon any triggering event as set forth in the COD, including a change in control or the Company shall fail to have available a sufficient number of authorized and unreserved shares of common stock to issue to such holder upon a conversion, each holder shall have the right, exercisable at the sole option of such holder, to require the Company to redeem all of the Series E Preferred Stock then held by such holder for a redemption price, in cash, equal to the Triggering Redemption Amount (150% of the Stated Value and all accrued but unpaid dividends and all liquidated damages, late fees and other costs), and increase the dividend rate on all of the outstanding Preferred Stock held by such Holder to 18% per annum thereafter. Upon any liquidation, dissolution or winding-up of the Company, the holders shall be entitled to receive out of the assets of the Company an amount equal to the stated value, plus any accrued and unpaid dividends and any other fees or liquidated damages then due and owing for each share of Preferred Stock, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

On August 30, 2021, 1,200 shares of Series E Preferred Stock were converted into 4,114,286 shares of common stock.

On both dates of October 18, 2021 and November 12, 2021, 600 shares of Series E Preferred Stock were converted into 2,057,143 shares of common stock.

F-15

On November 22, 2021, the Company entered into a securities purchase agreement (“SPA”) for 1,500 shares of the Company’s Series E Preferred Stock, at a price of $1,000 per share and (ii) a warrant to purchase up to 1,500,000shares of the Company’s common stock, with an exercise price equal to $0.75, which expires in five years, for a purchase price of $1,500,000. The warrant has a fair value of $561,000, estimated using the Black Scholes Model, with the following inputs: the price of the Company’s common stock of $0.38; a risk-free interest rate of 1.33%, the expected volatility of the Company’s common stock of 209.9%; the estimated remaining term, a dividend rate of 0%. The Company also issued 267,429 warrants as placement agent fees, with a fair value of $101,000, estimated with the same assumptions. All of the warrants were classified as a liability, as it is not known if there will be sufficient authorized shares to be issued upon settlement, based on the conversion terms of the convertible debt. The Company analyzed the conversion feature under ASC 470-20, “Debt with conversion and other options”, and based on the market price of the common stock of the Company on the dates of funding as compared to the conversion price, determined there was a beneficial conversion feature of approximately $170,000 to recognize, which will be amortized over the term of the note using the effective interest method. During the nine months ended December 31, 2021, the amortization was $42,500. The Company will accrete the carrying value, reflecting the discount of $300,000 between the stated value and purchase price and the fair value of the warrants issued of $662,000, of the Series E Preferred Stock in temporary equity up to the redemption value over the period until its redemption. For the three months ended December 31, 2021, approximately $80,000 was accreted.

Series B Preferred Equity Offering

On September 17, 2019, the Company entered into a Securities Purchase Agreement (“SPA”) with GHS Investments LLC, a Nevada limited liability company (“GHS”) for the purchase of up to 5,000 shares of Series B Preferred Stock at a stated value of $1,200 per share, or for a total net proceeds of $5,000,000 in the event the entire 5,000 shares of Series B Preferred Stock are purchased.

On April 8, 2021, the Company converted 262 Series B into 3,144,000 shares of the Company’s common stock.

On December 23, 2021, the Company converted 278 Series B into 3,336,000 shares of the Company’s common stock.

April and May Securities Purchase Agreements with GHS

On April 14, 2021, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with GHS for the offering (the “Offering”) of (i) $5,000,000 worth of common stock (“Shares”), par value $0.0001 per share, of the Company (“Common Stock”); at a per share purchase price of $0.55 per Share (ii) common stock purchase warrants (“Warrants”) to purchase up to an aggregate of 10,000,000 shares of Common Stock, which are exercisable for a period of five years after issuance at an initial exercise price of $0.75 per share, subject to certain adjustments, as provided in the Warrants; and (iii) 1,000,000 shares of Common Stock (the “Commitment Shares”). Pursuant to the Purchase Agreement, on April 15, 2021, the Company received net proceeds of $4,732,123 from GHS.

Further, pursuant to the terms of the Purchase Agreement, from the date thereof until the date that is the twelve-month anniversary of the closing of the Offering, upon any issuance by the Company or any of its subsidiaries of Common Stock or Common Stock Equivalents for cash consideration, indebtedness or a combination of units thereof (a “Subsequent Financing”), GHS shall have the right to participate in up to an amount of the Subsequent Financing equal to 100% of the Subsequent Financing on the same terms, conditions and price provided for in the Subsequent Financing.

Pursuant to the Purchase Agreement, on May 5, 2021, GHS purchased an additional 15,454,456 shares of common stock at a per share purchase price of $0.55 per share (the “Second Closing”), for net proceeds of approximately $8,245,000.

Additionally, on May 20, 2021, GHS purchased an additional 2,727,272 shares of common stock at a price per share of $0.55 per share (“Third Closing”), for net proceeds of approximately $1,455,000.

On November 22, 2021, in relation to the SPA with a different holder for 1,500 shares of the Company’s Series E Preferred Stock, GHS entered into a waiver, whereby they waived their right to participate in a subsequent filing. Additionally, the exercise price on the existing warrants to purchase 10,000,000 shares of common stock was reduced to $0.35, as well as the issuance of warrants to purchase 3,739,000 shares of common stock warrants, with an exercise price of $0.75. The modification on the change in the exercise price of the warrants was estimated on November 22, 2021, by comparison of the fair value of the warrants with the original exercise price to the fair value with the new exercise price, using Black Scholes Model, with the following inputs: the price of the Company’s common stock of $0.38; a risk-free interest rate of 1.33%, the expected volatility of the Company’s common stock of 209.9%; the estimated remaining term, a dividend rate of 0%, with a essentially no change in fair value. The newly issued warrants had a fair value of $1,373,000, which was estimated using the Black Scholes Model, with the same inputs, including the exercise price of $0.75. The warrants fair value has been recognized as a liability, based on the fact it as it is not known if there will be sufficient authorized shares to be issued upon settlement, based on the conversion terms of the existing convertible debt, with the April 12, 2021 warrants reclassed from equity to warrant liability, and the newly issued warrants liability recognized as financing costs.

F-16

GHS Purchase Agreement

On June 28, 2021, the Company entered into a securities purchase agreement with GHS (the “June GHS Purchase Agreement”) for the offering of up to (i) $3,000,000 worth of common stock of the Company at a per share purchase price of $0.40 and (ii) $11,000 worth of prefunded common stock purchase warrants to purchase an aggregate of up to 1,100,000shares of common stock, which are exercisable upon issuance and shall not expire prior to exercise, and are subject to certain adjustments, as provided in the warrants. Pursuant to the June GHS Purchase Agreement, on June 28, 2021, GHS purchased 7,500,000 shares of common stock and 1,100,000 shares of common stock underlying the prefunded warrants, for an aggregate purchase price of $3,011,000, less offering expenses of $90,330, for net proceeds of $2,909,670.

Share Exchange Agreement and Redemption

On April 14, 2021, the Company, entered into a share exchange agreement (the “Exchange Agreement”) with a holder of the Series D Preferred Stock, whereby, at the closing of the Offering, the Holder agreed to exchange an aggregate of 3,600 shares of the Company’s Series D Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”) into 3,739.63 shares of the Company’s Series E Convertible Preferred stock, par value $0.0001 (the “Series E Preferred Stock”). The exchange was completed on April 15, 2021. In accordance with ASC 260-10-S99-2, exchanges of preferred stock that are considered to be extinguishments are to be accounted for as a redemption. Therefore, the difference between the fair value of the Series E Preferred Stock transferred to the holder of the Series D Preferred Stock and the carrying amount of the Series D Preferred Stock immediately prior to the exchange, which was $3,258,189, was accounted for in a manner similar to a dividend.

In addition, in relation to the Offering, on April 15, 2021, the Company redeemed the remaining 2,450 of the Series D Preferred Stock for $3,513,504. In accordance with ASC 260-10-S99-2, the difference between the fair value of the consideration transferred to the holder of the Series D Preferred Stock and the carrying amount of the Series D Preferred Stock immediately prior to the redemption, which was $2,719,538, was accounted for in a manner similar to a dividend.

The Company analyzed the conversion feature of the Series E Convertible Preferred Stock issued in the exchange under ASC 470-20, “Debt with conversion and other options”, and based on the market price of the common stock of the Company on the dates of funding as compared to the conversion price, determined there was a beneficial conversion feature of approximately $3,270,000, to recognize, which will be amortized over the term of the note using the effective interest method. During the nine months ended December 31, 2021, including the amortization of the related beneficial conversion feature as of the conversion of the Series E Convertible Preferred Stock, the amortization totaled approximately $2,948,367.

Leak-Out Agreements

In connection with the issuance of a total of 13,861,386 shares of the Company’s common stock pursuant to the SPA (Note 10) and the Patents Agreement (Note 5) (the “Shares”), the Company and F&T, on May 19, 2021, entered into two separate leak-out agreements (the “Leak-Out Agreements”). Pursuant to the Leak-Out Agreements, F&T agreed that it would not sell or transfer the Shares for six months following the closing of the SPA and Patents Agreement and that, following these six months, each shareholder of F&T who was issued a portion of the Shares could sell up to one-sixth of their portion of the Shares every thirty-day period occurring thereafter for the next six months. Following the one-year anniversary of the closings, there will be no further restrictions regarding the sale or transfer of the Shares.

F-17

Common Shares Issued to Consultants

During the three months ended December 31, 2021, three consultants were issued a total of approximately 430,000 shares of common stock, with a total fair value of approximately $158,000, based on the market price of $0.36 on the grant date.

On April 14, 2021, 500,000 shares of common stock were issued to a consultant per an agreement entered into on January 20, 2021 for advisory services for a two-year period. The shares had a fair value of $195,000, based on the market price of $0.39 on the grant date. 62,500 common shares shall vest each quarter through October 1, 2022, at $24,275, with $97,500 vested through December 31, 2021.

On May 24, 2021, the Company entered into an agreement with a consultant, with a three-month term, that shall automatically renew each three months unless one party terminates the agreement. The compensation shall be $12,500 in cash per month for the first six months and $15,000 per month thereafter. Also included in compensation are 200,000 shares of common stock, with a fair value of $99,600 based upon the market price of $0.50 upon the grant date. The shares of common stock will vest in quarterly installments, with 50,000 to vest immediately, and 50,000 each quarter at $24,900, with $74,700 vested through December 31, 2021.

On August 24, 2020, the Company issued 1,500,000 shares of common stock to a consultant per an agreement entered into on June 25, 2020. On December 25, 2020, the Company renewed the agreement for an additional six months. As consideration for the agreement the Company issued 1,500,000 shares of common stock to the consultant. The agreement has a six-month term, and therefore the fair value of $616,500, based on the market value of $0.041 on the grant date, was recognized in Prepaid expense to be amortized over the six-month term. As of the year end March 31, 2021, $308,250 remained in Prepaid expense with $308,250 recognized in consulting expense for the year end March 31, 2021. The remaining $308,250 was expensed in the three months ended June 30, 2021.

Common Shares Issued to Employees

During the three months ended December 31, 2021, a number of new employees were issued a total of 175,000 shares of common stock as signing bonuses, with a total fair value of $68,300, based on the market price of $0.395 on the grant date.

Options and Warrants

The Company has not granted any options since inception.

NOTE 12 – RELATED PARTY TRANSACTIONS

Accrued Payroll – Related Parties

Included in other accrued expenses on the accompanying consolidated balance sheet approximately $114,000 and $154,000, owing to a key employee (which includes $50,000 in both fiscal years, from consulting services prior to his employment) as of December 31, 2021 and March 31, 2021. These amounts include both accrued payroll and accrued allowances and expenses. The accrued payroll owing to the President of the Company was paid off in full during July 2021, and was approximately $35,000 as of March 31, 2021.

Bonus Compensation – Related Party

On May 11, 2021, the Company paid the Chief Financial Officer a bonus of $300,000. On August 10, 2021, the Board of Directors ratified the bonus payment to the CFO and awarded the President and the Chief Technology Officer compensation bonuses of $300,000 each. The bonuses to the President and CTO are to be distributed within the next twelve months from the award date, and are included in accrued expenses, related parties as of December 31, 2021. During the three months ended December 31, 2021, $200,000 was paid each to the President and Chief Technology Officer, with a total of $200,000 remaining in accrued expenses, related parties.

F-18

NaturalShrimp Holdings, Inc.

On January 1, 2016 the Company entered into a notes payable agreement with NaturalShrimp Holdings, Inc.(“NSH”), a shareholder. Between January 16, 2016 and March 7, 2016, the Company borrowed $134,750 under this agreement. An additional $601,361 was borrowed under this agreement in the year ended March 31, 2017. The note payable has no set monthly payment or maturity date with a stated interest rate of 2%. During the three months ended December 31, 2021, the Company paid off $655,750 of the note payable. The outstanding balance is approximately $77,000 and $735,000, as of December 31, 2021 and March 31, 2021, respectively. At December 31, 2021 and March 31, 2021, accrued interest payable was approximately $72,000 and $66,000, respectively.

Shareholder Notes

The Company has entered into several working capital notes payable to multiple shareholders of NSH and Bill Williams, a former officer and director, and a shareholder of the Company, for a total of $486,500. The notes are unsecured and bear interest at 8%. These notes had stock issued in lieu of interest and have no set monthly payment or maturity date. The balance of these notes was $356,404 as of both December 31, 2021 and March 31, 2021, and is classified as a current liability on the consolidated balance sheets. As of December 31, 2021 and March 31, 2021, accrued interest payable was approximately $139,000 and $118,000, respectively.

Shareholders

Beginning in 2010, the Company started entering into several working capital notes payable with various shareholders of NSH for a total of $290,000 and bearing interest at 8%. The balance of these notes at December 31, 2021 and March 31, 2021 was $54,647 and is classified as a current liability on the consolidated balance sheets.

NOTE 13 – LEASE

On May 26, 2021, the Company entered into a sublease for a new office space in Texas, on two floors. The lease will commence on August 1, 2021 for a monthly rent of $7,000, and terminate on October 31, 2025, for one of the spaces, and commence in the second half of 2022 for monthly rent of $1,727, and terminate on October 31, 2025, for the second space. On June 2, 2021, the Company paid a deposit of $52,362 which shall be applied to the last six months of the sublease term, and $17,454 security deposit, which is included in Prepaid expenses on the accompanying consolidated condensed balance sheet. The Company assessed its new office lease as an operating lease.

At inception, on August 1, 2021, the ROU and lease liability was calculated as approximately $316,000, based on the net present value of the future lease payments over the term of the lease. When available, the Company uses the rate implicit in the lease discount payments as the incremental borrowing rate to calculate the net present value; however, the rate implicit in the lease is not readily determinable for their corporate office lease. In this case, the Company estimated its incremental borrowing rate of 5.75% as the interest rate it could have incurred to borrow an amount equal to the lease payments in a similar economic environment on a collateralized basis over a term similar to the lease term . The Company estimated its rate based on observable risk-free interest rate and credit spreads for commercial debt of a similar duration as to what rate would have been effective for the Company.

On September 8, 2021, the Company entered into an equipment lease agreement for VOIP phone equipment. The lease term is for sixty months, with a monthly lease payment of approximately $300. The Company assessed the equipment lease as an operating lease. The Company determined the Right of Use asset and Lease liability values at inception as approximately $17,000 calculated at the present value of all future lease payments for the lease term, using an incremental borrowing rate of 5.75%.

On June 24, 2019, the Company entered into a service and equipment lease agreement for water treatment services, consumables and equipment. The lease term was for five years, with a renewal option of an additional five years, with a monthly lease payment of $5,000. The Company analyzed the classification of the lease under ASC 842, and as it did not meet any of the criteria for a financing lease it has been classified as an operating lease. The Company determined the Right of Use asset and Lease liability values at inception at a value of $275,400, calculated at the present value of all future lease payments for the lease term, using an incremental borrowing rate of 5%. As of March 31, 2021, the lease was on hold while the Company waited for new equipment to be delivered and installed. During the first quarter of fiscal 2022, the Company has cancelled the lease. As the lease was on hold there has been no lease expense or amortization of the Right of Use asset since inception of the lease and recognition of the Lease liability and Right of Use asset, and therefore there is no gain or loss recognized upon cancellation of the lease.

F-19

NOTE 14 – COMMITMENTS AND CONTINGENCIES

Executive Employment Agreements –Gerald Easterling

On April 1, 2015, the Company entered into an employment agreement with Gerald Easterling at the time as the Company’s President, effective as of April 1, 2015 (the “Employment Agreement”).

The Employment Agreement is terminable at will and each provide for a base annual salary of $96,000. In addition, the Employment Agreement provides that the employee is entitled, at the sole and absolute discretion of the Company’s Board of Directors, to receive performance bonuses. Mr. Easterling will also be entitled to certain benefits including health insurance and monthly allowances for cell phone and automobile expenses.

The Employment Agreement provides that in the event the employee is terminated without cause or resigns for good reason (as defined in their Employment Agreement), the employee will receive, as severance the employee’s base salary for a period of 60 months following the date of termination. In the event of a change of control of the Company, the employee may elect to terminate the Employment Agreement within 30 days thereafter and upon such termination would receive a lump sum payment equal to 500% of the employee’s base salary.

The Employment Agreement contains certain restrictive covenants relating to non-competition, non-solicitation of customers and non-solicitation of employees for a period of one year following termination of the employee’s Employment Agreement.

RGA Labs, Inc.

On February 18, 2020, RGA Labs, Inc. (“RGA”) filed suit against the Company in the Illinois Circuit Court (23rd District) alleging that the Company owed RGA money pursuant to a written contract for the design and manufacture of certain water treatment equipment commissioned by the Company. The Company disputed the allegations and has counterclaimed against RGA for additional costs and expenses incurred by the Company in correcting, repairing and retro-fitting the equipment to enable it to work in the Company’s facilities. As a result of RGA’s failure to respond to written discovery served by the Company and failure of RGA to satisfy requirements imposed by an order compelling response, the court issued an order prohibiting RGA from introducing any evidence at the time of trial other than the original agreement between RGA and the Company. Further, the Court sustained the Company’s objection to RGA’s written discovery obviating the Company’s obligation to respond. On December 31, 2021, a settlement was finalized for the sum of $12,000.

Gary Shover

A shareholder of NaturalShrimp Holdings, Inc. (“NSH”), Gary Shover, filed suit against the Company on August 11, 2020 in the Northern District of Texas, Dallas Division, alleging breach of contract for the Company’s failure to exchange common shares of the Company for shares Mr. Shover owns in NSH.

On November 15, 2021, a hearing was held before the US District Court for the Northern District of Texas, Dallas Division at which time Mr. Shover and the Company presented arguments as to why the Court should approve a joint motion for settlement. After considering the argument of counsel and taking questions from those NSH Shareholders who were present through video conferencing link, the Court approved the motion of the parties to allow Mr. Shover and all like and similarly situated NSH Shareholders to exchange each share of NSH held by a NSH Shareholder for a share of the Company. A final Order was signed on December 6, 2021 and the case was closed by an Order of the Court of the same date. The Company is to issue approximately 93 million shares in settlement, which has been recognized as stock payable on the company's balance sheet, and its fair value of $29,388,000, based on the market value of the Company’s common shares of $0.316 on the date the case was closed, has been recognized in the Company's statement of operations as legal settlement.

NOTE 15 – SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statement was issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statement.

F-20

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of NaturalShrimp Incorporated.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of NaturalShrimp Incorporated (the “Company”) as of March 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the two years in the period ended March 31, 2021 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph - Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered significant losses from inception and has a significant working capital deficit. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Preferred Stock and Convertible Debt Instruments

As discussed in Notes 7 and 9 to the financial statements, the Company entered into certain financing transactions which included the issuance of multiple series of preferred stock as well as convertible debt instruments. The various series of preferred stock included designations for conversion into common stock as well as other privileges which may have required unique presentation and accounting treatment within the financial statements. Convertible debt instruments were also considered as to whether the conversion features within the debt instruments required bifurcation and separate accounting.

We identified the accounting evaluation of the features in the preferred stock and convertible debt instrument to be a critical audit matter because the evaluation of the appropriate accounting treatment for these areas involved a high degree of auditor judgment and an increased extent of effort to evaluate the Company’s conclusions.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the conclusions associated with the presentation and accounting for the preferred stock and conversion features contained within the convertible debt instruments involved the following procedures, among others:

We obtained management’s analysis of the various rights and privileges included in the preferred stock designations and convertible debt instruments.

We read and analyzed the terms included in the preferred stock designations and the convertible debt instruments to identify and assess the reasonableness of management’s accounting treatment for the various features in these instruments as they impacted both bifurcation and presentation in the financial statements.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

June 29, 2021

We have served as the Company’s auditor since 2015.

F-21

NATURALSHRIMP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2021	March 31, 2020
ASSETS
Current assets
Cash	$155,795	$109,491
Prepaid expenses	655,339	128,693
Insurance settlement	-	917,210

Total current assets	811,134	1,155,394

Fixed assets	12,236,557	707,808

Other assets
Construction-in-process	1,873,219	-
Right of Use asset	275,400	275,400
Deposits	20,633	178,198

Total other assets	2,169,252	453,598

Total assets	$15,216,943	$2,316,800

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$963,289	$641,146
Accrued interest	73,350	81,034
Accrued interest - related parties	187,520	296,624
Other accrued expenses	602,368	1,204,815
Short-term Promissory Note and Lines of credit	573,621	570,497
Bank loan	8,725	8,904
PPP loan	103,200	-
Convertible debentures	483,637	463,161
Note payable	96,000	-
Notes payable - related parties	1,151,162	1,221,162
Dividends payable	182,639	-
Derivative liability	-	176,000
Warrant liability	-	90,000

Total current liabilities	4,425,511	4,753,343

Bank loans, less current maturities	206,127	225,837
Notes payable	5,000,000	-
Note payable, less current maturities	215,604	-
Lease Liability	275,400	275,400

Total liabilities	10,122,642	5,254,580

Commitments and contingencies (Note 14)

Series D Redeemable Convertible Preferred stock, $0.0001 par value, 20,000 shares authorized, 6,050 and 0 shares issued and outstanding at March 31, 2021 and March 31, 2020, respectively	2,023,333	-

Stockholders' deficit
Series A Convertible Preferred stock, $0.0001 par value, 5,000,000 shares authorized, 5,000,000 shares issued and outstanding at March 31, 2021 and March 31, 2020	500	500
Series B Convertible Preferred stock, $0.0001 par value, 5,000 shares authorized, 607 and 2,250 shares issued and outstanding at March 31, 2021 and March 31, 2020, respectively	-	-
Common stock, $0.0001 par value, 900,000,000 shares authorized, 560,745,180 and 379,742,524 shares issued and outstanding at March 31, 2021 and March 31, 2020, respectively	56,075	37,975
Additional paid in capital	56,649,491	43,533,242
Stock Payable	136,000	-
Accumulated deficit	(53,683,268)	(46,427,396)
Total stockholders' deficit attributable to NaturalShrimp, Inc. shareholders	3,158,798	(2,855,679)

Non-controlling interest in NAS	(87,830)	(82,101)

Total stockholders' deficit	3,070,968	(2,937,780)

Total liabilities mezzanine and stockholders' deficit	$15,216,943	$2,316,800

The accompanying notes are an integral part of these consolidated financial statements.

F-22

NATURALSHRIMP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	March 31, 2021	March 31, 2020

Sales	$-	$-

Operating expenses:

General and administrative	2,472,238	1,610,331
Research and development	79,550	153,250
Facility operations	403,029	232,318
Depreciation and amortization	346,437	100,359

Total operating expenses	3,301,254	2,096,258

Net loss from operations	(3,301,254)	(2,096,258)

Other income (expense):
Interest expense	(144,204)	(178,425)
Amortization of debt discount	(47,273)	(577,228)
Financing costs	(64,452)	(236,718)
Change in fair value of derivative liability	(29,000)	(27,000)
Change in fair value of warrant liability	-	3,000
Loss on warrant settlement	-	(635,000)
Loss on disposal of fixed assets	-	(71,138)
Loss due to fire	-	(992,285)

Total other income (expense)	(284,929)	(2,714,794)

Loss before income taxes	(3,586,183)	(4,811,052)

Provision for income taxes	-	-

Net loss	(3,586,183)	(4,811,052)

Less net loss attributable to non-controlling interest	(5,729)	(82,101)

Net loss attributable to NaturalShrimp Inc.	(3,580,454)	(4,728,951)

Amoritzation of beneficial conversion feature on Preferred shares	(1,720,833)	(475,000)
Accretion on Series D Preferred shares	(302,500)
Dividends	(317,083)	-

Net loss available for common stockholders	$(5,920,870)	$(5,203,951)

EARNINGS PER SHARE (Basic and diluted)	$(0.01)	$(0.02)

WEIGHTED AVERAGE SHARES OUTSTANDING (Basic and diluted)	501,477,593	326,835,226

The accompanying notes are an integral part of these consolidated financial statements.

F-23

NATURALSHRIMP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Series A Preferred stock		Series B Preferred stock		Common stock		Additional paid in	Stock	Accumulated	Non-controlling	Total stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Payable	deficit	interest	deficit
Balance March 31, 2019	5,000,000	$500	-	$-	301,758,293	$30,177	$38,335,782 #	$-	$(41,223,445)	$-	(2,856,986)

Issuance of shares under equity financing agreement					14,744,646	1,474	1,772,526				1,774,000
Issuance of shares upon conversion					63,239,585	6,323	633,386				639,710
Reclass of derivative liability upon conversion or redemption of related convertible debentures							8,000				8,000
Purchase of Series B Preferred shares			2,250	-			2,250,000				2,250,000
Beneficial conversion feature related to the Series B Preferred Shares							475,000		(475,000)		-
Beneficial conversion feature							58,548				58,548
											-
Net loss									(4,728,951)	(82,101)	(4,811,052)

Balance March 31, 2020	5,000,000	$500	2,250	$-	379,742,524	$37,975	$43,533,242	$-	$(46,427,396)	$(82,101)	$(2,937,780)

Issuance of common stock upon conversion					39,735,626	3,974	547,047				551,021
Reclass of derivative liability upon conversion or redemption of related convertible debentures							205,000				205,000
Purchase of Series B Preferred shares			3,250	-			3,250,000				3,250,000
Beneficial conversion feature related to the Series B Preferred Shares							1,335,000		(1,335,000)		-
Dividends payable on Series B PS									(317,085)		(317,085)
Series B PS Dividends in kind issued			115	-			134,442				134,442
Conversion of Series B PS to common stock			(5,008)	-	113,517,030	11,351	(11,351)				-
Common stock issued in Vista Warrant settlement					17,500,000	1,750	608,250				610,000
Reclass of warrant liability upon the cancellation of warrants under Vista Warrant settlement							90,000				90,000
Common stock issued to consultant					4,250,000	425	744,825				745,250
Beneficial conversion feature related to the Series D Preferred Shares							6,050,000				6,050,000
Amortization of beneficial conversion feature related to Series D Preferred Shares									(1,720,833)		(1,720,833)
Accretion on Series D Preferred shares									(302,500)		(302,500)
Commitment shares issued with Series D Preferred Shares					6,000,000	600	(600)				-
Common stock to be issued as finder's fees related to asset acquisition								136,000			136,000
Beneficial conversion feature related to convertible debenture							163,636				163,636
											-
Net loss									(3,580,454)	(5,729)	(3,586,183)

Balance March 31, 2021	5,000,000	$500	607	$-	560,745,180	$56,075	$56,649,491	$136,000	$(53,683,268)	$(87,830)	$3,070,968

The accompanying notes are an integral part of these consolidated financial statements.

F-24

NATURALSHRIMP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	March 31, 2021	March 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss attributable to NaturalShrimp Inc.	$(3,580,454)	$(4,728,951)

Adjustments to reconcile net loss to net cash used in operating activities

Depreciation expense	346,437	100,359
Amortization of debt discount	47,273	577,228
Change in fair value of derivative liability	29,000	27,000
Change in fair value of warrant liability	-	(3,000)
Loss on warrant settlement	-	635,000
Default penalty	41,112	27,000
Net loss attributable to non-controlling interest	(5,729)	(82,101)
Loss on disposal of fixed assets	-	71,138
Loss due to fire	-	992,286
Shares issued for services	745,250	-

Changes in operating assets and liabilities:
Inventory	-	4,200
Prepaid expenses and other current assets	(526,646)	(93,407)
Deposits	-	(167,698)
Accounts payable	325,264	66,818
Other accrued expenses	117,957	57,307
Accrued interest	39,063	32,537
Accrued interest - related parties	44,096	1,440

Cash used in operating activitites	(2,377,377)	(2,482,846)

CASH FLOWS FROM INVESTING ACTIVITIES

Cash paid for machinery and equipment	(1,739,186)	(1,232,704)
Cash paid for asset acquisition with VeroBlue Farms, Inc.	(5,000,000)	-
Cash received from Insurance settlement	917,210	-
Cash paid for construction in process	(1,715,654)	-

CASH USED IN INVESTING ACTIVITIES	(7,537,630)	(1,232,704)

CASH FLOWS FROM FINANCING ACTIVITIES

Payments on bank loan	(19,889)	(14,177)
Payment of related party notes payable	(72,000)	-
Repayment line of credit short-term	-	(199,181)
Proceeds from PPP loan	103,200	-
Proceeds from issuance of common shares under equity agreeement	-	1,774,000
Proceeds from sale of Series B Convertible Preferred stock	3,250,000	2,250,000
Proceeds from convertible debentures	600,000	100,000
Payments on notes payable, related party	-	(50,000)
Payments on convertible debentures	-	(85,500)
Proceeds from sale of Series D PS	6,050,000	-
Payments on convertible debentures, related party	-	(87,600)
Cash received in relation to Vista warrant settlement	50,000	-

Cash provided by financing activitites	9,961,311	3,687,542

NET CHANGE IN CASH	46,304	(28,008)

CASH AT BEGINNING OF PERIOD	109,491	137,499

CASH AT END OF PERIOD	$155,795	$109,491

INTEREST PAID	$100,108	$170,911

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Shares issued upon conversion	$551,021	$639,708
Right of Use asset and Lease liability	$-	$275,400
Dividends in kind issued	$134,442	$-
Shares issued on Vista Warrant settlement	$610,000	$-
Note payable, related party, issued in place of Settlement Agreement	$383,604	$-
Notes payable, issued as consideration in VeroBlue Farms, Inc. asset acquisition	$5,000,000	$-
Shares payable, to be issued as finders fee in VeroBlue Farms, Inc. asset acquisition	$136,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-25

NATURALSHRIMP INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED MARCH 31, 2021 AND 2020

NOTE 1 - NATURE OF THE ORGANIZATION AND BUSINESS

Nature of the Business

NaturalShrimp Incorporated (“NaturalShrimp” or the “Company”), a Nevada corporation, is a biotechnology company and has developed proprietary platform technologies that enables it to grow Pacific White shrimp (Litopenaeus vannamei, formerly Penaeus vannamei) in an ecologically controlled, high-density, low-cost environment, and in fully contained and independent production facilities. The Company’s system uses technology which allows it to produce a naturally grown shrimp “crop” weekly and accomplishes this without the use of antibiotics or toxic chemicals. The company has developed several proprietary technology assets, including a knowledge base that allows it to produce commercial quantities of shrimp in a closed system with a computer monitoring system that automates, monitors, and maintains proper levels of oxygen, salinity, and temperature for optimal shrimp production. The Company’s initial production facility is located outside of San Antonio, Texas.

On October 16, 2015, the Company formed Natural Aquatic Systems, Inc. (“NAS”). The purpose of NAS is to formalize the business relationship between the Company and F&T Water Solutions LLC for the joint development of certain water technologies. The technologies shall include, without limitation, any and all inventions, patents, intellectual property, and know-how dealing with enclosed aquatic production systems worldwide. This includes construction, operation, and management of enclosed aquatic production, other than shrimp, facilities throughout the world, co-developed by both parties at the Company’s facility located outside of La Coste, Texas.

On December 15, 2020, the Company entered into an Asset Purchase Agreement (“APA”) between VeroBlue Farms USA, Inc., a Nevada corporation (“VBF”), VBF Transport, Inc., a Delaware corporation (“Transport”), and Iowa’s First, Inc., an Iowa corporation (“Iowa’s First”) (each a “Seller” and collectively, “Sellers”). Transport and Iowa’s First were wholly-owned subsidiaries of VBF. The facility was originally designed as a farming facility, with the company never beginning production. The Company’s plan is to begin a modification process to convert the plant to produce shrimp, which will allow them to scale faster without having to build new facilities. The three Iowa facilities contain the tanks and infrastructure that will be used to support the production of shrimp with the incorporation of the Company’s patented EC platform technology.

The Company has two wholly-owned subsidiaries, NSC and NS Global and owns 51% of NAS.

Going Concern

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the year ended March 31, 2021, the Company had a net loss available for common stockholders of approximately $5,921,000. As of March 31, 2021, the Company had an accumulated deficit of approximately $53,683,000 and a working capital deficit of approximately $3,614,000. These factors raise substantial doubt about the Company’s ability to continue as a going concern, within one year from the issuance date of this filing. The Company’s ability to continue as a going concern is dependent on its ability to raise the required additional capital or debt financing to meet short and long-term operating requirements. During the year ended March 31, 2021, the Company received net cash proceeds of $3,250,000 from the sale of 3,250 Series B Preferred shares and $6,050,000 from the sale of 6,050 Series D Preferred shares, as well as $600,000 from the from the issuance of a convertible debenture. Subsequent to year end the Company raised $10,000,000 in a sale of shares of common stock, receiving net proceeds of $9,700,000.

F-26

Management believes that private placements of equity capital will be needed to fund the Company’s long-term operating requirements. The Company may also encounter business endeavors that require significant cash commitments or unanticipated problems or expenses that could result in a requirement for additional cash. If the Company raises additional funds through the issuance of equity, the percentage ownership of its current shareholders could be reduced, and such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to take advantage of prospective business endeavors or opportunities, which could significantly and materially restrict our operations. The Company continues to pursue external financing alternatives to improve its working capital position. If the Company is unable to obtain the necessary capital, the Company may be unable to develop its facilities and enter in production.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

The consolidated financial statements include the accounts of NaturalShrimp Incorporated and its wholly-owned subsidiaries, NaturalShrimp Corporation, NaturalShrimp Global and 51 % owned Natural Aquatic Systems, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

Preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basic and Diluted Earnings/Loss per Common Share

Basic and diluted earnings or loss per share (“EPS”) amounts in the consolidated financial statements are computed in accordance with ASC 260 - 10 “Earnings per Share”, which establishes the requirements for presenting EPS. Basic EPS is based on the weighted average number of shares of common stock outstanding. Diluted EPS is based on the weighted average number of shares of common stock outstanding and dilutive common stock equivalents. Basic EPS is computed by dividing net income or loss available to common stockholders (numerator) by the weighted average number of shares of common stock outstanding (denominator) during the period. For the year ended March 31, 2021, the Company had a 607 shares of Series B Preferred shares whose approximately 1,202,000 underlying shares are convertible at the investors’ option at a conversion price based on the lowest market price over the last 20 trading days, and 6,050 of Series D Preferred shares whose approximately 60,050,000 underlying shares are convertible at the investors’ option at a fixed conversion price of $0.10, which were not included in the calculation of diluted EPS as their effect would be anti-dilutive. For the year ended March 31, 2020, the Company had approximately $469,000 in convertible debentures whose approximately 12,518,000 underlying shares are convertible at the holders’ option at conversion prices ranging from $0.01 to $0.25 for fixed conversion rates, and 57% - 60% of the defined trading price for variable conversion rates, and approximately 2,916,000 warrants with an exercise price of 45% of the market price of the Company’s common stock, which were not included in the calculation of diluted EPS as their effect would be anti-dilutive.

Fair Value Measurements

ASC Topic 820, “Fair Value Measurement”, requires that certain financial instruments be recognized at their fair values at our balance sheet dates. However, other financial instruments, such as debt obligations, are not required to be recognized at their fair values, but GAAP provides an option to elect fair value accounting for these instruments. GAAP requires the disclosure of the fair values of all financial instruments, regardless of whether they are recognized at their fair values or carrying amounts in our balance sheets. For financial instruments recognized at fair value, GAAP requires the disclosure of their fair values by type of instrument, along with other information, including changes in the fair values of certain financial instruments recognized in income or other comprehensive income. For financial instruments not recognized at fair value, the disclosure of their fair values is provided below under

F-27

Nonfinancial assets, such as property, plant and equipment, and nonfinancial liabilities are recognized at their carrying amounts in the Company’s balance sheets. GAAP does not permit nonfinancial assets and liabilities to be remeasured at their fair values. However, GAAP requires the remeasurement of such assets and liabilities to their fair values upon the occurrence of certain events, such as the impairment of property, plant and equipment. In addition, if such an event occurs, GAAP requires the disclosure of the fair value of the asset or liability along with other information, including the gain or loss recognized in income in the period the remeasurement occurred.

The Company did not have any Level 1 or Level 2 assets and liabilities as of March 31, 2021, and March 31, 2020.

The Derivative liabilities are Level 3 fair value measurements.

The following is a summary of activity of Level 3 liabilities during the year ended March 31, 2021 and 2020:

Derivatives

	2021 ($)	2020 ($)
Derivative liability balance at beginning of period	176,000	157,000
Reclass to equity upon conversion or redemption	(205,000)	(8,000)
Change in fair value	29,000	27,000
Balance at end of period	-	176,000

On March 31, 2020, the fair value of the derivative liabilities of convertible notes was estimated using the following weighted-average inputs: the price of the Company’s common stock of $0.04; a risk-free interest rate of 0.11% and expected volatility of the Company’s common stock of 229.10%, and the various estimated reset exercise prices weighted by probability.

Warrant liability

	2021 ($)	2020 ($)
Warrant liability balance at beginning of period	90,000	93,000
Reclass to equity upon cancellation or exercise	(90,000)	-
Change in fair value	-	(3,000)
Balance at end of period	-	90,000

At March 31, 2020, the fair value of the warrant liability was estimated using the following weighted-average inputs: the price of the Company’s common stock of $0.04; a risk-free interest rate of 0.23% and expected volatility of the Company’s common stock ranging of 261.85%.

Financial Instruments

The Company’s financial instruments include cash and cash equivalents, receivables, payables, and debt and are accounted for under the provisions of ASC Topic 825, “Financial Instruments”. The carrying amount of these financial instruments, with the exception of discounted debt, as reflected in the consolidated balance sheets approximates fair value.

Cash and Cash Equivalents

For the purpose of the consolidated statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. There were no cash equivalents as of March 31, 2021 and March 31, 2020.

Concentration of Credit Risk

The Company maintains cash balances at two financial institutions. Accounts at this institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. As of March 31, 2021, and 2020, the Company’s cash balance did not exceed FDIC coverage.

F-28

Fixed Assets

Equipment is carried at historical value or cost and is depreciated using the straight-line method over the estimated useful lives of the related assets. . Estimated useful lives are as follows:

Buildings	39 years
Machinery and Equipment	7-10 years
Vehicles	10 years
Furniture and Fixtures	3-10 years

Maintenance and repairs are charged to expense as incurred. At the time of retirement or other disposition of equipment, the cost and accumulated depreciation will be removed from the accounts and the resulting gain or loss, if any, will be reflected in operations.

Income Taxes

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

In addition, the Company’s management performs an evaluation of all uncertain income tax positions taken or expected to be taken in the course of preparing the Company’s income tax returns to determine whether the income tax positions meet a “more likely than not” standard of being sustained under examination by the applicable taxing authorities. This evaluation is required to be performed for all open tax years, as defined by the various statutes of limitations, for federal and state purposes.

Stock-Based Compensation

The Company accounts for stock-based compensation to employees and non-employees in accordance with ASC 718. “Stock-based Compensation to Employees” is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite employee service period. The Company estimates the fair value of stock-based payments using the Black-Scholes option-pricing model for common stock options and warrants and the closing price of the Company’s common stock for common share issuances. Once the stock is issued the appropriate expense account is charged.

Impairment of Long-lived Assets and Long-lived Assets

The Company will periodically evaluate the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review and at least annually. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose.

Commitments and Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

F-29

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Recently Issued Accounting Standards

In August 2020, the FASB issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470- 20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity. This ASU (1) simplifies the accounting for convertible debt instruments and convertible preferred stock by removing the existing guidance in ASC 470-20, Debt: Debt with Conversion and Other Options, that requires entities to account for beneficial conversion features and cash conversion features in equity, separately from the host convertible debt or preferred stock; (2) revises the scope exception from derivative accounting in ASC 815-40 for freestanding financial instruments and embedded features that are both indexed to the issuer’s own stock and classified in stockholders’ equity, by removing certain criteria required for equity classification; and (3) revises the guidance in ASC 260, Earnings Per Share, to require entities to calculate diluted earnings per share (EPS) for convertible instruments by using the if-converted method. In addition, entities must presume share settlement for purposes of calculating diluted EPS when an instrument may be settled in cash or shares. For SEC filers, excluding smaller reporting companies, ASU 2020-06 is effective for fiscal years beginning after December 15, 2021 including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. For all other entities, ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Entities should adopt the guidance as of the beginning of the fiscal year of adoption and cannot adopt the guidance in an interim reporting period. The Company is currently evaluating the impact that ASU 2020-06 may have on its consolidated financial statements and related disclosures.

As of March 31, 2021, there were several new accounting pronouncements issued by the Financial Accounting Standards Board. Each of these pronouncements, as applicable, has been or will be adopted by the Company. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s consolidated financial statements.

Management’s Evaluation of Subsequent Events

The Company evaluates events that have occurred after the balance sheet date of March 31, 2021, through the date which the consolidated financial statements were issued. Based upon the review, other than described in Note 15 - Subsequent Events, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

NOTE 3 - ASSET ACQUISITION

On December 15, 2020, the Company entered into an Asset Purchase Agreement (“APA”) between VeroBlue Farms USA, Inc., a Nevada corporation (“VBF”), VBF Transport, Inc., a Delaware corporation (“Transport”), and Iowa’s First, Inc., an Iowa corporation (“Iowa’s First”) (each a “Seller” and collectively, “Sellers”). Transport and Iowa’s First were wholly owned subsidiaries of VBF. The agreement called for the Company to purchase all of the tangible assets of VBF, the motor vehicles of Transport and the real property (together with all plants, buildings, structures, fixtures, fittings, systems and other improvements located on such real property) of Iowa’s First. The consideration was $10,000,000, consisting of $5,000,000 in cash, paid at closing on December 17, 2020, (ii) $3,000,000 payable in 36 months with interest thereon at the rate of 5% per annuum, interest only payable quarterly on the first day of the quarter, with the remaining balance to be paid to VBF as a balloon payment on the maturity date, (“Promissory Note A”), and (iii) $2,000,000 payable in 48 months with interest thereon at the rate of 5% per annuum, interest only payable quarterly on the first day of the quarter, with the remaining balance to be paid to VBF as a balloon payment on the maturity date (“Promissory Note B”). The Company also agreed to issue 500,000 shares of common stock as a finder’s fee, which would be considered as transaction fees in relation to the asset acquisition, with a fair value of $136,000 based on the market value of the common stock as of the closing date of the acquisition (Note 8).

F-30

The facility was originally designed as a farming facility, with the company never beginning production. The Company’s plan is to begin a modification process to convert the plant to produce shrimp, which will allow them to scale faster without having to build new facilities. The three Iowa facilities contain the tanks and infrastructure that will be used to support the production of shrimp with the incorporation of the Company's patented EC platform technology.

The Company determined the asset acquisition did not qualify as a business combination as not only did the Company only acquire certain listed tangible assets, but VBF did not fall under the definition of a business in accordance with ASU 2017-01. VBF was an early-stage company that had not yet generated revenue, and it did not yet include an input and a substantive process that will afford the Company the ability to create an output. Additionally, the acquisition does not include an organized workforce. Instead, the assets acquired are to be used by the Company as a location in which to apply their own patented process and create their output, the production of shrimp.

The $10,136,000 consideration was allocated to the assets acquired based on their relative fair value:

Asset	Consideration ($)	Relative Fair Value
Equipment	7,015,000	69.2%
Vehicles	202,000	2%
Buildings	2,797,000	26.6%
Land	122,000	1.2%
Total	10,136,000	100%

NOTE 4 - FIXED ASSETS

A summary of the fixed assets as of March 31, 2021, and March 31, 2020, is as follows:

Asset	March 31, 2021 ($)	March 31, 2020 ($)
Land	324,293	202,293
Buildings	4,702,063	509,762
Machinery and equipment	7,580,873	221,987
Autos and trucks	213,849	19,063
Subtotal	12,815,178	953,105
Accumulated depreciation	(584,521)	(245,297)
Fixed assets, net	12,236,557	707,808

The fixed assets include the assets purchased in the asset acquisition on December 15, 2020, in Note 3.

The consolidated statements of operations reflect depreciation expense of approximately $346,000 and $100,000 for the years ended March 31, 2021 and 2020, respectively.

On March 18, 2020, the Company’s research and development plant in La Coste, Texas was destroyed by a fire. The Company believes that it was caused by a natural gas leak, but the fire was so extensive that the cause was undetermined. The majority of the damage was to their pilot production plant, which destroyed a large portion of the fixed assets of the Company. The property destroyed had a net book value of $1,909,495, which was written off and recognized as Loss due to fire during the year ended March 31, 2020. The Company filed a claim with their insurance company, and as of June 2, 2020, received all the proceeds, which totaled $917,210. The Company is currently purchasing replacement fixed assets and reconstructing their pilot production plant.

F-31

During January 2020, the Company reclassified approximately $886,000 of Construction in Process into Machinery and equipment, as the assets had begun to be put into use. The Company also wrote off certain fixed assets which were no longer in use, resulting in a net loss on the disposal of $71,128.

NOTE 5 - SHORT-TERM NOTE AND LINES OF CREDIT

The Company has a working capital line of credit with Extraco Bank. On April 30, 2020, the line of credit was renewed with a maturity date of April 30, 2021, for a balance of $372,675. The line of credit bears an interest rate of 5.0%, that is compounded monthly and to be paid with the principal on the maturity date. The line of credit matures on April 30, 2021, and is secured by certificates of deposit and letters of credit owned by directors and shareholders of the Company. The balance of the line of credit is $372,675 at both March 31, 2021, and March 31, 2020. On May 5, 2021, the Company paid off the line of credit.

The Company also has an additional line of credit with Extraco Bank for $200,000, which was renewed with a maturity date of April 30, 2021, for a balance of $177,778. The lines of credit bear interest at a rate of 5%, that is compounded monthly and to be paid with the principal on the maturity date. The line of credit is secured by certificates of deposit and letters of credit owned by directors and shareholders of the Company. The balance of the line of credit was $177,778 at both March 31, 2021, and March 31, 2020. On April 15, 2021, the line of credit was paid off in full.

The Company also has a working capital line of credit with Capital One Bank for $50,000. The line of credit bears an interest rate of prime plus 25.9 basis points, which totaled 29.15% as of March 31, 2021. The line of credit is unsecured. The balance of the line of credit was $9,580 at both March 31, 2021, and March 31, 2020.

The Company also has a working capital line of credit with Chase Bank for $25,000. The line of credit bears an interest rate of prime plus 10 basis points, which totaled 13.25% as of March 31, 2021. The line of credit is secured by assets of the Company’s subsidiaries. The balance of the line of credit is $10,237 as of March 31, 2021, and March 31, 2020.

NOTE 6 - BANK LOANS

On April 10, 2020, the Company obtained a Paycheck Protection Program (“PPP”) loan in the amount of $103,200 pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). Interest on the loan is at the rate of 1% per year, and all loan payments are deferred for nine months, at which time the balance is payable in 18 monthly installments if not forgiven in accordance with the CARES Act and the terms of the promissory note executed by the Company in connection with the loan. The promissory note contains events of default and other provisions customary for a loan of this type. As required, the Company has used the PPP loan proceeds for payroll, healthcare benefits, and utilities. The program provides that the use of PPP Loan amount shall be limited to certain qualifying expenses and may be partially or wholly forgiven in accordance with the requirements set forth in the CARES Act. On April 16, 2021, the Company filed for the forgiveness of the PPP loan and was approved for forgiveness of such loan on April 26, 2021.

On January 10, 2017, the Company entered into a promissory note with Community National Bank for $245,000, at an annual interest rate of 5% and a maturity date of January 10, 2020 (the “CNB Note”). The CNB Note is secured by certain real property owned by the Company in LaCoste, Texas, and is also personally guaranteed by the Company’s President, as well as certain shareholders of the Company. On January 10, 2020, the loan was modified, with certain terms amended. The modified note is for the principal balance of $222,736, with initial monthly payments of $1,730 through February 1, 2037, when all unpaid principal and interest will be due and payable. The loan has an initial yearly rate of interest of 5.75%, which may change beginning on February 1, 2023, and each 36 months thereafter, to the Wall Street Journal Prime Rate plus 1%, but never below 4.25%. The monthly payments may change on the same dates as the interest changes. The Company is also allowed to make payments against the principal at any time. The balance of the CNB Note is $214,852 as of March 31, 2021, $8,725 of which was in current liabilities, and $222,736 as of March 31, 2020, of which $8,904 was in current liabilities.

On November 3, 2015, the Company entered into a short-term note agreement with Community National Bank for a total value of $50,000, with a maturity date of December 15, 2017. On July 18, 2018, the short-term note was replaced by a promissory note for the outstanding balance of $25,298, which bears interest at 8% with a maturity date of July 18, 2021. The note is guaranteed by an officer and director. The balance of the note as of March 31, 2021, and March 31, 2020 was $3,124 and $12,005, respectively.

F-32

Maturities on Bank loans are as follows:

Years Ended	Maturities ($)
March 31, 2022	115,049
March 31, 2023	9,240
March 31, 2024	9,786
March 31, 2025	10,364
March 31, 2026	10,975
Thereafter	165,762
Total	321,176

NOTE 7 - CONVERTIBLE DEBENTURES

February 26, 2021, Debenture

On February 26, 2021, the Company entered into a convertible note for the principal amount of $720,000, with an original issue discount of $120,000, convertible into shares of common stock of the Company. The note bears interest of 12% and is due six months from the date of issuance. The note is convertible from the date of issuance, at a fixed conversion rate of $0.36. The conversion rate shall change to $0.10 upon the event of default. The conversion feature at issuance meets the definition of conventional convertible debt and therefore qualifies for the scope exception in ASC 815-10-15-74(a) and would not be bifurcated and accounted for separately as a derivative liability. The Company analyzed the conversion feature under ASC 470-20, “Debt with conversion and other options”, and based on the market price of the common stock of the Company on the date of funding as compared to the conversion price, determined there was an approximately $164,000 beneficial conversion feature to recognize, which will be amortized over the term of the note using the effective interest method. The amortization of the beneficial conversion feature was $27,273 and the original issuance discount was $20,000, for the year ended March 31, 2021. In April 2021 the Company paid off approximately $422,000 of the convertible note.

April 17, 2019, Debenture

On April 17, 2019, the Company entered into a 10% convertible promissory note for $110,000, with an OID of $10,000, for a purchase price of $100,000, which matures on January 23, 2020. The maturity date has been extended until September 1, 2020. During the first 180 days the convertible redeemable note is in effect, the Company may redeem the note at a prepayment percentage of 120% to 130% of the outstanding principal and accrued interest based on the redemption date’s passage of time ranging from 60 days to 180 days from the date of issuance of the debenture. Per the agreement, the Company is required at all times to have authorized and reserved three times the number of shares that is actually issuable upon full conversion of the note. In the event of default, as set forth in the agreement, the outstanding principal balance increases to 150%. In addition to standard events of default, an event of default occurs if the common stock of the Company shall lose the “bid” price for its Common Stock, on trading markets, including the OTCBB, OTCQB or an equivalent replacement exchange. If the Company enters into a 3 (a)(9) or 3(a)(10) issuance of shares there are liquidation damages of 25% of principal, not to be below $15,000. The Company must also obtain the noteholder’s written consent before issuing any new debt. The note is convertible at a fixed conversion price of $0.124. If an event of default occurs, the fixed conversion price is extinguished and replaced by a variable conversion rate that is 70% of the lowest trading prices during the 20 days prior to conversion. The fixed conversion price shall reset upon any future dilutive issuance of shares, options or convertible securities. The conversion feature at issuance meets the definition of conventional convertible debt and therefore qualifies for the scope exception in ASC 815-10-15-74(a) and would not be bifurcated and accounted for separately as a derivative liability. The Company analyzed the conversion feature under ASC 470-20, “Debt with conversion and other options”, and based on the market price of the common stock of the Company on the date of funding as compared to the conversion price, determined there was an approximately $59,000 beneficial conversion feature to recognize, which will be amortized over the term of the note using the effective interest method. There was not any amortization expense recognized during the three and year ended March 31, 2021, as the beneficial conversion feature was fully amortized as of December 31, 2019. The amortization expense recognized during the three and nine months ended December 31, 2019 amounted to approximately $20,000. On September 14, 2020, the outstanding balance of $110,000 was converted into 1,014,001 shares of common stock of the Company, at a conversion rate of $0.124.

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March 20, 2018, Debenture

On March 20, 2018, the Company entered into a convertible note for the principal amount of $84,000, convertible into shares of common stock of the Company, which matured on December 20, 2018. On September 20, 2018 the outstanding principal and $5,040 in accrued interest of the note was purchased from the noteholder by a third party, for $126,882. The note bears interest at 12% for the first 180 days, which increases to 18% after 180 days, and 24% upon an event of default. The note is convertible on the date beginning 180 days after issuance of the note, at the lower of 60% of the lowest trading price for the last 20 days prior to the issuance date of this note, or 60% of the lowest trading price for the last 20 days prior to conversion. The conversion feature meets the definition of a derivative and therefore required bifurcation and was accounted for as a derivative liability.

During the year ended March 31, 2019, the holder converted $120,171 of principal and $2,21 of accrued interest into 17,870,962 shares of common stock of the Company, with $6,711 of principal remaining outstanding.

On November 12, 2019, the holder converted the remaining principal and accrued interest balance into 179,984 shares of common stock of the Company. As a result of the conversion the derivative liability related to the debenture was remeasured immediately prior to the conversion with an overall decrease in the fair value of $2,000 recognized, with the fair value of the derivative liability related to the converted portion, of $8,000 being reclassified to equity. The key valuation assumptions used consist, in part, of the price of the Company’s common stock on the date of conversion, of $0.11; a risk-free interest rate of 1.59% and expected volatility of the Company’s common stock, of 98.46%, and the various estimated reset exercise prices weighted by probability.

August 24, 2018, Debenture

On August 24, 2018, the Company entered into a 10% convertible note in the principal amount of $55,000, convertible into shares of common stock of the Company, which matures August 24, 2019. The interest rate increases to 24% per annum upon an event of default, as set forth in the agreement, including a cross default to all other outstanding notes, and if the debenture is not paid at maturity the principal due increases by 10%. If the Company loses its bid price the principal outstanding on the debenture increases by 20%, and if the Company’s common stock is delisted, the principal increases by 50%. The note is convertible into shares of the Company’s common stock at a price per share equal to 57% of the lowest closing bid price for the last 20 days. The discount is increased an additional 10%, to 47%, upon a “DTC chill.” The conversion feature meets the definition of a derivative and therefore requires bifurcation and will be accounted for as a derivative liability. On January 10, 2019, the outstanding principal of $55,000 and accrued interest of $1,974 was purchased from the noteholder by a third party, for $82,612. During the year ended March 31, 2019, the holder converted $57,164 of principal into 9,291,354 shares of common stock of the Company.

On May 5, 2020, the remaining outstanding balance of $29,057 was converted into 2,039,069 shares of common stock of the Company, at a conversion rate of $0.014. As a result of the conversion the derivative liability related to the debenture was remeasured immediately prior to the conversions with an overall increase in the fair value of $8,000 recognized, with the fair value of the derivative liability related to the converted portion, of $30,000 being reclassified to equity. The key valuation assumptions used consist, in part, of the price of the Company’s common stock on the dates of conversion of $0.03; a risk-free interest rate of 0.13% and expected volatility of the Company’s common stock, of 158.29%, and the various estimated reset exercise prices weighted by probability.

September 14, 2018, Debenture

On September 14, 2018, the Company entered into a 12% convertible promissory note for $112,500, with an original issuance discount (OID) of $10,250, which matures on March 14, 2019. The interest rate increases to a default rate of 24% for events as set forth in the agreement On January 25, 2019, the outstanding principal of $101,550, plus an additional $81,970 of default principal and $13,695 in accrued interest of the note, resulting in a new balance of $197,215, was purchased from the noteholder by a third party, who extended the maturity date.

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The note is convertible into shares of the Company’s common stock at a variable conversion rate that is equal to the lesser of 60% of the lowest trading price for the last 20 days prior to the issuance of the note or 60% of the lowest market price over the 20 days prior to conversion. The conversion price shall be adjusted upon subsequent sales of securities at a price lower than the original conversion price. There are additional 10% adjustments to the conversion price for events set forth in the agreement, including if the conversion price is less than $0.01, if the Company is not DTC eligible, the Company is no longer a reporting company, or the note cannot be converted into free trading shares on or after nine months from issue date. Per the agreement, the Company is required at all times to have authorized and reserved three times the number of shares that is actually issuable upon full conversion of the note. The conversion feature meets the definition of a derivative and therefore requires bifurcation and is accounted for as a derivative liability.

During the first quarter of the fiscal year ending March 31, 2021, the outstanding balance was converted into 35,887,170 shares of common stock of the Company, at a conversion rate of $0.006. As a result of the conversion the derivative liability related to the debenture was remeasured immediately prior to the conversions with an overall increase in the fair value of $21,000 recognized, with the fair value of the derivative liability related to the converted portion, of $175,000 being reclassified to equity. The key valuation assumptions used consist, in part, of the price of the Company’s common stock on the dates of conversion of $0.03; a risk-free interest rate of 0.13% and expected volatility of the Company’s common stock, of 158.29%, and the various estimated reset exercise prices weighted by probability.

March 1, 2019, Debenture

On March 1, 2019, the Company entered into a 10% convertible promissory note for $168,000, with an OID of $18,000, for a purchase price of $150,000, which originally matured on November 1, 2019. The maturity date was extended to September 1, 2020, with the noteholders waiving the default penalties through December 31, 2020. In the event of default, as set forth in the agreement, the outstanding principal balance increases to 150%. The note is convertible at a fixed conversion price of $0.25. If an event of default occurs, the fixed conversion price is extinguished and replaced by a variable conversion rate that is 70% of the lowest trading prices during the 20 days prior to conversion. The fixed conversion price shall reset upon any future dilutive issuance of shares, options or convertible securities. The conversion feature at issuance meets the definition of conventional convertible debt and therefore qualifies for the scope exception in ASC 815-10-15-74(a) and would not be bifurcated and accounted for separately as a derivative liability. The Company analyzed the conversion feature under ASC 470-20, “Debt with conversion and other options”, and based on the market price of the common stock of the Company on the date of funding as compared to the conversion price, determined there was a $134,000 beneficial conversion feature to recognize, which was amortized over the term of the note using the effective interest method. and fully amortized during the year ended March 31, 2020. On December 21, 2020, the outstanding balance of $168,000 and accrued interest of $30,847 was converted into 795,387 shares of common stock of the Company, at a conversion rate of $0.25.

NOTE 8 - NOTES PAYABLE

On December 15, 2020, in connection with the asset acquisition with VBF (Note 3), the Company entered into two notes payable with a third party. The first note, Promissory Note A, is for principal of $3,000,000, which is payable in 36 months with interest thereon at the rate of 5% per annum, interest only payable quarterly on the first day of the quarter, with the remaining balance to be paid to VBF as a balloon payment on the maturity date. Promissory Note B, is for principal of $2,000,000, which is payable in 48 months with interest thereon at the rate of 5% per annum, interest only payable quarterly on the first day of the quarter, with the remaining balance to be paid to VBF as a balloon payment on the maturity date.

On July 15, 2020, the Company issued a promissory note to Ms. Williams in the amount of $383,604 to settle the amounts that had been recognized per the separation agreement with the late Mr. Bill Williams dated August 15, 2019 (Note 14) for his portion of the related party notes and related accrued interest discussed above, and accrued compensation and allowances. The note bears interest at one percent per annum and calls for monthly payments of $8,000 until the balance is paid in full. The balance as of March 31, 2021, was $311,604, with $96,000 classified in current liabilities on the consolidated balance sheet.

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NOTE 9 - STOCKHOLDERS’ DEFICIT

Preferred Stock

As of March 31, 2021, and March 31, 2020, the Company had 200,000,000 shares of preferred stock authorized with a par value of $0.0001. Of this amount, 5,000,000 shares of Series A preferred stock are authorized and outstanding, 5,000 shares Series B preferred stock are authorized and 607 and 2,250 outstanding, and 20,000 shares Series D preferred stock are authorized and 6,050 and zero outstanding, respectively.

Series B

On September 5, 2019, the Board authorized the issuance of 5,000 preferred shares to be designated as Series B Preferred Stock (“Series B PS”). The Series B PS have a par value of $0.0001, a stated value of $1,200 and no voting rights. The Series B PS include 10% cumulative dividends, payable quarterly. Upon the dissolution, liquidation or winding up of the Company, the holders of Series B PS shall be entitled to receive out of the assets of the Company an amount equal to the stated value, plus any accrued and unpaid dividends and any other fees or liquidated damages then due and owing for each share of Series B PS before any payment or distribution shall be made to the holders of any Junior securities. The Series B PS are redeemable at the Company's option, at percentages ranging from 120% to 135% for the first 180 days, based on the passage of time. The Series B are also redeemable at the holder’s option, upon the occurrence of a triggering event which includes a change of control, bankruptcy, and the inability to deliver Series B PS requested under conversion notices. The triggering redemption amount is at the greater of (i) 135% of the stated value or (ii) the product of the volume-weighted average price (“VWAP”) on the day proceeding the triggering event multiplied by the stated value divided by the conversion price. As the redemption feature at the holder’s option is contingent on a future triggering event, the Series B PS is considered contingently redeemable, and as such the preferred shares are classified in equity until such time as a triggering event occurs, at which time they will be classified as mezzanine.

The Series B PS is convertible, at the discounted market price which is defined as the lowest VWAP over last 20 days. The conversion price is adjustable based on several situations, including future dilutive issuances. As the Series B PS does not have a redemption date and is perpetual preferred stock, it is considered to be an equity host instrument and as such the conversion feature is not required to be bifurcated as it is clearly and closely related to the equity host instrument.

Series B Preferred Equity Offering

On September 17, 2019, the Company entered into a Securities Purchase Agreement (“SPA”) with GHS Investments LLC, a Nevada limited liability company (“GHS”) for the purchase of up to 5,000 shares of Series B PS at a stated value of $1,200 per share, or for a total net proceeds of $5,000,000 in the event the entire 5,000 shares of Series B PS are purchased. During the year ended March 31, 2021, the Company received $3,250,000 for the issuance of 3,250 Series B PS. The intrinsic value of the beneficial conversion option on several of the tranches was calculated at a total of $1,335,000, which was fully amortized upon issuance, as the Series B PS is immediately convertible into common stock. During the year ended March 31, 2021, the Company has converted 5,008 Series B PS which includes 115 Series B PS dividends-in-kind into 113,517,030 shares of the Company’s common stock.

During the year ended March 31, 2020, the Company issued 2,250 Series B Preferred Shares in various tranches of the SPA, totaling $2,250,000. The intrinsic value of the beneficial conversion option on several of the tranches was calculated at a total of $475,000, which was fully amortized upon issuance, as the Series B PS is immediately convertible into common stock.

Series D Preferred Stock

On December 16, 2020, the Board authorized the issuance of 20,000 preferred shares to be designated as Series D Preferred Stock (“Series D PS”). The Series D PS have a par value of $0.0001, a stated value of $1,200 and will vote together with the common stock on an as-converted basis. In addition, as further described in the Series D Designation, as long as any of the shares of Series D Preferred Stock are outstanding, the Company will not take certain corporate actions without the affirmative vote at a meeting (or the written consent with or without a meeting) of the majority of the shares of Series D Preferred Stock then outstanding. Each holder of Series D Preferred Stock shall be entitled to receive, with respect to each share of Series D Preferred Stock then outstanding and held by such holder, dividends at the rate of twelve percent (12%) per annum (the “Preferred Dividends”). Dividends may be paid in cash or in shares of Preferred Stock at the discretion of the Company.

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The Series D PS are convertible into Common Stock at the election of the holder of the Series D PS at any time following five days after a qualified offering (defined as an offering of common stock for an aggregate price of at least $10,000,000 resulting in the listing for trading of the Common Stock on the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange) at a 35% discount to the offering price, or, if a qualified offering has not occurred, at a price of $0.10 per share, subject to adjustment based on several situations, including future dilutive issuances and a Fundamental Transaction.

The Series D PS shall be redeemed by the Corporation on the date that is no later than one calendar year from the date of its issuance. The Series D PS are also redeemable at the Company's option, at percentages ranging from 115% to 125% for the first 180 days, based on the passage of time. The Company shall redeem the Series D PS in cash upon a three business days prior notice to the holder or the holder may convert the Series D PS within such three business days period prior to redemption. Additionally, the holder shall have the right to either redeem for cash or convert the Preferred Stock into Common Stock within three business days following the consummation of a qualified offering. The Series D PS are also redeemable at the holder’s option, upon the occurrence of a triggering event which includes a change of control, bankruptcy, and the inability to deliver shares of common stock requested under conversion notices. The triggering redemption amount is 150% of the stated value.

Upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of Series D PS shall be entitled to receive out of the assets of the Company an amount equal to the stated value, plus any accrued and unpaid dividends and any other fees or liquidated damages then due and owing for each share of Series D PS before any payment or distribution shall be made to the holders of any Junior securities.

As the Series D PS has a conditional redemption date, as it is convertible, it is classified in mezzanine and, it is considered to be a debt host instrument. The conversion price, unless and until there is a qualified offering, is a fixed price and as such the conversion feature is not required to be bifurcated and accounted for as a derivative liability. The Company will analyze the conversion feature under ASC 470-20, “Debt with conversion and other options”, at each issuance date and based on the market price of the common stock of the Company on the commitment date as compared to the conversion price, determine if there is a beneficial conversion feature to recognize.

The Series D Designation are subject to certain Registration Rights, whereby if the Corporation does not complete a market listing to the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing) within one hundred twenty (120) calendar days from the issuance of the Series D Preferred Stock, the Company will, within ten (10) calendar days, file a registration statement covering the shares of Common Stock underlying the Series D Preferred Shares. Additionally, the Company will include the shares of Common Stock underlying the Series D Preferred Shares in any registration statement which is being filed by the Corporation’s existing investment banker, provided, that said registration statement is not yet effective with the SEC and provided that the Company receives the prior written approval of said investment banker. There is no penalty provision associated with not registering the underlying shares of common stock.

Series D Preferred Equity Offering

On December 18, 2020, the Company entered into securities purchase agreements (the “Purchase Agreement”) with GHS Investments LLC, Platinum Point Capital LLC and BHP Capital NY (collectively, the “Purchaser”) , whereby, at the closing, each Purchaser agreed to purchase from the Company, up to 5,000 shares of the Company’s Series D PS, par value $0.0001 per share, at a purchase price of $1,000 per share of Series D Preferred Stock. The aggregate purchase price per Purchaser for the Series D PS is $5,000,000. With a stated value of $6,000,000 for the purchased Series D PS, there is a discount of $1,000,000 to be accreted over the period until the redemption of the Series D PS. In connection with the sale of the Series D Preferred Stock, the Purchasers were granted 6,000,000 shares of the Company’s common stock, par value $0.0001 (the “Commitment Shares”), which have a fair value of $1,616,250 based on the market price of the common shares of $0.27 on the date of the Series D PS purchase.

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The Company analyzed the conversion feature under ASC 470-20, “Debt with conversion and other options”, and based on the market price of the common stock of the Company on the dates of funding as compared to the conversion price, determined there was a $8,471,000, capped at $5,000,000 based on the purchase price of the Series D PS, beneficial conversion feature to recognize, which will be amortized over the term of the note using the effective interest method.

On January 8 and 10, 2021, the Company entered into additional securities purchase agreements with the Purchaser, for 1,050 shares of Series D PS, at an aggregate purchase price of $1,050,000. With a stated value of $1,250,000 for the purchased Series D PS, there is a discount of $250,000 to be accreted over the period until the redemption of the Series D PS.

The Company analyzed the conversion feature under ASC 470-20, “Debt with conversion and other options”, and based on the market price of the common stock of the Company on the dates of funding as compared to the conversion price, determined there was a $3,022,000, capped at $1,050,000 based on the purchase price of the Series D PS, beneficial conversion feature to recognize, which will be amortized over the term of the note using the effective interest method.

The amortization of the beneficial conversion feature recognized during the year ended March 31, 2021 amounted to approximately $1,721,000. The accretion of the redemption for the year ended March 31, 2021 was $302,500.

Common Stock

For shares of common stock issued upon conversion of outstanding convertible debentures see Note 7.

Equity Financing Agreement 2019

On August 23, 2019, the Company entered into a new Equity Financing Agreement (“Equity Financing Agreement”) and Registration Rights Agreement (“Registration Rights Agreement”) with GHS. Under the terms of the Equity Financing Agreement, GHS agreed to provide the Company with up to $11,000,000 upon effectiveness of a registration statement on Form S-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”).

Following effectiveness of the Registration Statement, the Company shall have the discretion to deliver puts to GHS and GHS will be obligated to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) based on the investment amount specified in each put notice. The maximum amount that the Company shall be entitled to put to GHS in each put notice shall not exceed two hundred percent (200%) of the average daily trading dollar volume of the Company’s Common Stock during the ten (10) trading days preceding the put, so long as such amount does not exceed $500,000. Pursuant to the Equity Financing Agreement, GHS and its affiliates will not be permitted to purchase and the Company may not put shares of the Company’s Common Stock to GHS that would result in GHS’s beneficial ownership equaling more than 4.99% of the Company’s outstanding Common Stock. The price of each put share shall be equal to eighty percent (80%) of the Market Price (as defined in the Equity Financing Agreement). Puts may be delivered by the Company to GHS until the earlier of thirty-six (36) months after the effectiveness of the Registration Statement or the date on which GHS has purchased an aggregate of $11,000,000 worth of Common Stock under the terms of the Equity Financing Agreement.

The Registration Rights Agreement provides that the Company shall (i) use its best efforts to file with the Commission the Registration Statement within 30 days of the date of the Registration Rights Agreement; and (ii) have the Registration Statement declared effective by the Commission within 30 days after the date the Registration Statement is filed with the Commission, but in no event more than 90 days after the Registration Statement is filed. The Registration Statement was filed on October 8, 2019 and as of this filing has not yet been deemed effective.

Common Shares Issued to Consultants

In connection with the VBF asset acquisition (Note 3), the Company agreed to issue 500,000 shares of common stock as a finder’s fee, with a fair value of $135,000 based on the market value of the common stock of $0.27 as of December 15, 2020, the closing date of the acquisition. The shares have not yet been issued, and have been recognized in the accompanying consolidated financial statements as Stock Payable as of March 31, 2021.

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On August 24, 2020, the Company issued 1,500,000 shares of common stock to a consultant per an agreement entered into on June 25, 2020. The agreement has a six-month term, and therefore the fair value of $67,500, based on the market value of $0.045 on the grant date, will be recognized over the term of the agreement, with $67,500 expensed during the year ended March 31, 2021. On December 25, 2020, the Company renewed the agreement for an additional six months. As consideration for the agreement the Company issued 1,500,000 shares of common stock to the consultant. The agreement has a six-month term, and therefore the fair value of $616,500, based on the market value of $0.041 on the grant date, is recognized in Prepaid expense to be amortized over the six-month term. As of the year end March 31, 2021, $308,250 remained in Prepaid expense with $308,250 recognized in consulting expense for the year end March 31, 2021.

On June 12, 2020, the Company issued 1,250,000 shares of common stock to a consultant, with the fair value of $61,250 based on the market price of $0.049 on the date issued and which was recognized as professional services upon grant.

NOTE 10 - OPTIONS AND WARRANTS

The Company has not granted any options since inception.

The Company granted warrants in connection with various convertible debentures in previous periods. As of March 31, 2020, there are 2,917,000 (after adjustment) remaining warrants to purchase shares of common stock outstanding, classified as a warrant liability, which expire on January 31, 2022, with an exercise price of 45% of the market value of the common shares of the Company on the date of exercise. The remaining outstanding warrants were cancelled in connection with the legal settlement with Vista Capital Investments, LLC, on April 9, 2020. See discussion in Note 11. The related warrant liability was revalued upon cancellation on April 9, 2020, resulting in no change to the fair value of the warrant liability and the $90,000 fair value was reclassified to equity.

NOTE 11 - RELATED PARTY TRANSACTIONS

Accrued Payroll - Related Parties

Included in other accrued expenses on the accompanying consolidated balance sheet is approximately $35,000 and $84,000 owing to the President of the Company as of March 31, 2021 and March 31, 2020, respectively, and approximately $154,000 and $175,000, owing to a key employee (which includes $50,000 in both fiscal years, from consulting services prior to his employment) as of March 31, 2021 and March 31, 2020. These amounts include both accrued payroll and accrued allowances and expenses.

NaturalShrimp Holdings, Inc.

On January 1, 2016 the Company entered into a notes payable agreement with NaturalShrimp Holdings, Inc.(“NSH”), a shareholder. Between January 16, 2016 and March 7, 2016, the Company borrowed $134,750 under this agreement. An additional $601,361 was borrowed under this agreement in the year ended March 31, 2017. The note payable has no set monthly payment or maturity date with a stated interest rate of 2%. As of March 31, 2021 and March 31, 2020 the outstanding balance is approximately $735,000. As of March 31, 2021 and March 31, 2020, accrued interest payable was approximately $66,000 and $51,000, respectively.

Shareholder Notes

The Company has entered into several working capital notes payable to multiple shareholders of NSH and Bill Williams, a former officer and director, and a shareholder of the Company, for a total of $486,500. The notes are unsecured and bear interest at 8%. These notes had stock issued in lieu of interest and have no set monthly payment or maturity date. The balance of these notes was $356,404 as of March 31, 2021 and $426,404 as of March 31, 2020, respectively, and is classified as a current liability on the consolidated balance sheets. As of March 31, 2021 and March 31, 2020, accrued interest payable was approximately $120,000 and $240,000, respectively.

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Shareholders

Beginning in 2010, the Company started entering into several working capital notes payable with various shareholders of NSH for a total of $290,000 and bearing interest at 8%. The balance of these notes as of March 31, 2021 and March 31, 2020 was $54,647 and is classified as a current liability on the consolidated balance sheets.

NOTE 12 - FEDERAL INCOME TAX

The Company accounts for income taxes under ASC 740-10, which provides for an asset and liability approach of accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributed to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts calculated for income tax purposes.

The components of income tax expense for the years ended March 31, 2021 and 2020 consist of the following:

	2021	2020
Federal Tax statutory rate	21%	21%
Permanent differences	3.46%	3.52%
Valuation allowance	(24.46)%	(24.52)%
Effective rate	0%	0%

Significant components of the Company’s deferred tax assets as of March 31, 2021 and 2020 are summarized below.

Deferred tax assets:	2021	2020
Net operating loss carry-forwards	$3,429,000	$1,970,000
Other	-	5,000
Total deferred tax asset	3,429,000	1,975,000
Valuation allowance	(3,429,000)	(1,975,000)

As of March 31, 2021, the Company had approximately $16,300,000 of federal net operating loss carry forwards. These carry forwards are allowed to be carried forward indefinitely and are to be limited to 80% of the taxable income. Future utilization of the net operating loss carry forwards is subject to certain limitations under Section 382 of the Internal Revenue Code. The Company believes that the issuance of its common stock in exchange for Multiplayer Online Dragon, Inc. January 30, 2015 resulted in an “ownership change” under the rules and regulations of Section 382. Accordingly, the Company’s ability to utilize their net operating losses generated prior to this date is limited to approximately $282,000 annually.

To the extent that the tax deduction is included in a net operating loss carry forward and is in excess of amounts recognized for book purposes, no benefit will be recognized until the loss carry forward is recognized. Upon utilization and realization of the carry forward, the corresponding change in the deferred asset and valuation allowance will be recorded as additional paid-in capital.

The Company provides for a valuation allowance when it is more likely than not that it will not realize a portion of the deferred tax assets. The Company has established a valuation allowance against the net deferred tax asset due to the uncertainty that enough taxable income will be generated in those taxing jurisdictions to utilize the assets. Therefore, we have not reflected any benefit of such deferred tax assets in the accompanying financial statements. Our net deferred tax asset and valuation allowance increased by $1,454,000 and $562,000 in the year ended March 31, 2021 and 2020, respectively.

The Company reviewed all income tax positions taken or that they expect to be taken for all open years and determined that the income tax positions are appropriately stated and supported for all open years. The Company is subject to U.S. federal income tax examinations by tax authorities for years after 2012 due to unexpired net operating loss carryforwards originating in and subsequent to that year. The Company may be subject to income tax examinations for the various taxing authorities which vary by jurisdiction.

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NOTE 13 - LEASE

On June 24, 2019, the Company entered into a service and equipment lease agreement for water treatment services, consumables and equipment. The lease term is for five years, with a renewal option of an additional five years, with a monthly lease payment of $5,000. The Company analyzed the classification of the lease under ASC 842, and as it did not meet any of the criteria for a financing lease it has been classified as an operating lease. The Company determined the Right of Use asset and Lease liability values at inception calculated at the present value of all future lease payments for the lease term, using an incremental borrowing rate of 5%. The Lease Liability will be expensed each month, on a straight-line basis, over the life of the lease. As of March 31, 2021 and March 31, 2020, the lease is on hold while the Company waits for new equipment to be delivered and installed. As the lease is on hold there has been no lease expense or amortization of the Right of Use asset for the years ended March 31, 2021.

NOTE 14 - COMMITMENTS AND CONTINGENCIES

Executive Employment Agreements -Gerald Easterling

On April 1, 2015, the Company entered into an employment agreement with Gerald Easterling at the time as the Company’s President, effective as of April 1, 2015 (the “Employment Agreement”).

The Employment Agreement is terminable at will and each provide for a base annual salary of $96,000. In addition, the Employment Agreement provides that the employee is entitled, at the sole and absolute discretion of the Company’s Board of Directors, to receive performance bonuses. Mr. Easterling will also be entitled to certain benefits including health insurance and monthly allowances for cell phone and automobile expenses.

The Employment Agreement provides that in the event the employee is terminated without cause or resigns for good reason (as defined in their Employment Agreement), the employee will receive, as severance the employee’s base salary for a period of 60 months following the date of termination. In the event of a change of control of the Company, the employee may elect to terminate the Employment Agreement within 30 days thereafter and upon such termination would receive a lump sum payment equal to 500% of the employee’s base salary.

The Employment Agreement contains certain restrictive covenants relating to non-competition, non-solicitation of customers and non-solicitation of employees for a period of one year following termination of the employee’s Employment Agreement.

On August 15, 2019, the late Mr. Bill Williams resigned from his position as Chairman of the Board and Chief Executive Officer of the Company, effective August 31, 2019. Mr. Easterling replaced him as the Chief Executive Officer of the Company. On July 15, 2020, the Company issued a promissory note to Ms. Williams in the amount of $383,604 to settle the amounts agreed to in the separation agreement for accrued compensation and debt (see Note 9).

Vista Capital Investments, LLC

On April 30, 2019, a complaint was filed against the Company in the U.S. District Court in Dallas, Texas alleging that the Company breached a provision in a common stock purchase warrant (the “Vista Warrant”) issued by the Company to Vista Capital Investments, LLC (“Vista”). Vista alleged that the Company failed to issue certain shares of the Company’s Common Stock as was required under the terms of the Warrant. Vista sought money damages in the approximate amount of $7,000,000, as well as costs and reimbursement of expenses.

On April 9, 2020, the Company, Vista and David Clark (“Clark”), a principal of Vista, (the “Parties”) entered into a Settlement Agreement and Release (the “Settlement Agreement”) whereby the Company shall (i) pay to Vista the sum of $75,000, which the Company wired on April 10, 2020, and (ii) issue to Vista 17,500,000 shares of the Company’s Common Stock (the “Settlement Shares”). For a period of time equal to 90-days from the date of the settlement, or July 8, 2020, the Company shall have the right, but not the obligation, to purchase back from Vista 8,750,000 of the Settlement Shares at a price equal to the greater of (i) the volume weighted-average trading price of the Company’s common shares over the five preceding trading days prior to the date of the delivery of the Company’s written notice of such repurchase or (ii) $0.02 per share. On May 18, 2020, the Company received $50,000 as consideration for waiving the purchase option on the Settlement Shares, thereby allowing Vista to retain all of the Settlement Shares. The Vista warrants outstanding were also cancelled as part of the Settlement Agreement. The $75,000, as well as the fair market value of the 17,500,000 common shares, which is $560,000 based on the market value of the Company’s common stock on the settlement date of $0.32, was accrued in Accrued expenses on the accompanying March 31, 2020 Balance Sheet and recognized as Loss on Warrant settlement in the fourth quarter of the year ending March 31, 2020.

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RGA Labs, Inc.

On February 18, 2020, RGA Labs, Inc. (“RGA”) filed suit against the Company in the Illinois Circuit Court (23rd District) alleging that the Company owed RGA money pursuant to a written contract for the design and manufacture of certain water treatment equipment commissioned by the Company. The Company disputed the allegations and has counterclaimed against RGA for additional costs and expenses incurred by the Company in correcting, repairing and retro-fitting the equipment to enable it to work in the Company’s facilities. As a result of RGA’s failure to respond to written discovery served by the Company and failure of RGA to satisfy requirements imposed by an order compelling response, the court issued an order prohibiting RGA from introducing any evidence at the time of trial other than the original agreement between RGA and the Company. Further, the Court sustained the Company’s objection to RGA’s written discovery obviating the Company’s obligation to respond. The parties are required to mediate the case prior to trial which mediation has not been scheduled at this time.

Gary Shover

A shareholder of NaturalShrimp Holdings, Inc. (“NSH”), Gary Shover, filed suit against the Company on August 11, 2020 in the Northern District of Texas, Dallas Division, alleging breach of contract for the Company’s failure to exchange common shares of the Company for shares Mr. Shover owns in NSH. The Company has filed its answer to the complaint and is seeking to settle the matter with Mr. Shover with the approval of the Federal District Court. A settlement stipulation has been prepared and approved by the parties and has been filed with the Court along with a proposed order. After a conference call between counsel for the parties, counsel for the Company agreed to amend the stipulation, motion to approve stipulation and the declarations filed in support of the motion to provide a more detailed statement of fact to assist the court in its determination, although as of the date of this filing, the Company is not aware of the date of such determination.

NOTE 15 - SUBSEQUENT EVENTS

Subsequent to the year end, the Company has converted 262 Series B PS into 3,144,000 shares of the Company’s common stock.

Series E Preferred Stock

On April 14, 2021, the Board authorized the issuance of 10,000 shares of the Company’s Series E Preferred Stock. The shares of Series E Preferred Stock have a stated value of $1,200 per share and are convertible into shares of common stock at the election of the holder of the Series E Preferred Stock at any time at a price of $0.35 per share, subject to adjustment (the “Conversion Price”). The Series E Preferred Stock is convertible into that number of shares of common stock determined by dividing the Series E Stated Value (plus any and all other amounts which may be owing in connection therewith) by the Conversion Price, subject to certain beneficial ownership limitations. Each holder of Series E Preferred Stock shall be entitled to receive, with respect to each share of Series E Preferred Stock then outstanding and held by such holder, dividends at the rate of twelve percent (12%) per annum, payable quarterly. The Series D PS are also redeemable at the Company's option, at percentages ranging from 115% to 125% for the first 180 days, based on the passage of time. The holders of Series E Preferred Stock rank senior to the Common Stock and Common Stock Equivalents (as defined in the Series E Designation) with respect to payment of dividends and rights upon liquidation and will vote together with the holders of the Common Stock on an as-converted basis, subject to beneficial ownership limitations, on each matter submitted to a vote of holders of Common Stock (whether at a meeting of shareholders or by written consent). Upon any liquidation, dissolution or winding-up of the Company, the holders shall be entitled to receive out of the assets of the Company an amount equal to the stated value, plus any accrued and unpaid dividends and any other fees or liquidated damages then due and owing for each share of Preferred Stock, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

F-42

Securities Purchase Agreement

On April 14, 2021, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an accredited investor (the “Purchaser”), for the offering (the “Offering”) of (i) $5,000,000 worth of common stock (“Shares”), par value $0.0001 per share, of the Company (“Common Stock”); at a per share purchase price of $0.55 per Share (ii) common stock purchase warrants (“Warrants”) to purchase up to an aggregate of 10,000,000 shares of Common Stock, which are exercisable for a period of five years after issuance at an initial exercise price of $0.75 per share, subject to certain adjustments, as provided in the Warrants; and (iii) 1,000,000 shares of Common Stock (the “Commitment Shares”). Pursuant to the Purchase Agreement, on April 15, 2021, the Company received net proceeds of $4,732,123 from the Purchaser.

Further, pursuant to the terms of the Purchase Agreement, from the date thereof until the date that is the twelve-month anniversary of the closing of the Offering, upon any issuance by the Company or any of its subsidiaries of Common Stock or Common Stock Equivalents for cash consideration, indebtedness or a combination of units thereof (a “Subsequent Financing”), each Purchaser shall have the right to participate in up to an amount of the Subsequent Financing equal to 100% of the Subsequent Financing on the same terms, conditions and price provided for in the Subsequent Financing.

Pursuant to the Purchase Agreement, on May 5, 2021, the Purchaser purchased an additional 15,454,456 shares of common stock at a per share purchase price of $0.55 per share (the “Second Closing”), for net proceeds of approximately $8,245,000.

Additionally, on May 20, 2021, the Purchaser purchased an additional 2,727,272 shares of common stock at a price per share of $0.55 per share (“Third Closing”), for net proceeds of approximately $1,455,000.

Share Exchange Agreement

On April 14, 2021, the Company, entered into a share exchange agreement (the “Exchange Agreement”) with a holder of the Series D Preferred Stock, whereby, at the closing of the Offering, the Holder has agreed to exchange an aggregate of 3,600 shares of the Company’s Series D Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”) into approximately 3,739.63 shares of the Company’s Series E Convertible Preferred stock, par value $0.0001 (the “Series E Preferred Stock”). In connection with the Exchange Agreement, the Company has filed a Certificate of Designation of Preferences of the Series E Convertible Preferred Stock with the State of Nevada. The exchange was completed on April 15, 2021.

In addition, in relation to the Offering, on April 15, 2021, the Company redeemed the remaining 2,450 of the Series D PS for $3,513,504.

NAS Securities Purchase Agreement

On May 19, 2021, the Company entered into a Securities Purchase Agreement (the “SPA”) with F&T Water Solutions, LLC (“F&T”), for the shares of Natural Aquatic Systems, Inc., a Texas corporation (“NAS”). Prior to entering into the SPA, the Company owned fifty-one percent (51%) and F&T owned forty-nine percent (49%) of the issued and outstanding shares of common stock of NAS. Upon the closing of the SPA, the Company purchased the 980,000 shares of NAS’ common stock owned by F&T for a purchase price of $1,000,000 in cash and issued 3,960,396 shares of the Company’s common stock at a market value of $0.505 per share, for a total fair value of $2,000,000, for a total acquisition price of $3,000,000. The Company paid the cash purchase price on May 20, 2021 and the purchase of the NAS shares closed on May 25, 2021. After the SPA, NAS is a 100% owned subsidiary of the Company.

F-43

Patents Purchase Agreement

On May 19, 2021, the Company entered into a Patents Purchase Agreement (the “Patents Agreement”) with F&T. The Company and F&T had previously jointly developed and patented a water treatment technology used or useful in growing aquatic species in re-circulating and enclosed environments (the “Patent”) with each party owning a fifty percent (50%) interest. Upon the closing of the Patents Agreement, the Company would purchase F&T’s interest in the Patent, F&T’s 100% interest in a second patent associated with the first Patent issued to F&T in March 2018, and all other intellectual property rights owned by F&T for a purchase price of $2,000,000 in cash and issued 9,900,990 shares of the Company’s common stock with a market value of $0.505 per share for a total fair value of $5,000,000, for a total acquisition price of $7,000,000. The Company paid the cash purchase price on May 20, 2021 and the closing of the Patents Agreement took place on May 25, 2021.

Leak-Out Agreements

In connection with the issuance of a total of 13,861,386 shares of the Company’s common stock pursuant to the SPA and the Patents Agreement (the “Shares”), the Company and F&T, on May 19, 2021, entered into two separate leak-out agreements (the “Leak-Out Agreements”). Pursuant to the Leak-Out Agreements, F&T agreed that it would not sell or transfer the Shares for six months following the closing of the SPA and Patents Agreement and that, following these six months, each shareholder of F&T who was issued a portion of the Shares could sell up to one-sixth of their portion of the Shares every thirty-day period occurring thereafter for the next six months. Following the one-year anniversary of the closings, there will be no further restrictions regarding the sale or transfer of the Shares.

GHS Purchase Agreement

On June 28, 2021, the Company entered into a securities purchase agreement with GHS (the “June GHS Purchase Agreement”) for the offering of up to (i) $3,000,000 worth of common stock of the Company at a per share purchase price of $0.40 and (ii) $11,000 worth of prefunded common stock purchase warrants to purchase an aggregate of up to 1,100,000 shares of common stock, which are exercisable upon issuance and shall not expire prior to exercise, and are subject to certain adjustments, as provided in the warrants. Pursuant to the June GHS Purchase Agreement, on June 28, 2021, GHS purchased 7,500,000 shares of common stock and 1,100,000 shares of common stock underlying the prefunded warrants, for an aggregate purchase price of $3,011,000, less offering expenses of $90,330, for net proceeds of $2,909,670.

F-44

20,381,858 Shares

Common Stock

_______________________

PROSPECTUS

_______________________

February _, 2022

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the Company) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$543.30
Legal fees and expenses	$25,000
Total	$25,543.30

Item 14. Indemnification of Directors and Officers.

The Nevada Revised Statutes limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our bylaws include provisions that require the company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our Company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities. Our articles of incorporation do not contain any limiting language regarding director immunity from liability.

The limitation of liability and indemnification provisions under the Nevada Revise Statutes and our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 15. Recent Sales of Unregistered Securities.

The following information relates to all securities issued or sold by us since February 1, 2019 not registered under the Securities Act of 1933 (the “Securities Act”).

During the three months ended December 31, 2021, three consultants were issued a total of approximately 430,000 shares of common stock, with a total fair value of approximately $158,000, based on the market price of $0.36 on the grant date.

During the three months ended December 31, 2021, a number of new employees were issued a total of 175,000 shares of common stock as signing bonuses, with a total fair value of $68,300, based on the market price of $0.395 on the grant date.

During the three months ended December 31, 2021, 1,200 shares of Series E Preferred Stock were converted into 4,114,286 shares of common stock.

On December 23, 2021, the Company converted 278 Series B into 3,336,000 shares of the Company’s common stock.

The Company entered into a securities purchase agreement (the “SPA”) with an investor (the “Investor”) on December 15, 2021. Pursuant to the SPA, the Investor purchased a secured promissory note (the “Note”) in the aggregate principal amount totaling approximately $16,320,000 (the “Principal Amount”). The Note carried an original issue discount totaling $1,300,000 and a transaction expense amount of $20,000, both of which are included in the principal balance of the Note. The total purchase price of the Note was $15,000,000. The Note has an interest rate of 12% per annum. The maturity date of the Note is twenty-four (24) months from the issuance date of the Note (the “Maturity Date”). The Company intends to use the proceeds from the Note, in part, to repay the amounts currently owing to VeroBlue Farms USA, Inc.

On November 22, 2021, NaturalShrimp Incorporated entered into a securities purchase agreement (the “Purchase Agreement”) with one accredited investor (the “Purchaser”) for the offering (the “Offering”) of (a) 1,500 shares of the Company’s Series E convertible preferred stock, par value $0.0001 (the “Series E Preferred Stock”), at a price of $1,000.00 per share and (b) a warrant to purchase up to 1,500,000 shares of the Company’s common stock (the “Warrant”), with an exercise price equal to $0.75, subject to adjustment therein. Pursuant to the Purchase Agreement, the Purchaser is purchasing the 1,500 shares of Series E Preferred Stock (the “Purchased Shares”) and the Warrant for an aggregate purchase price of $1,500,000.00. The Warrant expires on November 22, 2026, the five-year anniversary of the issue date. The Offering was a private placement with the Purchaser. The Offering closed on November 23, 2021.

During the three months ended September 30, 2021, 1,200 shares of Series E Preferred Stock were converted into 4,114,286 shares of common stock.

On June 28, 2021 (the “June 28th Closing”), the Company entered into a securities purchase agreement with the Purchaser, pursuant to which the Purchaser purchased (a) an additional 7,500,000 shares of Common Stock (the “June Shares”) at a per share purchase price of $0.40 per share and (b) $11,000.00 worth of prefunded warrants to purchase up to an aggregate of 1,100,000 shares of Common Stock at an exercise price of $0.01 per share (the “Prefunded Warrants,” and together with the June Shares, the “June 28th Closing Shares”). The Prefunded Warrants are exercisable upon issuance and shall not expire prior to exercise and are subject to certain adjustments, as provided in the Prefunded Warrants. Lake Street acted as a financial advisor to the Company in connection with the June 28th Closing and received a fee equal to 3% of the gross proceeds raised in the June 28th Closing, or an aggregate of $90,330.00.

On May 24, 2021, the Company entered into an agreement with a consultant, with a three-month term, that shall automatically renew each three months unless one party terminates the agreement.  The compensation shall be $12,500 in cash per month for the first six months and $15,000 per month thereafter.  Also included in compensation are 200,000 shares of common stock, with a fair value of $99,600 based upon the market price of $0.50 upon the grant date. The shares of common stock will vest in quarterly installments, with 50,000 to vest immediately, and 50,000 each quarter at $24,900, with $74,700 vested through December 31, 2021.

Pursuant to the Purchase Agreement, on May 20, 2021, the Purchaser purchased an additional 2,727,272 shares of Common Stock at a per share purchase price of $0.55 per share (the “Third Closing”). Lake Street Capital Markets, LLC (“Lake Street”) acted as a financial advisor to the Company in connection with the Third Closing and received a fee equal to 3% of the gross proceeds raised in the Third Closing, or an aggregate of $45,000.00.

In connection with the issuance of a total of 13,861,386 shares of the Company’s common stock pursuant to the SPA and the Patents Agreement (the “Shares”), the Company and F&T Water Solutions, LLC (“F&T”), on May 19, 2021, entered into two separate leak-out agreements (the “Leak-Out Agreements”). Pursuant to the Leak-Out Agreements, F&T agreed that it would not sell or transfer the Shares for six months following the closing of the SPA and Patents Agreement and that, following these six months, each shareholder of F&T who was issued a portion of the Shares could sell up to one-sixth of their portion of the Shares every 30-day period occurring thereafter for the next six months. Following the one-year anniversary of the closings, there will be no further restrictions regarding the sale or transfer of the Shares.

On May 19, 2021, the Company entered into a Patents Purchase Agreement (the “Patents Agreement”) with F&T. The Company and F&T had previously jointly developed and patented a water treatment technology used or useful in growing aquatic species in re-circulating and enclosed environments (the “Patent”), with each party owning a 50% interest. Upon the closing of the Patents Agreement, the Company would purchase F&T’s interest in the Patent, F&T’s 100% interest in a second patent associated with the first Patent issued to F&T in March 2018, and all other intellectual property rights owned by F&T for a purchase price of $2,000,000.00 dollars in cash and shares of the Company’s common stock with a value of $5,000,000.00 (9,900,990 shares of the Company’s common stock with a market value of $0.505 per share).

On May 19, 2021, the Company entered into a Securities Purchase Agreement (the “SPA”) with F&T. Prior to entering into the SPA, the Company owned 51% and F&T owned 49% of the issued and outstanding shares of common stock of Natural Aquatic Systems, Inc., a Texas corporation (“NAS”). Upon the closing of the SPA, the Company would purchase the NAS shares owned by F&T (980,000 shares of NAS’ common stock) for a purchase price of $1,000,000.00 in cash and shares of the Company’s common stock with a value of $2,000,000.00 (3,960,396 shares of the Company’s common stock at a market value of $0.505 per share).

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As previously disclosed in the Current Report on Form 8-K filed by the Company with the SEC on May 11, 2021 (as amended on July 2, 2021), pursuant to the Purchase Agreement, on May 5, 2021, the Purchaser purchased an additional 15,454,546 shares of Common Stock at a per share purchase price of $0.55 per share for gross proceeds of $8,500,000.00.

On April 15, 2021, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an accredited investor (the “Purchaser”) on April 14, 2021, for the offering of (a) $5,000,000 worth of common stock, par value $0.0001 per share, of the Company (“Common Stock”), at a per share purchase price of $0.55 per share; (b) common stock purchase warrants to purchase up to an aggregate of 10,000,000 shares of Common Stock, which are exercisable for a period of five years after issuance at an initial exercise price of $0.75 per share, subject to certain adjustments, as provided in the warrants; and (c) 1,000,000 shares of Common Stock, as commitment shares.

On April 14, 2021, the Company entered into a securities purchase agreement (the “April SPA”) to sell: (a) 9,090,909 shares of Common Stock at a price per share of $0.55; (b) warrants to purchase up to 10,000,000 shares of Common Stock at an exercise price of $0.75 per share; and (c) 1,000,000 shares of Common Stock with a value (although no purchase price will be paid) of $0.65 per share with GHS Investments LLC (“GHS”), an accredited investor. Pursuant to the April SPA, until April 14, 2022, GHS has a right to participate in any subsequent financing that the Company conducts.

On April 14, 2021, 500,000 shares of common stock were issued to a consultant per an agreement entered into on January 20, 2021, for advisory services for a two-year period. The shares had a fair value of $195,000.00 based on the market price of $0.39 on the grant date. Further, 62,500 common shares shall vest each quarter through October 1, 2022, at $24,275.00, with $48,750.00 vested through the three months ending June 30, 2021.

On April 8, 2021, the Company converted 262 Series B into 3,144,000 shares of the Company’s common stock.

On February 26, 2021, the Company entered into a convertible note for the principal amount of $720,000.00 with an original issue discount of $120,000.00, convertible into shares of common stock of the Company. The note bears interest of 12% and is due six months from the date of issuance. The note is convertible from the date of issuance at a fixed conversion rate of $0.36. The conversion rate shall change to $0.10 upon the event of default. The conversion feature at issuance meets the definition of conventional convertible debt and, therefore, qualifies for the scope exception in ASC 815-10-15-74(a) and would not be bifurcated and accounted for separately as a derivative liability. The Company analyzed the conversion feature under ASC 470-20, “Debt with conversion and other options,” and, based on the market price of the common stock of the Company on the date of funding as compared to the conversion price, determined there was an approximately $164,000.00 beneficial conversion feature to recognize, which will be amortized over the term of the note using the effective interest method. For the year ending March 31, 2021, the amortization of the beneficial conversion feature was $27,273.00, and the original issuance discount was $20,000.00.

On January 10 and 8, 2021, the Company entered into additional securities purchase agreements with the Purchaser for 1,050 shares of Series D preferred stock at an aggregate purchase price of $1,050,000.00. With a stated value of $1,250,000.00 for the purchased Series D preferred stock, there is a discount of $250,000.00 to be accreted over the period until the redemption of the Series D preferred stock.

During the nine months ending December 31, 2020, the Company converted 3,554 Series B Preferred Shares plus 141 Series B Preferred Share dividends-in-kind into 97,761,030 shares of the Company’s common stock.

During the nine months ending December 31, 2020, the Company issued 39,735,627 shares of the Company’s common stock upon conversion of approximately $564,000.00 of their outstanding convertible debt and accrued interest.

On December 25, 2020, the Company renewed the August 24, 2020, agreement for an additional six months. As consideration for the agreement, the Company issued 1,500,000 shares of common stock to the consultant.

On December 18, 2020, the Company entered into securities purchase agreements with GHS Investments LLC, Platinum Point Capital LLC, and BHP Capital NY (collectively, the “Purchaser”) whereby at the closing each Purchaser agreed to purchase from the Company up to 5,000 shares of the Company’s Series D preferred stock, par value $0.0001 per share, at a purchase price of $1,000.00 per share of Series D preferred stock. The aggregate purchase price per Purchaser for the Series D preferred stock is $5,000,000.00. With a stated value of $6,000,000.00 for the purchased Series D preferred stock, there is a discount of $1,000,000.00 to be accreted over the period until the redemption of the Series D preferred stock. In connection with the sale of the Series D preferred stock, the Purchaser was granted 6,000,000 shares of the Company’s common stock, par value $0.0001, which have a fair value of $1,616,250.00 based on the market price of the common shares of $0.27 on the date of the Series D preferred stock purchase.

78

During the six months ending September 30, 2020, the Company received $2,500,000.00 for the issuance of 2,500 Series B preferred stock, issued 37,926,239 shares of its common stock to a note holder in conversion of $226,437.00 of principal owed under the note, and issued 92,090,979 shares of its common stock to upon conversion of 3,054 Series B preferred stock plus 115 Series B preferred stock dividends-in-kind.

On August 24, 2020, the Company issued 1,500,000 shares of common stock to a consultant per an agreement entered into on June 25, 2020. The agreement has a six-month term. Therefore, the fair value of $67,500.00 based on the market value of $0.045 on the grant date will be recognized over the term of the agreement, with $32,500.00 expensed during the three months ending September 30, 2020.

During the three months ending June 30, 2020, the Company received $1,250,000.00 for the issuance of 1,250 Series B preferred stock, issued 37,926,239 shares of its common stock to a note holder in conversion of $226,437.00 of principal owed under the note, and issued 33,569,730 shares of its common stock to upon conversion of 800 Series B preferred stock.

On June 12, 2020, the Company issued 1,250,000 shares of common stock to a consultant with a fair value of $61,250.00 based on the market price of $0.049 on the date issued and which was recognized as professional services in the three months ending June 30, 2020.

As of March 31, 2020 and 2019, the Company had 200,000,000 preferred stock authorized with a par value of $0.0001. Of this amount, 5,000,000 shares Series A preferred stock are authorized and outstanding, and 5,000 shares Series B preferred stock are authorized and 2,250 outstanding, respectively.

During the year ending March 31, 2020, the Company put to GHS for the issuance of 14,744,646 shares of common stock for a total of $1,774,000.00 at prices ranging from $0.15 to $0.09. During the year ending March 31, 2019, the Company put to GHS for the issuance of 22,131,893 shares of common stock for a total of $464,516.00 at prices ranging from $0.14 to $0.0046.

On March 11, 2020, the holder converted the remaining $103,775.00 of principal and $2,681.00 of accrued interest into 10,645,636 of shares of the common stock of the Company.

On January 6, 2020, the holder converted the entire principal balance of $135,910.00 plus accrued interest of $13,893.00 into 14,980,353 shares of the common stock of the Company.

During the third fiscal quarter of 2019, in connection with the April 17, 2018, convertible note, the holder converted $35,000.00 of principal into 13,246,753 common shares of the Company at a conversion price of $0.003.

During the third fiscal quarter of 2019, the holder fully converted the April 10, 2018, convertible note into 18,832,713 common shares of the Company at a conversion price of $0.003.

During the third fiscal quarter of 2019, in connection with the March 20, 2018, convertible note, the holder converted $91,592.00 of principal into 16,870,962 common shares of the Company at a conversion price of $0.01.

During the third fiscal quarter of 2019, in connection with the January 29, 2018, convertible debentures, the holder fully converted the second debenture into 12,551,676 common shares of the Company at a conversion price of $0.003.

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During the third fiscal quarter of 2019, in connection with the December 20, 2017, convertible note, the holder converted $86,000.00 in principal and approximately $6,000.00 of accrued interest into 27,288,948 common shares of the Company at a conversion price of $0.003.

During the third fiscal quarter of 2019, in connection with the September 11, 2017, convertible note, the remaining outstanding principal and $1,475.00 of accrued interest was converted into 27,186,186 common shares of the Company at a conversion price ranging from $0.002 to $0.003.

During the three months ending December 31, 2019, the Company issued 24,000,000 shares of its common stock to a note holder in conversion of $203,322.00 of principal owed under the note.

During the nine months ending December 31, 2019, the Company received $1,500,000.00 for the issuance of 1,500 Series B preferred stock.

During the nine months ending December 31, 2019, the Company put to GHS for the issuance of 14,744,646 shares of common stock for a total of $1,774,000.00.

During the three months ending December 31, 2019, on two occasions the holder converted $101,661.00 of principal into 12,000,000 shares of common stock of the Company.

On November 12, 2019, in connection with the March 20, 2018, convertible note, the holder converted the remaining principal and accrued interest balance into 179,984 shares of common stock of the Company.

During the second quarter of 2019, in connection with the September 28, 2017, convertible note, the holder converted the remaining principal plus accrued interest into 4,517,493 common shares of the Company at a conversion price of $0.01.

During the second fiscal quarter of 2019, in connection with the September 11, 2017, convertible note, the holder converted $20,654.00 of principal and $3,700.00 of accrued interest into 5,436,049 common shares of the Company at a conversion price of $0.01.

During the second fiscal quarter of 2019, in connection with the March 9, 2018, convertible note, the holder converted $29,464.00 of principal into 4,500,000 common shares of the Company at a conversion price of $0.01.

During the second fiscal quarter of 2019, in connection with the January 29, 2018, convertible debentures, the holder fully converted the first debenture into 7,137,222 common shares of the Company at a conversion price of $0.01.

On September 17, 2019, the Company entered into a Securities Purchase Agreement (“SPA”) with GHS Investments LLC, a Nevada limited liability company, for the purchase of up to 5,000 shares of Series B preferred stock at a stated value of $1,200.00 per share, or for a total net proceeds of $5,000,000.00 in the event the entire 5,000 shares of Series B preferred stock are purchased. During the year ending March 31, 2020, the Company issued 2,250 Series B Preferred Shares in various tranches of the SPA, totaling $2,250,000.00.

On September 5, 2019, the Board authorized the issuance of 5,000 preferred shares to be designated as Series B preferred stock. The Series B preferred stock have a par value of $0.0001, a stated value of $1,200.00, and no voting rights. The Series B preferred stock are redeemable at the Company’s option at percentages ranging from 120% to 135% for the first 180 days based on the passage of time. The Series B are also redeemable at the holder’s option upon the occurrence of a triggering event which includes a change of control, bankruptcy, and the inability to deliver Series B preferred stock requested under conversion notices. The triggering redemption amount is at the greater of (a) 135% of the stated value or (b) the product of the volume-weighted average price on the day proceeding the triggering event multiplied by the stated value divided by the conversion price. As the Series B preferred stock is contingently redeemable at the holder’s option, the shares are classified as mezzanine equity. The Series B preferred stock is convertible at the discounted market price which is defined as the lowest VWAP over last 20 days. The conversion price is adjustable based on several situations, including future dilutive issuances. As the Series B preferred stock does not have a redemption date and is perpetual preferred stock, it is considered an equity host instrument and as such the conversion feature is not required to be bifurcated as it is clearly and closely related to the equity host instrument.

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On August 23, 2019, the Company entered into a new Equity Financing Agreement (“Equity Financing Agreement”) and Registration Rights Agreement (“Registration Rights Agreement”) with GHS. Under the terms of the Equity Financing Agreement, GHS agreed to provide the Company with up to $11,000,000.00 upon the effectiveness of a registration statement on Form S-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission. Following effectiveness of the Registration Statement, the Company shall have the discretion to deliver puts to GHS and GHS will be obligated to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), based on the investment amount specified in each put notice. The maximum amount that the Company shall be entitled to put to GHS in each put notice shall not exceed 200% of the average daily trading dollar volume of the Company’s Common Stock during the 10 trading days preceding the put, so long as such amount does not exceed $500,000.00. Pursuant to the Equity Financing Agreement, GHS and its affiliates will not be permitted to purchase, and the Company may not put shares of the Company’s Common Stock to GHS that would result in GHS’s beneficial ownership equaling, more than 4.99% of the Company’s outstanding Common Stock. The price of each put share shall be equal to 80% of the Market Price (as defined in the Equity Financing Agreement). Puts may be delivered by the Company to GHS until the earlier of thirty-six months after the effectiveness of the Registration Statement or the date on which GHS has purchased an aggregate of $11,000,000.00 worth of Common Stock under the terms of the Equity Financing Agreement.

On August 6, 2019, the Company exercised its option to redeem the February 4, 2019, debenture for a redemption price of approximately $132,000.00. The principal of $85,500.00 and interest of approximately $5,000.00 was derecognized, with the additional $27,000.00 paid upon redemption recognized as a financing cost and $15,000.00 for legal fees. As a result of the redemption, the unamortized discount, after amortization expense in fiscal year 2020 of $28,500.00 related to the redeemed balance of $38,000.00, was immediately expensed, resulting in a total of $65,500.00. The amortization expense recognized during the year ending March 31, 2019, amounted to approximately $19,000.00.

During the first fiscal quarter of 2019, in connection with the November 14, 2017, convertible notes, the holder fully converted the first debenture into 4,834,790 common shares of the Company at a conversion price of $0.01.

During the first fiscal quarter of 2019, in connection with the September 28, 2017, convertible note, the holder converted approximately $43,000.00 of principal plus accrued interest into 3,800,000 common shares of the Company at a conversion price of $0.01.

During the first fiscal quarter of 2019, in connection with the September 11, 2017, convertible note, the holder converted $85,000.00 of principal into 9,200,600 common shares of the Company, with conversion prices ranging from $0.01 to $0.02.

On June 27, 2019, the holder converted $18,410.00 of principal and $15.59 of interest into 3,000,000 shares of common stock of the Company. On three occasions during the three months ending September 30, 2019, the holder converted $137,000.00 of principal and $3,000.00 of interest into 14,000,000 shares of common stock of the Company. The note was fully converted on two occasions during October 2019 into 8,420,477 shares of common stock of the Company.

On April 17, 2019, the Company entered into a 10% convertible promissory note for $110,000.00 with an OID of $10,000.00 for a purchase price of $100,000.00, which matures on January 23, 2020. The maturity date has been waived as of the date of this filing. During the first 180 days that the convertible redeemable note is in effect, the Company may redeem the note at a prepayment percentage of 120% to 130% of the outstanding principal and accrued interest based on the redemption date’s passage of time ranging from 60 days to 180 days from the date of issuance of the debenture. Per the agreement, the Company is required at all times to have authorized and reserved three times the number of shares that is actually issuable upon full conversion of the note. In the event of default, as set forth in the agreement, the outstanding principal balance increases to 150%. In addition to standard events of default, an event of default occurs if the common stock of the Company shall lose the “bid” price for its common stock on trading markets, including the OTCBB, OTCQB, or an equivalent replacement exchange. If the Company enters into a 3(a)(9) or 3(a)(10) issuance of shares, there are liquidation damages of 25% of principal not to be below $15,000.00. The Company must also obtain the noteholder’s written consent before issuing any new debt. The note is convertible at a fixed conversion price of $0.124. If an event of default occurs, the fixed conversion price is extinguished and replaced by a variable conversion rate that is 70% of the lowest trading prices during the 20 days prior to conversion. The fixed conversion price shall reset upon any future dilutive issuance of shares, options, or convertible securities.

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During the fourth fiscal quarter of 2019, in three separate conversions in connection with the August 24, 2018, 10% convertible note, the holder converted $57,164.00 of principal into 9,291,354 shares of common stock of the Company at a conversion price of $0.01.

During the fourth quarter of 2019, in connection with the March 21, 2018, the holder converted the remaining principal balance of $43,488.00 and $1,127.00 of accrued interest into 4,921,835 shares of common stock of the Company at conversion prices ranging from $0.01 to $0.03.

During the fourth quarter of 2019, in connection with the March 20, 2018, debenture, the holder converted $46,759.00 of principal and $7,142.00 of accrued interest into 5,670,707 shares of common stock of the Company at conversion prices ranging from $0.004 to $0.03.

On March 25, 2019, the Company put to GHS for the issuance of 2,131,894 shares of common stock at $0.141 for a total of $300,000.00.

On March 1, 2019, in connection with the March 20, 2018, convertible note, the holder converted $28,579.00 of principal and $2,021.00 of accrued interest into 1,000,000 shares of common stock of the Company.

On March 1, 2019, the Company entered into an 10% convertible promissory note for $168,000.00 with an OID of $18,000.00 for a purchase price of $150,000.00, which matures on November 1, 2019. During the first 180 days the convertible redeemable note is in effect, the Company may redeem the note at a prepayment percentage of 100% to 130% of the outstanding principal and accrued interest based on the redemption date’s passage of time ranging from 60 days to 180 days from the date of issuance of the debenture. Per the agreement, the Company is required at all times to have authorized and reserved three times the number of shares that is actually issuable upon full conversion of the note. In the event of default, as set forth in the agreement, the outstanding principal balance increases to 150%. In addition to standard events of default, an event of default occurs if the common stock of the Company shall lose the “bid” price for its common stock on trading markets, including the OTCBB, OTCQB, or an equivalent replacement exchange. If the Company enters into a 3(a)(9) or 3(a)(10) issuance of shares, there are liquidation damages of 25% of principal not to be below $15,000.00. The Company must also obtain the noteholder’s written consent before issuing any new debt. The note is convertible at a fixed conversion price of $0.25. If an event of default occurs, the fixed conversion price is extinguished and replaced by a variable conversion rate that is 70% of the lowest trading prices during the 20 days prior to conversion. The fixed conversion price shall reset upon any future dilutive issuance of shares, options, or convertible securities.

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Item 16. Exhibits and Financial Statements.

We have filed the exhibits listed on the accompanying Exhibit Index of this registration statement and below in this Item 16:

EXHIBIT INDEX

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	Date	Exhibit No.
3.1(a)	Articles of Incorporation	S-1	06/11/2009	3.1
3.1(b)	Amendment to Articles of Incorporation	10-Q/A	05/19/2014	3.3
3.1(c)	Amendment to Articles of Incorporation	8-K	03/03/2015	3.1
3.2	Bylaws	S-1	06/11/2009	3.2
3.3	Certificate of Designation of Series A Preferred Stock	8-K	08/22/2018	3.1
3.4	Certificate of Designation of Series B Preferred Stock	10-Q	11/14/2019	3.1
3.5	Certificate of Designation of Series D Preferred Stock	8-K	12/22/2020	3.1
3.6	Certificate of Designation of Series E Preferred Stock	8-K	04/15/2021	3.1
4.1	Specimen Common Stock Certificate	S-1	06/11/2009	4.1
4.2	Form of Warrant dated November 22, 2021, by and between the Company and the Purchaser	8-K	11/24/2021	4.1
4.3	Form of April 2021 Warrant Issued to GHS	8-K	04/15/2021	4.1
5.1	Opinion of Lucosky Brookman LLP∆
10.1	Form of Securities Purchase Agreement dated November 22, 2021, by and between the Company and the Purchaser	8-K	11/24/2021	10.1
10.2	Form of Registration Rights Agreement dated November 22, 2021, by and between the Company and the Purchaser	8-K	11/24/2021	10.2
10.3	Form of Waiver	8-K	11/24/2021	10.3
10.4	Employment Agreement dated April 1, 2015, with Gerald Easterling *	8-K	05/07/2015	10.3
21.1	Subsidiaries of the Registrant	10-K	06/26/2020	21.1
23.1	Consent of Turner, Stone & Company, LLP ∆	-	-	-
23.2	Consent of Lucosky Brookman LLP (included in Exhibit 5.1 hereto) ∆	-	-	-
107	Filing Fee Table∆	-	-	-

*	Management contract or compensatory plan or arrangement.
∆	Filed or furnished herewith.

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Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes:

(1)

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)

That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on February 25, 2022.

NATURALSHRIMP INCORPORATED

By:	/s/Gerald Easterling
Gerald Easterling
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald Easterling
Gerald Easterling	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	February 25, 2022

/s/ William Delgado
William Delgado	Chief Financial Officer, Treasurer, and Director (Principal Finance Officer and Principal Accounting Officer)	February 25, 2022

*
Thomas Untermeyer	Director	February 25, 2022

* By:	/s/ William Delgado.
William Delgado, Attorney-In-Fact

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